UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HEELYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$13,900,000

(5)	Total fee paid:

$1,896

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL; SUBJECT TO COMPLETION

November [___], 2012

Dear Stockholder:

You are invited to attend a special meeting (the “Meeting”) of the holders (“Stockholders”) of shares of common stock (“Common Stock”) of Heelys, Inc. (the “Company”) to be held at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 on [____________ ___], 2012 at 10:00 a.m. Central Time.

As described in more detail in the enclosed proxy statement (the “Proxy Statement”), on October 22, 2012, we entered into an Asset Purchase Agreement with The Evergreen Group Ventures, LLC and one of its subsidiaries (the “Asset Purchase Agreement”), pursuant to which we agreed, subject to the approval of our Stockholders, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries (excluding the Company’s cash and marketable securities) (the “Sale”).

At the Meeting, you will be asked to consider and vote upon a proposal to approve the Sale.  As part of the Sale, we also are selling the name “Heelys” and we will need to change our name.  Accordingly, we also are asking you to vote to amend our Certificate of Incorporation to change our name to “HLYS Liquidation Company, Inc.,” contingent upon the closing of the Sale.

Our board of directors (the “Board”) also has determined that it is in the best interests of our Stockholders, upon completion of the Sale, for the Company to be liquidated and dissolved pursuant to a Plan of Liquidation and Dissolution (the “Plan of Dissolution”), subject to the approval of the Plan of Dissolution by our Stockholders.  Like the Sale, the Plan of Dissolution must be approved by at least a majority of the issued and outstanding shares of Common Stock.

The Sale is not conditioned upon the Stockholders approving the Plan of Dissolution.  The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Sale.  Stockholders do not have dissenters’ rights of appraisal in connection with the Sale or the Plan of Dissolution.

If the Stockholders approve the Sale and the Plan of Dissolution, immediately upon consummation of the Sale, the Plan of Dissolution will take effect and the liquidation and dissolution of the Company will commence. The Company plans to distribute, in an initial distribution (with potential subsequent installment distributions thereafter), cash from the Sale and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities, within 30 days after the filing of a Certificate of Dissolution with the Delaware Secretery of State.  The amount and timing of the distributions to Stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution and the Asset Purchase Agreement.  On the bases described in the Proxy Statement, the Board anticipates that the amount of the initial distribution to Stockholders will be approximately $2.00 per share of Common Stock.

As a result of the consummation of the Sale, the Company will cease to be engaged in an ongoing business and will not be eligible to remain listed on the The Nasdaq Capital Market.  The Company intends to (a) file a Certificate of Dissolution with the Delaware Secretary of State and (b) delist from the The Nasdaq Capital Market as soon as practicable following the closing of the Sale.  In addition, the Company plans to deregister its shares of Common Stock under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Securities Exchange Act of 1934, as amended.

The Sale pursuant to the Asset Purchase Agreement is the result of a broad review of strategic alternatives by the Board.  The Board retained Roth Capital Partners, LLC (“Roth”) to, among other things, provide an opinion (the “Fairness Opinion”) regarding the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Sale.  Roth has provided the Board with its opinion that as of October 20, 2012 the consideration to be received by the Company pursuant to the Sale is fair to the Company from a financial point of view.

The Board has reviewed the Asset Purchase Agreement and the Fairness Opinion, as well as other relevant materials, carefully and has unanimously concluded that the Sale, pursuant to the Asset Purchase Agreement, in its opinion, is advisable and fair to and in the best interests of the Company and the Stockholders, and should be presented to the Stockholders for approval.  The Board additionally has concluded that it is in the best interests of the Company to effect the change of the Company's name and to liquidate and dissolve the Company pursuant to the Plan of Dissolution, subject to the consummation of the Sale.  The Board unanimously recommends that Stockholders vote in favor of the Sale and the Plan of Dissolution.

The Proxy Statement sets forth information about the background to and details of the Sale, the terms of the Plan of Dissolution and the Meeting.  The Proxy Statement additionally requests Stockholder approval of, and contains information with respect to: (a) a non-binding advisory vote on certain executive compensation payable as a result of the Sale, as required by applicable laws; and (b) the grant of authority of the Board to adjourn the Meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name and/or the Plan of Dissolution.  The Board unanimously recommends that the Stockholders vote in favor of these additional proposals.

Please carefully consider the information set forth in the Proxy Statement and related materials and consult your financial, income tax or other professional advisor as appropriate.

On behalf of the Board, I hope that you will attend the Meeting and vote in favor of the proposals.

Sincerely,

Gary L. Martin
Chairman of the Board of Heelys, Inc.

3200 Belmeade Drive, Ste. 100
Carrollton, Texas 75006
www.heelys.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
REGARDING THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS
AND THE LIQUIDATION AND DISSOLUTION OF
HEELYS, INC.

TO BE HELD [______________ ___], 2012

To the Stockholders of Heelys, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Heelys, Inc. (the “Company”) will be held on [_______, ______________ ____], 2012 at 10:00 a.m. Central Time at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 (the “Meeting”), for the following purposes:

1.           To consider and vote on a proposal to approve the sale of substantially all of the assets of the Company and its subsidiaries (the “Sale”) pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement attached as Annex A to the accompanying proxy statement (the “Asset Purchase Agreement”);

2.           To consider and vote on a proposal to approve an amendment to the Company’s Certificate of Incorporation to change its corporate name to “HLYS Liquidation Company, Inc.,” contingent on and effective upon the consummation of the Sale;

3.           To consider and vote on a proposal to approve the Plan of Liquidation and Dissolution in the form attached as Annex B to the accompanying proxy statement pursuant to which the Company will be liquidated, wound up and dissolved (the “Plan of Dissolution”);

4.           To conduct a non-binding advisory vote approving certain executive compensation payable under a change of control as a result of the Sale, as discussed in the accompanying proxy statement;

5.           To grant authority to the Board of Directors of the Company (the “Board”) to adjourn the Meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name and/or the Plan of Dissolution; and

6.           To take action on any other business that may properly come before the Meeting and any adjournment or postponement thereof.

Only stockholders of the Company who owned the Company’s common stock at the close of business on [____________], 2012 can vote at the Meeting or any adjournment or postponement of the Meeting.

All stockholders of the Company are cordially invited to attend the Meeting in person.  To assure your representation at the Meeting, however, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose.  If you later desire to revoke your proxy for any reason, you may do so in the manner provided in the accompanying proxy statement.  Your shares of the Company’s common stock will be voted in accordance with the instructions you have given in the proxy.  You will find more instructions on how to vote in the accompanying proxy statement.

Accompanying this Notice of Special Meeting of the Company’s stockholders are (a) a proxy statement and attached annexes and (b) a form of proxy (or a voting instruction form if you hold shares of common stock through a broker or other intermediary).

The enclosed materials require the Company’s stockholders to make important decisions with respect to the Company.  Please read carefully the accompanying proxy statement and its annexes, as these documents contain detailed information relating to, among other things, the sale of substantially all of the assets and liquidation and dissolution of the Company.  If you are in doubt as to how to make these decisions, please consult your financial, legal or other professional advisors.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED ANY OF THE MATTERS TO BE ACTED UPON AT THE SPECIAL MEETING, PASSED UPON THE MERITS OR FAIRNESS OF SUCH MATTERS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By order of the Board of Directors,

Barbara A. Nagy Corporate Secretary

Carrollton, Texas November [____], 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on [___________ ____], 2012:

This Notice of Special Meeting of the Company’s stockholders and the proxy statement and related materials are available on the Company’s website, available at http://investors.heelys.com

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies from the holders of shares of the issued and outstanding common stock (“Common Stock”) of Heelys, Inc. (the “Company”) to be voted at a Special Meeting of Stockholders to be held on [____________ ____], 2012, at 10:00 a.m. Central Time, at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 (the “Meeting”).

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”).  These proxy materials have been prepared for the Board by the Company’s management.  This Proxy Statement and the proxy card are first being mailed to the holders of Common Stock entitled to vote at the Meeting (“Stockholders”) on or about November [____], 2012.

The mailing address of the Company’s principal executive office is 3200 Belmeade Drive, Ste. 100, Carrollton, Texas 75006.

Capitalized terms used but not defined in this Proxy Statement have the meanings set forth in the “Glossary of Terms” section beginning on page 7 below.

The terms “we,” ”our,” “us” or “Heelys” refer to the Company and its subsidiaries.

SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere in this Proxy Statement or in its annexes.  This information is not, and is not intended to be, complete.  This is a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and the annexes hereto.  Stockholders are urged to review carefully the entirety of this Proxy Statement and all annexes hereto.  Certain capitalized terms used in this Proxy Statement have the meanings set forth in the “Glossary of Terms” section beginning on page 7 below.

Meeting

The Meeting will be held on [__________, _____________ ____], 2012 at 10:00 a.m. Central Time at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 for the purposes of approving:

•
The sale of substantially all of the assets of the Company and its subsidiaries pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement (the “Asset Purchase Agreement”) attached as Annex A to this Proxy Statement (the “Sale” and such proposal being the “Sale Proposal”);

•
An amendment to the Company’s Certificate of Incorporation to change its corporate name to “HLYS Liquidation Company, Inc.,”contingent on and effective upon the consummation of the Sale (the “Name Change” and such proposal being the “Name Change Proposal”);

•
The Plan of Liquidation and Dissolution in the form attached as Annex B to this Proxy Statement (the “Plan of Dissolution”), pursuant to which the Company will be liquidated, wound up and dissolved (the “Winding Up”), contingent upon the consummation of the Sale (the “Plan of Dissolution Proposal”);

•	A non-binding, advisory proposal regarding certain executive compensation payable as a result of the Sale (the “Advisory Vote on Change of Control Compensation”);

•
The grant of  authority to the Board to adjourn the Meeting, even if a quorum is present, in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the name Change and/or the Plan of Dissolution (the “Adjournment Proposal”); and

•	Any other business that may properly come before the Meeting and any adjournment or postponement thereof.

The Record Date and Quorum

The record date for determining the Stockholders entitled to receive notice of and to vote at the Meeting is the close of business on [______________ ___], 2012 (the “Record Date”).

A Stockholder is entitled to receive notice of, and to vote at, the Meeting if such Stockholder owned shares of Common Stock at the close of business on the Record Date.  A Stockholder of record will have one vote for each share of Common Stock held at the close of business on the Record Date.  At the close of business on the Record Date, there were [_____________] shares of Common Stock outstanding and entitled to vote at the Meeting.

A quorum is necessary to hold the Meeting and conduct business.  The presence, either in person or represented by proxy, of Stockholders who can direct the vote of at least a majority of the outstanding shares of Common Stock as of the Record Date is considered a quorum.  A Stockholder is counted present at the meeting if (a) the Stockholder is present and votes in person at the meeting or (b) the Stockholder has properly submitted a proxy.

Shares of Common Stock that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

In addition, even if a quorum is present, the Board may hold a vote on the Adjournment Proposal, if in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date.  See “Proposal No. 5 – Adjournment.”

The Sale

Asset Purchase Agreement

Following is a summary of the principal terms of the Asset Purchase Agreement:

•	Pursuant to the Asset Purchase Agreement, the Seller Parties will sell to the Buyer Parties substantially all of the operating assets of the Seller Parties.

•
The total consideration for the purchase and sale of the assets of the Seller Parties is $13.9 million in cash, plus the assumption of certain specified liabilities, all subject to an adjustment based upon the Working Capital of the Seller Parties as of the Closing Date.  If the Working Capital is less than the Working Capital Target ($11,450,000), the Purchase Price will be decreased dollar for dollar.  If the Working Capital is more than $11,600,000, the Purchase Price will be increased dollar for dollar.  These adjustments to the Purchase Price and the mechanism for such adjustments are more specifically described in the Asset Purchase Agreement and elsewhere in this Proxy Statement.  See “Proposal No. 1 – Sale – Summary of Proxy Statement – Purchase Price.”

•
The Asset Purchase Agreement contains a number of representations and warranties of the Seller Parties to the Buyer Parties relating to, among other things:  organization of the Seller Parties; authority of the Seller Parties; conflicts and consents; periodic reporting with the Commission and financial statements; the absence of undisclosed liabilities; the absence of certain changes and certain events; material contracts; title to the purchased assets; condition and sufficiency of assets; real property; intellectual property; inventory; accounts receivable; customers and suppliers; insurance; legal proceedings and Governmental Orders; compliance with laws and permits; environmental matters; employee benefit matters; employment matters; taxes; product liability claims; transactions with affiliates; brokers; vote required for the Sale; state anti-takeover statutes; solvency; and voting agreements.

•
The Asset Purchase Agreement contains a number of representations and warranties of the Buyer Parties to the Seller Parties relating to, among other things: organization of the Buyer Parties; authority of the Buyer Parties; conflicts and consents; brokers; legal proceedings; financing; disclaimers of representations and warranties; and independent investigation.

•	The conditions precedent to the obligations of the Buyer Parties to complete the Sale (each of which may be waived by Buyer at or before Closing), include the following:

o
the representations and warranties of the Seller Parties in the Asset Purchase Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant to the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

o
the Seller Parties’ performance in all material respects of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement and the other Transaction Documents, as applicable, on or before the Closing Date;

o	the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale, or causing the Sale to be rescinded following its completion;

o
the Seller Parties receiving all approvals, consents, and waivers that are necessary to consummate the Sale, unless the failure to receive the foregoing (except the approval of the Sale by the Stockholders) would not result in a Material Adverse Effect or materially adversely affect the Seller Parties’ ability to perform their respective obligations under the Asset Purchase Agreement;

o	the absence of a Material Adverse Effect;

o	the delivery of the signatures, certificates, instruments, and other deliverables by the Seller Parties and the Company that are contemplated by the Asset Purchase Agreement; and

o	the absence of Encumbrances relating to the purchased assets, other than certain specified Permitted Encumbrances.

•
The Asset Purchase Agreement contains numerous covenants of the Seller Parties and the Buyer Parties during the period up to and including the Closing Date. The covenants that are specific to the Seller Parties generally relate to, among other things: the conduct of the Seller Parties’ business operations before the Closing; providing the Buyer Parties with access to, and deliveries of, certain information; holding a meeting of the Stockholders and soliciting proxies to the Stockholders to obtain the approval of the Sale by the Stockholders; notifications to Buyer of certain events; certain employee matters; keeping certain information concerning the Seller Parties’ business and other matters confidential; non-solicitation of persons who are offered employment by the Buyer Parties; and the Seller Parties’ termination of certain intercompany contracts relating to licensing of intellectual property and distribution.  In addition, the Company must maintain for a period of time available funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million.  The Asset Purchase Agreement contains additional covenants of the Seller Parties and the Buyer Parties relating to, among other things: making notices to, and obtaining consents, authorizations, orders, and approvals from, Governmental Authorities in connection with the Sale; using commercial reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the parties; making public announcements of the Asset Purchase Agreement and the Sale; payment of Taxes and fees incurred in connection with the Asset Purchase Agreement and the other Transaction Documents; access to retained books and records; the execution and delivery of certain documents and the taking of certain actions to effect the Sale; and remitting certain accounts receivable to the other parties from and after the Closing.

•
For the 30-day period commencing October 22, 2012, the Seller Parties are permitted to initiate, solicit and encourage inquiries, proposals or offers that could constitute an alternative transaction proposal (or engage in other efforts or attempts that could lead to an alternative transaction proposal).  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Go-Shop; No-Shop” below.

•
After expiration of such 30-day period (the “No-Shop Start Date”) and until the closing of the Sale, the Seller Parties must cease all such solicitation activities and not engage in similar activities set forth in the Asset Purchase Agreement.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Go-Shop; No-Shop” below.

•
During the period commencing on the No-Shop Start Date and ending on the date of receipt of approval by the Stockholders of the Sale, the Seller Parties may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain alternative transaction proposals that are Superior Proposals.  The Company must give the Buyer the opportunity to revise its proposal so that any other alternative transaction proposals no longer are Superior Proposals.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Go-Shop; No-Shop” below.

•
The Asset Purchase Agreement may be terminated at any time before the Closing upon the mutual consent of Buyer and the Company.  In addition, the Asset Purchase Agreement may be terminated by Buyer upon the occurrence of certain events, including, without limitation, the following:

o
there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions, if Buyer is not in material breach of any provision of the Asset Purchase Agreement;

o
Buyer’s closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012 ( the “Drop-Dead Date”), unless Buyer is responsible for such failure to comply with such conditions;

o	Stockholder approval of the Sale is not obtained;

o
the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or if the Company fails to hold a Stockholder meeting to approve the Sale within ten business days before the Drop-Dead Date; or

o
there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

•	The Company, acting as the Seller Parties’ Representative, may terminate the Asset Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

o
there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Seller Parties’ closing conditions, if the Seller Parties are not in material breach of any provision of the Asset Purchase Agreement;

o
the Seller Parties’ closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless the Seller Parties are responsible for such failure to comply with such conditions;

o
Stockholder approval of the Sale is not obtained; provided, that the Seller Parties may not terminate the Asset Purchase Agreement for failure to obtain the Stockholder approval if any of the Seller Parties has breached in any material respect its obligations under the Asset Purchase Agreement in any manner that proximately contributed to the failure to obtain the Stockholder approval;

o
before receipt of the Stockholder approval of the Sale, the Seller Parties enter into a definitive agreement relating to an alternative transaction proposal with a third-party that constitutes a Superior Proposal, subject to payment of the applicable termination fee due to Buyer; or

o
there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

•
If (a) Buyer terminates the Asset Purchase Agreement because (i) there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions, and Buyer is not in material breach of any provision of the Asset Purchase Agreement, or (ii) the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or because the Company fails to hold the Meeting within ten business days before December 31, 2012, (b) the Seller Parties terminate the Asset Purchase Agreement to enter into a transaction that constitutes a Superior Proposal, (c) the Seller Parties do not consummate the Sale by December 31, 2012 and such failure constitutes a breach of the Asset Purchase Agreement or (d) Buyer or the Seller Parties terminate the Asset Purchase Agreement because of a failure to obtain the Stockholder approval of the Sale, and in the case of clauses (a), (c), and (d), at any time during the six-month period following such termination of the Asset Purchase Agreement, one or more of the Seller Parties accepts any alternative transaction proposal or enters into a definitive agreement with respect to an alternative transaction proposal, then the Seller Parties must pay to Buyer (x) in the case of a termination described in clauses (a), (b), or (c) above, no later than five business days after receipt of written demand, a termination fee equal to 4.25% of the aggregate consideration payable pursuant to the alternative transaction proposal, or (y) in the case of a termination described in clause (d), no later than five business days after the receipt of any consideration pursuant to the alternative transaction, a termination fee equal to 4.25% of any such consideration received in such alternative transaction.  The calculation of either such termination fee excludes any consideration to the extent attributable to cash, cash equivalents or marketable securities being sold to the third-party.

•
Subject to certain exceptions, the representations, warranties and covenants in the Asset Purchase Agreement do not survive the Closing Date.  The covenants in the Asset Purchase Agreement that survive the Closing Date relate to, among others, the following matters: the provisions governing the adjustments to the Purchase Price; allocation of the Purchase Price and ad valorem taxes; third party consents; covenants relating to employees and employee benefits; confidentiality; non-solicitation of certain employees; breaches of certain covenants; governmental approvals and consents; receivables; transfer taxes; access to retained books and records; and cash retention.

•
Absent fraud or intentional misrepresentation with intent to defraud, the Buyer Parties have no right of recovery against any of the Seller Parties resulting from any breach of any representation, warranty, or covenant (other than the specified surviving obligations) contained in Asset Purchase Agreement.

Voting Agreements

Capital Southwest Venture Corporation, which currently owns 9,317,310 shares of Common Stock, or approximately 33.79% of the issued and outstanding Common Stock, and Patrick F. Hamner, one of the Company’s directors who currently owns 363,150 shares of Common Stock, or approximately 1.3% of the issued and outstanding Common Stock (and who currently holds options to purchase an additional 790,000 shares of Common Stock, or approximately 2.9% of the issued and outstanding Common Stock), entered into voting agreements with Buyer on October 22, 2012, pursuant to which they agreed, among other things, to vote their shares in favor of the Sale and grant to Buyer an irrevocable proxy with respect to their respective shares covered by the voting agreements.  The Company is a party to these voting agreements for the limited purposes set forth in the voting agreements.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreements” below.

Board Approval; Fairness Opinion

The Board established a special committee, composed of directors of the Company, to evaluate the proposal from the Buyer Parties and others, and to make a recommendation to the Board, with respect to the Sale.  This special committee engaged Roth, an independent investment banking firm, to evaluate the Sale and to provide its opinion as to the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Asset Purchase Agreement.  Roth delivered an opinion to the Board, dated October 20, 2012, that, subject to the limitations set forth in its opinion, the payment of $13,900,000 in cash, which is subject to adjustment, and the assumption of certain liabilities by the Buyer Parties, is fair, from a financial point of view, to the Company.

The Board, upon recommendation from its special committee, taking into account the fairness opinion received from Roth, unanimously approved and authorized the Asset Purchase Agreement and the Sale.

See “Proposal No. 1 – Sale” below.

Name Change

If the Stockholders approve the Sale, the Company is proposing to change its name to “HLYS Liquidation Company, Inc.,” subject to approval by the Stockholders of an amendment to the Company’s Certificate of Incorporation to effect the name change.  See “Proposal No. 2 – Name Change” below.

Winding Up

If the Stockholders approve the Sale and the Plan of Dissolution, then upon the consummation of the Sale, the Plan of Dissolution will become effective.  Pursuant to the Plan of Dissolution:

•
The Company will file a Certificate of Dissolution with the Delaware Secretary of State and will commence the sale of any of its remaining assets and take the other related winding up activities set forth in the Plan of Dissolution.

•
After filing the Certificate of Dissolution with the Delaware Secretary of State, the Company will be delisted from The Nasdaq Capital Market, the Company will make liquidating distributions from time to time to the Stockholders of record at the time of filing the Certificate of Dissolution with the Delaware Secretary of State, subject to any amounts required to be paid under the Asset Purchase Agreement and certain Board determinations.

•
Such liquidating distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the DGCL, may determine.  If the Stockholders approve the Sale and the Plan of Dissolution, we anticipate making an initial distribution in the amount of $2.00 per share of Common Stock within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State.

•
The Company may establish a contingency reserve for tax obligations and other expenses.  As of the date hereof, the Company anticipates that the amount of this reserve will be approximately $6.7 million.

•	All liquidating distributions must be made before the tenth anniversary of the effective date of the Plan of Dissolution.

See “Proposal No. 3 – Plan of Dissolution – Summary of Plan of Dissolution” below.

No Dissenters’ Rights of Appraisal

Under applicable law, Stockholders do not have dissenters’ rights of appraisal in connection with the Sale or the Plan of Dissolution.

Stockholder Distributions

If the Plan of Dissolution is approved, the timing of any distributions to Stockholders upon consummation of the Sale depends upon, among other factors, the timing of the Company’s subsidiaries performing all of their obligations and requirements and subsequently making a liquidating distribution to the Company consisting of the balance of cash available to those subsidiaries after the closing of the Sale and payment of all liabilities and obligations.  See “Risk Factors” below.

If the Stockholders approve the Sale and the Plan of Dissolution, subject to the calculation of the Working Capital , any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders after the satisfaction of the Company and its subsidiaries’ liabilities and the completion of the Winding Up will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof plus the additional shares of Common Stock to be issued upon vesting of certain restricted stock units awards, as described in “Proposal No. 4 – Advisory Vote on Change in Control Compensation” below).  The Company anticipates (on the same basis) that approximately $2.00 per share of Common Stock will be distributed to Stockholders in an initial distribution after the filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

The Company currently anticipates that the initial distribution to the Stockholders will occur within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, assuming the Stockholders approve the Sale and the Plan of Dissolution, and that the Sale is consummated.

Stock Exchange Listing; Deregistration

As a result of the consummation of the Sale, the Company will cease to be engaged in an ongoing business and will not be eligible to remain listed on the The Nasdaq Capital Market.  The Company intends to (a) file a Certificate of Dissolution with the Delaware Secretary of State and (b) delist from the The Nasdaq Capital Market as soon as practicable following the closing of the Sale.  In addition, the Company plans to deregister its shares of Common Stock under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Exchange Act.

Interests of Certain Persons in Matters to be Acted Upon

Other than as set forth herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or any associate or affiliate of any of the foregoing in any matter, to be acted upon at the Meeting.

The Sale would constitute a “change in control” under certain agreements of the Company’s executive officers and restricted stock unit and stock option grants to the Company’s executive officers and directors and would therefore entitle such persons to payments.  See “Proposal No. 4 – Advisory Vote on Change of Control Compensation.”

It is anticipated that, conditioned upon the closing of the Sale, Buyer will offer employment to a majority of our employees, including certain of our officers.

Two of the Company’s directors, Gary L. Martin and Glenn M. Neblett, are employed by Capital Southwest Corporation, and Richard F. Strup is a director of Capital Southwest Corporation.  Capital Southwest Corporation is an affiliate of Capital Southwest Venture Corporation, a Stockholder.  Patrick F. Hamner, also one of our directors, previously was employed by Capital Southwest Corporation and the Company.  Capital Southwest Venture Corporation currently owns approximately 33.79% of our current issued and outstanding Common Stock.  Mr. Hamner currently owns approximately 1.3% of our current issued and outstanding Common Stock (and currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding Common Stock).

Capital Southwest Venture Corporation and Mr. Hamner each has entered into a voting agreement with Buyer agreeing, among other things, to vote its and his shares in favor of the Sale.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreements” below.

Following our dissolution, our directors and executive officers will be entitled to continuing indemnification and liability insurance.

Tax Consequences of the Sale and the Winding Up

See “Certain U.S. Federal Income Tax Considerations” and “Certain Non-U.S. Tax Considerations” below.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement and the proxy card.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to such beneficial owners.  We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners.

We currently do not intend to employ any proxy solicitation firms to assist with soliciting the return of proxies from Stockholders.  Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to any of our officers, directors or regular employees for such services.

Risk Factors

For a description of certain risk factors in respect of the business of the Company and its subsidiaries, see the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  For a description of certain risk factors in respect of the Sale, the Plan of Dissolution and the Winding Up, see “Risk Factors” below.

Annex A
Asset Purchase Agreement, dated October 22, 2012, by and among The Evergreen Group Ventures, LLC, TEG Bronco Acquisition Company, LLC, Heelys, Inc., Heeling Sports Limited, Heeling Sports EMEA SPRL, and Heeling Sports Japan, K.K. *The foregoing exhibit excludes confidential disclosure schedules that are part of the Asset Purchase Agreement.

Annex B	Plan of Liquidation and Dissolution of Heelys, Inc.

Annex C	Opinion of Roth Capital Partners, LLC

GLOSSARY OF TERMS

All capitalized terms used in this Proxy Statement but not otherwise defined in the Proxy Statement have the following meanings:

“2006 Plan” means the Heelys, Inc. 2006 Stock Incentive Plan, as amended and restated as of May 20, 2010.

“Affiliates” has the meaning set forth in the Asset Purchase Agreement.

“Buyer” means TEG Bronco Acquisition Company, LLC, a Delaware limited liability company.

“Buyer Parent” means The Evergreen Group Ventures, LLC, a Delaware limited liability company.

“Buyer Parties” means Buyer and Buyer Parent, collectively.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” has the meaning set forth in the Asset Purchase Agreement.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Company Cash” means the amount, at any given time, of the Company’s cash and marketable securities.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” has the meaning set forth in the Plan of Dissolution.

“Encumbrances” has the meaning set forth in the Asset Purchase Agreement.

“EPS” means earnings per share of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authorities” has the meaning set forth in the Asset Purchase Agreement.

“Governmental Order” has the meaning set forth in the Asset Purchase Agreement.

“Heelys EMEA” means Heeling Sports EMEA SPRL, a Belgian corporation.

“Heelys Japan” means Heeling Sports Japan, K.K., a Japanese corporation.

“Heelys Texas” means Heeling Sports Limited, a Texas limited partnership.

“IRS” means the U.S. Internal Revenue Service.

“Material Adverse Effect” has the meaning set forth in the Asset Purchase Agreement.

“Permitted Encumbrances” has the meaning set forth in the Asset Purchase Agreement.

“Purchase Price” has the meaning set forth in the Asset Purchase Agreement.

“Roth” means Roth Capital Partners, LLC, the Company’s financial advisor in connection with the Sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” means, collectively, the Company, Heelys EMEA, Heelys Japan and Heelys Texas.

“Seller Parties’ Representative” has the meaning set forth in the Asset Purchase Agreement.

“Superior Proposals” has the meaning set forth in the Asset Purchase Agreement.

“Taxes” has the meaning set forth in the Asset Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Asset Purchase Agreement.

“Working Capital” has the meaning set forth in the Asset Purchase Agreement.

“Working Capital Target” has the meaning set forth in the Asset Purchase Agreement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, including the “Summary Term Sheet” above, contains forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding the Sale, the approval of matters to be presented to the Stockholders at the Meeting, the timing of the Meeting, the liabilities of the Company, the net proceeds anticipated to be available for distribution to the Stockholders, the Plan of Dissolution, the Winding Up and the distribution of funds to Stockholders, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs.

For this purpose, any statements contained in this Proxy Statement that are not statements of historical fact may be deemed to be forward-looking statements.  When used in this Proxy Statement and in documents incorporated by reference herein, forward-looking statements include, without limitation, statements regarding our expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions.  Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties.

Risks include, but are not limited to:

•	The Sale, even if approved by the Stockholders, may not be completed;

•	The timing and amount of distributions to Stockholders cannot be predicted with certainty;

•
Any estimate of the amount available for distribution to Stockholders could be reduced if the Company’s expectations regarding operating expenses, employee retention, costs of satisfying or discharging liabilities and winding up costs are inaccurate;

•
Any estimate of the amount available for distribution to Stockholders is based on a number of assumptions, including with respect to administrative and professional expenses incurred in connection with the Sale and the Winding Up, some or all of which may be inaccurate;

•	Any delay in the closing of the Sale will decrease the funds available for distribution, because the Company will continue to be subject to ongoing operating expenses;

•	The Company may face lawsuits or other claims and it may take time and Company resources to defend or settle any such lawsuits or claims;

•	Fluctuations in the exchange rate between the U.S. dollar and the foreign currencies of the Company’s subsidiaries may affect the funds available for distribution to Stockholders;

•
Stockholders could approve the Plan of Dissolution but vote against the Sale, thereby making the Sale impossible and adding great uncertainty as to the ability to make any distribution to Stockholders;

•	Stockholders could approve the Sale but not our Name Change, which may result in our inability to close the Sale;

•	The occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Sale not being consummated;

•
The Company may receive a Superior Proposal, the Asset Purchase Agreement may be terminated in connection with the Company’s pursuit of such alternative transaction, and that alternative transaction may not be consummated;

•	The Sale process may disrupt current plans and operations and we may face difficulties in employee retention;

•	The process of voluntarily winding up a public company involves significant uncertainties that affect both the amount that can be distributed to Stockholders and the time to complete the Winding Up;

•	The Company may not receive any competing transaction proposals or Superior Proposals because of the termination fee payable to the Buyer;

•	Stockholders will not be able to buy or sell shares of Common Stock after we file our Certificate of Dissolution with the Delaware Secretary of State;

•
If the Common Stock were delisted from the The Nasdaq Capital Market but the Certificate of Dissolution is not filed, our Stockholders may find it difficult to dispose of their shares of our Common Stock;

•	If we decide to use a liquidating trust, as permitted by the Plan of Dissolution, interests of our Stockholders in such a trust may not be transferable;

•
Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from the Company, which may be three or more years after the Company’s dissolution;

•	Our directors and executive officers may have interests that are different from, or in addition to, those of Stockholders generally;

•
We will continue to incur the expenses of complying with public company reporting requirements until we deregister our shares of Common Stock under Section 12(b), and suspend our periodic reporting obligations under Section 15(d), of the Exchange Act;

•	The Board may at any time turn management of the Winding Up over to a third party, and some or all of our directors may resign from the Board at that time;

•
If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each Stockholder who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such Stockholder in the dissolution;

•
If our contingent reserves are insufficient to satisfy our liabilities, creditors could assert claims against us seeking to prevent distributions or against our Stockholders to the extent of distributions they receive;

•	Tax treatment of any liquidating distributions may vary from Stockholder to Stockholder; and

•	The other risks set forth in the discussion of risk factors herein (see “Risk Factors” below).

Stockholders are urged to consider these risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements.  The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.  The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, the Sale or the Winding Up.

CAUTIONARY STATEMENT

Unless otherwise stated, the information contained in this Proxy Statement, including the “Summary Term Sheet” above, is given as of [_____________], 2012.  No person has been authorized to give information or to make any representations in connection with matters to be considered at the Meeting other than those contained in this Proxy Statement and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the matters to be considered at the Meeting or be considered to have been authorized by the Company, or its directors or officers.

Stockholders should not construe the contents of this Proxy Statement as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection with the Meeting, the Sale, the Plan of Dissolution, the Winding Up and the other matters set forth in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING

The following are some questions that you, as a Stockholder, may have regarding the proposals contained in this Proxy Statement and brief answers to those questions.  It constitutes on a summary of certain information in this Proxy Statement and we urge you to read carefully this entire Proxy Statement (including supplemental materials, if any), and the Annexes hereto, and the documents referred to or incorporated by reference in this Proxy Statement, because the information in this section does not provide all of the information that may be important to a Stockholder with respect to the matters set forth in this Proxy Statement.

MEETING

What am I being asked to vote on?

At the Meeting, Stockholders will be asked to vote on the matters set forth in the Notice of Special Meeting of Stockholders that preceded this Proxy Statement.  The matters scheduled to be voted on are as follows:

1.	the Sale Proposal;

2.	the Name Change Proposal;

3.	the Plan of Dissolution Proposal;

4.	the Advisory Vote on Change of Control Compensation Proposal;

5.	the Adjournment Proposal; and

6.
any other business that may properly come before the meeting and any adjournment or postponement thereof (the Board currently knows of no other business to be presented for consideration at the Meeting).

If any matters other than those referred to in the accompanying Notice of Meeting and this Proxy Statement should properly come before and be considered at the Meeting, it is intended that proxies in the form the Company provides to its Stockholders will be voted thereon in accordance with the judgment of the person voting such proxies.

The Board is asking you to vote on these proposed items of business.  This Proxy Statement, including its Annexes, and the enclosed form of proxy are first being sent to Stockholders on or about [_________ ___], 2012.

How does the Board recommend that I vote?

The Board recommends a vote “FOR” proposals 1-5 set forth above.

Why is Stockholder approval being sought for the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal

Under the DGCL, approval by the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter (i.e., shares of Common Stock) is required for certain fundamental corporate transactions, including the sale of all or substantially all of the assets of a corporation, the change of a corporation’s name and the dissolution of a corporation.

Are the approvals of the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal interdependent, or can only one of them be approved?

The approval of the Sale, the Name Change and the Plan of Dissolution are independent matters.  A vote “FOR” or “AGAINST” one proposal does not count as a vote “FOR” or “AGAINST” the other proposal.  However, each of the Name Change and the Winding Up is conditioned on, and will not be implemented, unless and until the Sale is consummated.  The Winding Up will commence upon consummation of the Sale.  The Sale is not conditioned on the Stockholders approving the Name Change or the Plan of Dissolution.

The Board believes that the Sale, the Name Change and the Winding Up are integral parts of an overall plan for the Company and that approval of each matter collectively represent the best alternative for Company and its Stockholders as of this time.

Additionally, if the Stockholders approve the Sale, but not the Name Change, the Company may be unable to close the Sale, because we are required pursuant to the Asset Purchase Agreement to transfer our rights to the “Heelys” name to the Buyer.

Who is entitled to vote at the Meeting?

The Board has set [_____________ ___], 2012 as the Record Date for the Meeting.  If you were a Stockholder of record at the close of business on [_____________ ___], 2012, you are entitled to vote at the Meeting.  You have one vote for each share of Common Stock you held on the Record Date.

As of the Record Date, [_____________] shares of Common Stock were issued and outstanding.  The Company does not have any other class of capital stock outstanding.

How many shares must be present to hold the Meeting?

A quorum is necessary to hold the Meeting and conduct business.  The presence, either in person or represented by proxy, of Stockholders who can direct the vote of at least a majority of the outstanding shares of Common Stock as of the Record Date is considered a quorum.  A Stockholder will be counted present at the Meeting if:

•	the Stockholder is present and votes in person at the Meeting; or

•	the Stockholder has submitted a proxy properly.

Shares of Common Stock that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes), and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

In addition, even if a quorum is present, the Board may hold a vote on the Adjournment Proposal, if in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date.  See “Proposal No. 5 – Adjournment.”

What is the difference between a Stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the Stockholder of record with respect to those shares.

If any of your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of those shares, but those shares are held in “street name.”

How do I vote my shares of Common Stock?

If you are a Stockholder of record, you can vote your shares without having to attend the Meeting by providing a proxy.  This can be done by mailing your signed proxy card to us before the Meeting.  You may also vote in person at the Meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the voting instruction card.

What if multiple Stockholders have the same address?

If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one Proxy Statement.  This practice is known as “householding,” and is designed to reduce our printing and postage costs.  However, if any Stockholder residing at such an address wishes to receive a separate Proxy Statement, such Stockholder may submit a request to our Corporate Secretary or by calling toll free at 866-433-5464.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, this means that you hold shares of Common Stock registered in more than one account.  To ensure that all of your shares of Common Stock are voted, sign and return each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, American Stock Transfer & Trust Company, LLC, 6201 - 15th Avenue, Brooklyn, New York 11219 or by telephone at either 718-921-8124 or toll-free at 800-937-5449.

In addition to a proxy card, you may also receive a “voting instructions” card which looks very similar to a proxy card.  Voting instructions are prepared by brokers, banks or other nominees for Stockholders who hold shares of Common Stock in street name.

Can I vote my shares of Common Stock in person at the Meeting?

Yes.  If you are a Stockholder of record, you may vote your shares of Common Stock at the Meeting by completing a ballot at the Meeting.  However, even if you currently plan to attend the Meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend, or cannot attend, the Meeting.

If you hold any shares of Common Stock in street name, you may vote those shares in person at the Meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the Meeting.

What vote is required to approve the Sale Proposal, the Name Change Proposal, the Plan of Dissolution Proposal, the Advisory Vote on Change of Control Proposal, the Adjournment Proposal and any other proposals that will be made at the Meeting?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business.  Shares represented by proxies that contain one or more abstentions or broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the Meeting. Only Stockholders of record at the close of business on [_____________], the Record Date, are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements of the meeting.  As of [__________], 2012, there were [______________] shares of our Common Stock outstanding.  Each share of Common Stock is entitled to one vote per share on all matters presented to our Stockholders for approval.  The Company has no other class of voting securities outstanding.

Each of the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal require the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote.  The Adjournment Proposal will be approved if it receives an affirmative vote of a majority of shares present or represented and entitled to vote at the Meeting. The Advisory Vote on Change of Control Proposal, which is non-binding, will become effective if it receives the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on that proposal are cast in favor thereof.

Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under Nasdaq Stock Market rules, but who submit a proxy.  With respect to matters such as the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to such a matter results in a broker non-vote. With respect to the Adjournment Proposal, broker non-votes and abstentions will be counted to determine a quorum, but will not be counted as votes for or against any proposal and therefore have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

With respect to the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal, only shares affirmatively voted “FOR” the proposals will be counted as favorable votes. Shares of our Common Stock held by persons attending the Meeting but not voting, broker non-votes and shares of our Common Stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the Sale Proposal, the Name Change Proposal and the Plan of Dissolution Proposal for purposes of determining whether or not the requisite vote was received.

If you hold your shares of our Common Stock through a broker and wish to vote on the proposals described in this proxy statement that are “non-routine,” you must instruct your broker how to vote your shares. IF YOU FAIL TO INSTRUCT YOUR BROKER HOW TO VOTE WITH RESPECT TO THE SALE PROPOSAL, THE NAME CHANGE PROPOSAL AND THE PLAN OF DISSOLUTION PROPOSAL, THE RESULTING BROKER NON-VOTE ON SUCH PROPOSALS WILL HAVE THE EFFECT OF A VOTE “AGAINST” SUCH PROPOSALS.

What are broker non-votes?

If any of your shares of Common Stock are held by a broker, the broker may require your instructions in order to vote those shares.  If you give the broker instructions, your shares that are held by the broker will be voted on a proposal as you direct.  If you do not give instructions, your shares of Common Stock that are held by the broker will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote.

How are votes counted?

Stockholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals at the Meeting.

If you vote “ABSTAIN” or “WITHHOLD,” your shares of Common Stock will be counted as present at the Meeting for the purposes of determining a quorum.

If you “ABSTAIN” from voting on the proposals, your abstention has the same effect as a vote against those proposals.

If you hold any shares of Common Stock in street name and do not provide voting instructions to your broker with respect to those shares, but the broker submits a proxy for the Meeting, those shares will be counted as present at the Meeting for the purpose of determining a quorum but will not be voted on any proposal on which your broker does not have discretionary authority to vote.  Such a broker non-vote will have the effects described above.

What if I do not specify on my proxy card how I want my shares of Common Stock voted?

If you do not specify on your returned proxy card how you want to vote your shares of Common Stock, the persons named as proxies on the card will vote the shares as recommended by our Board:

•	“FOR” the Sale Proposal;

•	“FOR” the Name Change Proposal;

•	“FOR” the Plan of Dissolution Proposal;

•	“FOR” the Advisory Vote on Change of Control Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Can I change my vote?

Yes.  You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by delivering a written notice of revocation to the Company’s Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

•	by attending and voting in person at the Meeting.

Attendance at the Meeting will not, by itself, revoke a proxy.

Who pays the cost of proxy preparation and solicitation?

The Company pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.

The proxies are being solicited by mail.  In addition, proxies may be solicited personally by some of our directors, officers and regular employees.  These individuals will receive no additional compensation beyond their regular salaries for these services.

SALE PROPOSAL

Why did the Corporation enter into the Asset Purchase Agreement?

Entering into the Asset Purchase Agreement is the result of a broad review by the Board of various strategic alternatives available to the Company.  The Board determined that the proposed Sale would maximize current cash available for distribution to the Stockholders and eliminates future business risk.  See “Proposal No. 1 – Sale” below.

What does the Board recommend regarding the Sale Proposal?

The Board has determined that the terms and provisions of the Asset Purchase Agreement and related transaction documents, in its opinion, are fair to, advisable and in the best interests of, the Company and its Stockholders.  This determination was made by a unanimous vote of all of the members of the Board.  The Board recommends that each Stockholder vote “FOR” the authorization of the Sale Proposal.

Do I have dissenters’ rights in connection with the Sale?

No.  Under the DGCL and our Certificate of Incorporation, Stockholders do not have dissenters’ rights of appraisal in connection with the Sale.

What will happen if the Sale is approved by Stockholders?

If the holders of at least a majority of all of the outstanding shares of Common Stock approve the Sale, and the conditions to closing the Sale as set forth in the Asset Purchase Agreement are satisfied or waived, the Company and its subsidiaries will sell substantially all of their assets to the Buyer Parties for cash.  Immediately upon consummation of the Sale, if the Stockholders also approve the Plan of Dissolution at the Meeting, the Plan of Dissolution will take effect, and the Winding Up will commence.  As soon as practical after the closing of the Sale, the Company plans to distribute, in one or more installments, cash from the Sale and the Company’s other cash, subject to a reserve for remaining costs and liabilities, which the Company anticipates to be in the amount of approximately $6.7 million.  The amount and timing of the payment(s) will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution.

If the Stockholders approve the Sale and the Plan of Dissolution, subject to the calculation of the Working Capital , any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders, after the satisfaction of the Company and its subsidiaries’ liabilities and the completion of the Winding Up, will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof plus the additional shares of Common Stock to be issued upon vesting of certain restricted stock units awards, as described in “Proposal No. 4 – Advisory Vote on Change in Control Compensation” below).  The Company anticipates (on the same basis) that approximately $2.00 per share of Common Stock will be distributed to Stockholders in an initial distribution within 30 days after the filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

Although the Company’s management believes that the estimates of the liabilities and net proceeds available for distribution to the Stockholders are reasonable based on information currently available to the Company, the actual amounts of such liabilities and resulting net proceeds available for distribution to the Stockholders may differ materially from such estimates, thereby affecting the amount available to be distributed to Stockholders.  The Board currently is not aware of any material items that could give rise to unforeseen tax liabilities or other liabilities or costs not factored into the above estimated liabilities and obligations which would materially reduce the amount of cash available for distribution to Stockholders, but there is no assurance this will remain the case.

The timing of any distributions to Stockholders upon consummation of the Sale depends upon, among other factors, the timing of Company’s subsidiaries completing all of their obligations and requirements and subsequently providing a liquidating distribution to the Company consisting of the balance of cash available to those subsidiaries after the closing of the Sale and payment of all liabilities and obligations.  See “Risk Factors” below.

What will happen if the Sale is not approved by the Stockholders?

Pursuant to the terms of the Asset Purchase Agreement, if the Company fails to obtain the approval of Stockholders of the Sale, the Sale and the Winding Up will not occur.  In such event, the Board would have to evaluate the alternatives available to the Company, including the possibility of investing the cash received from the Sale in another operating business.  In addition, pursuant to the Asset Purchase Agreement, if the Stockholders do not approve the Sale and either the Buyer or the Company terminates the Asset Purchase Agreement and at any time during the six-month period following such termination one or more of the Seller Parties (or any of their Affiliates) enter into a transaction that constitutes a “Takeover Proposal” or a “Heelys Acquisition Agreement” (as each such term is defined in the Asset Purchase Agreement), the Company will owe Buyer a termination fee equal to 4.25% of any consideration received pursuant to such transaction (excluding any consideration attributable to cash, cash equivalents or marketable securities of the Company).

What is the Aggregate Purchase Price?

The Purchase Price to be paid in connection with the Sale is $13,900,000 in cash plus the assumption of certain specified liabilities, all subject to an adjustment based upon the Working Capital of the Company and its subsidiaries as of the Closing Date.  If the Working Capital is less than the Working Capital Target ($11,450,000), the Purchase Price will be decreased dollar for dollar.  If the Working Capital is more than $11,600,000, the Purchase Price will be increased dollar for dollar.  These adjustments to the Purchase Price and the mechanism for such adjustments are more specifically described in the Asset Purchase Agreement and elsewhere in this Proxy Statement.  See “Proposal No. 1 – Sale – Summary of Proxy Statement – Purchase Price.”  It is estimated currently that if the Sale closed on December 21, 2012, our Working Capital would be between $9.64 million and $10.05 million, which would result in the Purchase Price being decreased by between $1.40 million and $1.81 million ($11.45 million minus $9.64 million and $10.05 million, respectively) to between $12.09 million and $12.50 million.  The mechanics of these adjustments to the Purchase Price are more specifically described in the Asset Purchase Agreement.

How was the Purchase Price determined?

The Purchase Price was negotiated by the special committee of the Board with the Buyer in connection with a sale process facilitated by Roth.  Roth conducted a bid process on behalf of the Company and its subsidiaries in an attempt to secure the highest price for the Company’s and its subsidiaries’ assets.  The Buyer was the high bidder in the bid process.  The Buyer’s bid was not contingent on financing and was an all-cash bid.

What are the material terms of the Asset Purchase Agreement?

See the section of this Proxy Statement entitled “Proposal No. 1 – Sale” below.

Are there any risks to the Sale?

Yes.  Please read carefully the section of this Proxy Statement below entitled “Risk Factors.”

What are the tax consequences of the Sale to the Stockholders?

We expect that if Sale is approved by the Stockholders and consummated with the Buyer Parties, the Sale will result in a taxable event for us, although we expect the amount of any tax liability to be immaterial.  We will recognize gain or loss with respect to our assets sold measured by the difference between (a) the proceeds received by us on such sale and the amount of our liabilities that are assumed and (b) our tax basis in those assets.  Our tax liability from the asset sale will be a transaction expense that will reduce the net proceeds to us.  The Sale itself will not be taxable to Stockholders, although any distribution made by the Company to the Stockholders will be a taxable transaction to the Stockholders.  See the section entitled “Certain U.S. Federal Income Tax Considerations – Certain U.S. Federal Tax Consequences of the Winding Up.”

When is the closing of the Sale expected to occur?

If the Sale is approved by the Stockholders and all conditions to completing the Sale, as set forth in the Asset Purchase Agreement, are satisfied or waived, the Sale is expected to occur as soon as practicable after the Meeting.  The Board expects the Sale to close on or before December 31, 2012.

NAME CHANGE

What is the proposed amendment to the Certificate of Incorporation?

The proposed amendment is to change our corporate name to “HLYS Liquidation Company, Inc.” upon closing of the Sale.

What vote is required to effect the Company’s name change?

The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to approve the amendment to our Certificate of Incorporation to effect the Company’s name change.

Why is the name change necessary?

Under the Asset Purchase Agreement, we have agreed to sell to Buyer all rights to our name “Heelys,” as well as our trade names and trademarks.  Accordingly, in order to close the asset sale, we must change our corporate name to a name other than “Heelys.”

When will the Company’s name change be effective?

If the Sale is approved and the closing occurs, the name change will be effective at closing or promptly after closing of the Sale.  The Company’s name change will be effected by filing an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State.  If the Sale is not approved by the Stockholders or does not close, the name change will not be effective (even if approved by the Stockholders) and we will not change our name.

THE PLAN OF DISSOLUTION PROPOSAL

What does the Winding Up entail?

The Winding Up contemplates the voluntary liquidation, winding up and dissolution of the Company.  These actions involve, among others:

•           filing a Certificate of Dissolution with the Delaware Secretary of State;

•           ceasing business activities and withdrawing from any jurisdiction in which the Company is qualified to do business;

•           negotiating and consummating the sales and conversion of all of the assets and properties of the Company remaining after the Sale into cash and/or other distributable form;

•           collecting all sums and other assets due or owing to the Company;

•           selling and converting into cash and/or other distributable form all the remaining assets and properties of the Company, if any;

•           out of the assets and properties of the Company, paying, satisfying and discharging or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Dissolution, including all expenses of the sales of assets and of the dissolution; and

•           making distributions in one or more installments to the Stockholders.

Pursuant to the Plan of Dissolution, the Winding Up will begin upon, and will take place following, the closing of the Sale.

What does the Board recommend with respect to the Plan of Dissolution Proposal?

The Board has unanimously determined it is in the best interests of the Company and its Stockholders to dissolve the Company pursuant to the Plan of Dissolution and recommends that the Stockholders vote “FOR” approval of the Plan of Dissolution Proposal.

What will happen if the Plan of Dissolution Proposal is approved but the Sale is not completed?

Pursuant to the Plan of Dissolution, the Winding Up is conditioned on the consummation of the Sale.  If the Sale does not occur, the Winding Up will not occur, unless the Board subsequently determines to proceed with the liquidation and dissolution of the Company pursuant to an alternative transaction or plan.

What will happen if the Stockholders approve the Sale but do not approve the Plan of Dissolution?

If the Stockholders do not approve the Plan of Dissolution, the Company will still seek to complete the Sale, if the Sale is approved by the Stockholders and the other conditions to closing set forth in the Asset Purchase Agreement are satisfied or waived.  In that event, the Company and its subsidiaries will have transferred substantially all of their operating assets to the Buyer Parties and will have no operations to generate revenue.  With no assets with which to generate revenues and no Plan of Dissolution approved, the Company anticipates that it would use the Company’s cash to pay ongoing operating expenses, and the Board would convene to determine whether to make any distributions to the Stockholders.  The Company would have no material business or operations after the Sale and will have retained only those employees required to maintain its corporate existence.  These factors would limit the alternatives available to the Company.  The Board would have to evaluate the alternatives available to the Company, including the possibility of investing the cash received from the Sale in another operating business.

The Company may not continue to meet the listing requirements of The Nasdaq Capital Market, and may be required to delist from such market.  The Company expects that as a result of any delisting from the The Nasdaq Capital Market, it also would not be eligible for listing on any national securities exchange or similar exchange.  These alternatives may be less favorable to the Stockholders than the Winding Up.

When will the Stockholders receive distributions from the Sale?

The timing of any distributions to Stockholders upon consummation of the Sale depends upon, among other factors, the timing of Company’s subsidiaries completing all of their obligations and requirements and subsequently providing a liquidating distribution to the Company consisting of the balance of cash available to those subsidiaries after the closing of the Sale and payment of all liabilities and obligations.

If the Stockholders approve the Sale and the Plan of Dissolution, subject to the calculation of the Working Capital , any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders after the satisfaction of the Company and its subsidiaries’ liabilities and the completion of the Winding Up will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof plus the additional shares of Common Stock to be issued upon vesting of certain restricted stock units awards, as described in “Proposal No. 4 – Advisory Vote on Change in Control Compensation” below).  The Company anticipates (on the same basis) that approximately $2.00 per share of Common Stock will be distributed to Stockholders in an initial distribution after the filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

The Company currently anticipates that the initial distribution to the Stockholders will occur within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, assuming the Stockholders approve the Sale and the Plan of Dissolution, and that the Sale is consummated.

Does the Winding Up present any risk of liability to Stockholders?

If the Stockholders approve the Plan of Dissolution, the Company may establish a contingency reserve designed to satisfy any claims and obligations that may arise after the Plan of Dissolution becomes effective.  The Company currently anticipates that the amount of this contingency reserve will be approximately $6.7 million.  Any unexpended amounts remaining in the Company’s contingency reserve will be distributed to the Stockholders no later than ten years after the Plan of Dissolution becomes effective.

Pursuant to the DGCL, the Company will continue to exist for a minimum of three years after its dissolution becomes effective for the purpose of prosecuting and defending suits against the Company and enabling the Company and its subsidiaries to close their business, to dispose of their property, to discharge their liabilities and to distribute to Stockholders any remaining assets. Under the DGCL, after the Company files a Certificate of Dissolution, the Company will publish and send out certain notices to our known and unknown creditors.  The Company’s creditors will then have the ability to present a statement of any claims against our business.  To the extent that any of these creditors seek payment of certain claims against the Company or its subsidiaries, and there are not sufficient reserves withheld by us from distributions to pay these claims, then, under the DGCL, Stockholders could be held liable for payment to our creditors up to the amount distributed to such Stockholder in the Winding Up.  Accordingly, in such event, a Stockholder could be required to return all distributions previously made to such Stockholder pursuant to the Plan of Dissolution.  Moreover, in the event a Stockholder has paid taxes on amounts previously received by the Stockholder, a repayment of all or a portion of such amount could result in a Stockholder incurring a net tax cost if the Stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable.  The Board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot assure you that the contingency reserve established by the Company will be adequate to cover all expenses and liabilities.  The Board, however, anticipates that its contingency reserve will be sufficient to cover such expenses and liabilities.

Can I sell my shares of Common Stock once the Certificate of Dissolution is filed?

 No.  If the Stockholders approve the Plan of Dissolution Proposal, the Company will file a Certificate of Dissolution with the Delaware Secretary of State.  On the date that the Certificate of Dissolution is filed, (a) each holder of shares of Common Stock will cease to have any rights in respect thereof other than to receive distributions (if any) in accordance with the Plan of Dissolution and (b) the Company’s share transfer books will be closed and the Common Stock and stock certificates evidencing the Common Stock will be treated as no longer being outstanding.

The Company will not retain a transfer agent following the date of filing the Certificate of Dissolution.  The Company intends to file the Certificate of Dissolution with the Delaware Secretary of State immediately after the Closing of the Sale.

Are there any risks to the Winding Up?

Yes.  Please read carefully the section below entitled “Risk Factors.”

What are the tax consequences of the Winding Up to Stockholders?

If the Plan of Dissolution Proposal is approved and implemented, a Stockholder who holds Common Stock as capital property will be subject to U.S. federal income tax and will realize capital gain or loss equal to the difference between: (a) the sum of the cash plus the fair market value of any property distributed to such Stockholder directly or to a liquidating trust on the Stockholder’s behalf and (b) such Stockholder’s adjusted tax basis in such Common Stock.  Such capital gain will either be long-term or short-term based upon the length of time a Stockholder has held such Common Stock.  For Stockholders who hold their Common Stock as capital assets, all such gains or losses on shares will be long term capital gains or losses if such shares have been held by such Stockholder for at least one year.  Currently, the maximum federal income tax rate for long-term capital gain for individuals is 15%, but it is scheduled to increase to 20% in 2013.  Also, starting in 2013 the Medicare tax of 3.8% will apply to capital gain income for high income individuals, estates and most trusts.

See “Certain U.S. Federal Income Tax Considerations” and “Certain Non-U.S. Tax Considerations” below.

WE URGE EACH STOCKHOLDER TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE SALE PROPOSAL AND PLAN OF DISSOLUTION PROPOSAL.

ADVISORY VOTE ON CHANGE OF CONTROL COMPENSATION

Why am I being asked to vote on the Advisory Vote on Change of Control Proposal?

This proposal is required by Section 14A of the Exchange Act.

What is the vote required to approve the Advisory Vote on Change of Control Proposal?

This proposal becomes effective if it receives the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on that proposal at the Meeting.

What happens if the Advisory Vote on Change of Control Proposal is not so approved?

While our Board intends to carefully consider the Stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

ADJOURNMENT PROPOSAL

Why am I being asked to vote on the Adjournment Proposal?

The Commission requires that companies give its stockholders the ability to specifically vote on any adjournment proposal.

What is the vote required to approve the Adjournment Proposal?

This proposal becomes effective if it receives the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on that proposal at the Meeting.

RISK FACTORS

For a discussion of certain risks relating to an investment in Common Stock, please refer to the risk factors under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission.  Stockholders also should carefully consider the risk factors described below with respect to the Sale, the Plan of  Dissolution and the Winding Up and the other information contained in this Proxy Statement and the annexes hereto.

The Sale, even if approved by the Stockholders, may not be completed.

The completion of the Sale is subject to a number of conditions to closing, some of which are outside the control of the Company and its subsidiaries, including receipt of Stockholder approval of the Sale and the Sale closing by December 31, 2012, obtaining third-party consents to the assignment of certain contracts, the Asset Purchase Agreement remaining in force and the Buyer Parties having performed their obligations under the Asset Purchase Agreement.  There can be no certainty, nor can the Company provide any assurance to Stockholders, that, if even if the Stockholders approve the Sale, these conditions will be satisfied or, if satisfied, when they will be satisfied.

The distributions to Stockholders as a result of the Sale and in connection with the Winding Up are subject to a number of risks.

Any distributions made by the Company to its Stockholders as a result of the Sale and/or in connection with the Winding Up, including the timing and amount of such distributions, are subject to a number of risks, including (without limitation) the following:

•	the timing and amount of distributions to Stockholders cannot be predicted with certainty;

•
any estimate of the amount available for distribution to Stockholders could be reduced if the Company’s expectations regarding operating expenses, employee retention, costs of satisfying or discharging liabilities and winding up costs are inaccurate;

•
any estimate of the amount available for distribution to Stockholders is based on a number of assumptions, including with respect to administrative and professional expenses incurred during the Winding Up, some or all of which may be inaccurate;

•	any delay in the closing of the Sale will decrease the funds available for distribution, because the Company will continue to be subject to ongoing operating expenses;

•	the Company may face lawsuits or other claims and it may take time to defend or settle any such lawsuits or claims;

•	the Company may not be able to sell its non-cash assets remaining after the Sale, and the sales of those assets may be more time consuming, and cost more, than currently anticipated;

•	fluctuations in the exchange rate between the U.S. dollar and the foreign currencies of the Company’s subsidiaries may affect the funds available for distribution to Stockholders;

•
Stockholders could approve the Plan of Dissolution but vote against the Sale, thereby making the Sale impossible and adding great uncertainty as to the ability to make any distribution to Stockholders;

•	the occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Sale not being consummated;

•
the Company may receive a Superior Proposal, the Asset Purchase Agreement may be terminated in connection with the Company’s pursuit of such alternative transaction, and that alternative transaction may not be consummated; or

•	the Sale process may disrupt current plans and operations and we may face difficulties in employee retention.

If the value of our Working Capital at the closing of the Sale is less than $11.45 million, the Purchase Price we will receive in connection with the Sale will be decreased $1 for each $1 of our Working Capital that is less than $11.45 million.

There can be no assurance that our Working Capital will be at or above the $11.45 million target.  The amount of our Working Capital at any given point in time is dependent upon a number of factors out of our control.  For example, if we are able to collect accounts receivable and do not replenish our inventory, we have an increase in the amount of cash but a decrease in Working Capital for purposes of calculating the adjustment to the Purchase Price pursuant to the Asset Purchase Agreement.  Additionally, there are certain items in our inventory that Buyer believes are less desirable and should be valued at less than what we have reflected on our books and records.  If we are unable to sell that inventory prior to the closing of the Sale, the impact to Working Capital would be a reduction in the Purchase Price of approximately $900,000.  It is estimated currently that if the closing of the Sale were to occur as of December 21, 2012 our Working Capital would be between $9.64 million and $10.05 million, which would result in the Purchase Price being decreased by between $1.40 million and $1.81 million ($11.45 million minus $9.64 million and $10.05 million, respectively) to between $12.09 million and $12.50 million.  The mechanics of these adjustments to the Purchase Price are more specifically described in the Asset Purchase Agreement.

Return of Capital and the Winding Up

The process of voluntarily winding up a public company such as the Company involves significant uncertainties that affect both the amount that can be distributed to Stockholders and the time to complete the Winding Up.  Some of the principal uncertainties relate to the corollary winding up of the Company’s subsidiaries and the timing of liquidating distributions by those subsidiaries to the Company, the process of obtaining tax clearance certificates and the potential for tax liabilities or other contingent liabilities.  In addition, ongoing corporate costs of the Company will reduce the amount available for distribution to Stockholders, and if the closing of the Sale is delayed substantially, these costs will continue to be incurred.  Until the Company is able to deregister its shares and suspend its periodic reporting obligations under the Exchange Act, the Company will remain a reporting issuer and will incur attendant costs relating to filing such reports with the Commission.  Accordingly, the amount of cash that may be distributed to Stockholders cannot currently be quantified with certainty.

The Company may not receive any competing transaction proposals or Superior Proposals, including as a result of the termination fee payable to the Buyer.

The Asset Purchase Agreement requires the Company to pay to the Buyer a termination fee if certain events specified in the Asset Purchase Agreement occur, including the Company pursuing a Superior Proposal.  The amount of this termination fee may have the effect of causing other potential third-party buyers to not submit a proposal to buy either the Company and its subsidiaries or their assets at a higher price or to enter into a more favorable alternative transaction.

Stockholders will not be able to buy or sell shares of Common Stock after we file our Certificate of Dissolution with the Delaware Secretary of State.

If the Stockholders approve the Sale and the Plan of Dissolution, we intend to close our stock transfer books and discontinue recording transfers of Common Stock on the date on which the Company files a Certificate of Dissolution with the Delaware Secretary of State.  After the Company closes its stock transfer books, it will not record any further transfers of Common Stock on its books except by will, intestate succession or operation of law.  Therefore, shares of Common Stock will not be transferable.  All distributions after the date the Certificate of Dissolution is filed will be made to Stockholders pro rata according to their respective holdings of Common Stock as of date of such filing.

If the Common Stock were delisted from the The Nasdaq Capital Market but the Certificate of Dissolution is not filed, you may find it difficult to dispose of your shares of Common Stock.

If the Common Stock were to be delisted from the The Nasdaq Capital Market and the Company has not yet filed a Certificate of Dissolution, trading of Common Stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board.  Such trading will reduce the market liquidity of Common Stock.  As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, Common Stock.

If we decide to use a liquidating trust, as permitted by the Plan of Dissolution, interests of our Stockholders in such a trust would not be transferable.

The interests of our Stockholders in a liquidating trust set up by us under the approved Plan of Dissolution would not be transferable, which could adversely affect your ability to realize the value of such interests.  In addition, as Stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without such holders being readily able to realize the value of such interest to pay such taxes or otherwise.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from the Company, which may be three years after the Company’s dissolution and could be longer.

As a result of the Winding Up, for federal income tax purposes, Stockholders will recognize gain or loss equal to the difference between (a) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (b) their tax basis for their shares of Common Stock.  A Stockholder’s tax basis in shares of Common Stock will depend upon various factors, including the Stockholder’s cost and the amount and nature of any distributions received with respect thereto.  Any loss generally will be recognized only when the final distribution from us has been received, which may be more than three years after our dissolution, and if the Stockholder is still the owner of the shares of Common Stock.

Our directors and executive officers may have interests that are different from, or in addition to, those of Stockholders generally.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our Board of the Sale and the approval of the Plan of Dissolution. Our directors and executive officers may have interests in the Sale and the Winding Up that may be in addition to, or different from, their interests as Stockholders. Certain of our executive officers will be offered employment with the Buyer. Two of the Company’s directors, Gary L. Martin and Glenn M. Neblett, are employed by Capital Southwest Corporation, and Richard F. Strup is a director of Capital Southwest Corporation. Capital Southwest Corporation is an affiliate of Capital Southwest Venture Corporation, a Stockholder. Patrick F. Hamner, also one of our directors, previously was employed by Capital Southwest Corporation and the Company. Capital Southwest Venture Corporation currently owns approximately 33.79% of our issued and outstanding Common Stock. Mr. Hamner currently owns approximately 1.3% of our current issued and outstanding Common Stock (and currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding Common Stock). Capital Southwest Venture Corporation and Mr. Hamner each has entered into a voting agreement with Buyer agreeing, among other things, to vote their shares in favor of the Sale. In connection with the Sale and the Winding Up, some of our executive officers will be entitled to receive severance benefits and other payments. In addition, following our dissolution, our directors and executive officers will be entitled to continuing indemnification and liability insurance. See “Interests of Certain Persons in Matters to be Acted Upon” below.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome.  Until the Company is able to deregister its shares and suspend its periodic reporting obligations under the Exchange Act, the Company will remain a reporting issuer and will incur attendant costs relating to filing such reports with the Commission.

The Board may at any time turn management of our liquidation over to a third party, and some or all of our directors may resign from the Board at that time.

Our Board of Directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our Stockholders, and some or all of our directors may resign from our board at or before that time. If management is turned over to a third party and all of our directors resign from our board, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets under the approved Plan of Dissolution.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each Stockholder who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such Stockholder in the dissolution.

If the Plan of Liquidation is approved by the Stockholders, we intend to file a Certificate of Dissolution with the Delaware Secretary of State of the State to dissolve the Company.  Pursuant to the DGCL, the Company will continue to exist for a minimum of three years after its dissolution becomes effective for the purpose of prosecuting and defending suits against the Company and enabling the Company and its subsidiaries to close their business, to dispose of their property, to discharge their liabilities and to distribute to Stockholders any remaining assets. Under the DGCL, after the Company files a Certificate of Dissolution, the Company will publish and send out certain notices to our known and unknown creditors.  Our creditors will then have the ability to present a statement of any claims against our business.  To the extent that any of these creditors seek payment of certain claims against the Company or its subsidiaries, and there are not sufficient reserves withheld by us to pay these claims, then, under the DGCL, Stockholders could be held liable for payment to our creditors up to the amount distributed to such Stockholder in the Winding Up.  Accordingly, in such event, a Stockholder could be required to return all distributions previously made to such Stockholder pursuant to the Plan of Dissolution could receive nothing from us under the Plan of Dissolution.  Moreover, in the event a Stockholder has paid taxes on amounts previously received by the Stockholder, a repayment of all or a portion of such amount could result in a Stockholder incurring a net tax cost if the Stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable.  The Board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot assure you that the contingency reserve established by the Company (which the Company anticipates to be approximately $6.7 million) will be adequate to cover all expenses and liabilities.

If the Company’s contingent reserves are insufficient to satisfy our liabilities, creditors could assert claims against us seeking to prevent distributions or against our Stockholders to the extent of distributions received.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities in the Winding Up or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the Company’s contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to Stockholders.  If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each Stockholder receiving a distribution for the payment of any shortfall, up to the amounts previously received by the Stockholder in distributions from us.

The tax treatment of any liquidating distributions may vary from Stockholder to Stockholder, and the discussions in this Proxy Statement regarding such tax treatment are general in nature.  You should consult your own tax advisor instead of relying on the discussions of tax treatment in this Proxy Statement for tax advice.

We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the Winding Up, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions.  If any of the anticipated tax consequences described in this Proxy Statement proves to be incorrect, the result could be increased taxation at the corporate and/or Stockholder level, thus reducing the benefit to our Stockholders and us from the liquidation and distributions.  Tax considerations applicable to particular Stockholders may vary with and be contingent upon the Stockholder’s individual circumstances.

PROPOSAL NO. 1 – SALE

At the Meeting, Stockholders will be asked to consider and vote upon a proposal to approve the Sale.  Under Delaware law and the Company’s organizational documents, and pursuant to the terms of the Asset Purchase Agreement, the Sale cannot be consummated without the approval of the holders of a majority of all of the issued and outstanding shares of Common Stock on the Record Date.

Attached as Annex A to this Proxy Statement is the Asset Purchase Agreement.  The material terms of the Asset Purchase Agreement, and other information regarding the Sale, are summarized below.  The summary of the Asset Purchase Agreement below is not a complete summary of the Asset Purchase Agreement and is subject in all respects to the provisions of, and is qualified by reference to, the Asset Purchase Agreement.  Stockholders are urged to read the Asset Purchase Agreement in its entirety.

Background of the Sale Proposal and the Plan of Dissolution Proposal

Periodically, the Board and management have evaluated the Company’s business, operations, long-term goals and alternatives and prospects as an independent company, with a goal of maximizing Stockholder value.  As part of these reviews, the Company also has regularly considered the strategic alternatives available to it, including possible strategic combinations, acquisitions and divestitures.

Over the last several years, due substantially to lack of growth in the Company’s share price and earnings, the Company began to explore new strategies for growth in order to enhance its financial performance and increase Stockholder value.  Specifically, in May of 2011, the Board engaged an independent financial advisor to assist the Company in reviewing, and advise the Board relating to, potential strategic acquisitions. From this time until March 2012, when that financial advisor’s services were terminated, the Board received periodic updates from that financial advisor relating to proposed targets, activities relating to contacts with those targets and strategies relating to such matters.

At a meeting of the Board on August 25, 2011, the Board discussed the activities of the above-described financial advisor and requested that management prepare its recommendations for a three-year plan regarding strategic options to maximize Stockholder value.

At its October 3, 2011 meeting, the Board reviewed with management possible strategic options for maximizing Stockholder value, potential acquisitions and operating alternatives, and related financial issues.  Management described the Company’s current business operations, suggested strategies and the challenges posed by the various strategies.   The Board discussed the management presentation and such alternatives.

The Board met on December 15, 2011, to further discuss possible strategic alternatives for the Company.   The Board discussed and reviewed all of the reports, analyses and recommendations of management and unanimously concluded that it was in the best interests of the Stockholders to further explore other strategic alternatives, including a sale of the Company or its assets.  The Board formed a special committee comprised of Messrs. Glenn M. Neblett, Patrick F. Hamner and Richard F. Strup (the “Committee”), all of whom are directors of the Company, to determine various alternatives and to determine if it was advisable to hire a financial advisor to assist the Board with respect to exploring various strategic alternatives.  The Committee was directed to consider, evaluate, and if it deemed advisable, pursue strategic options available to the Company.  The Committee was given the further authority to secure a financial advisor to assist in the consideration, evaluation and pursuit of various alternatives and to negotiate the terms of a transaction or transactions, subject to the final approval of the full Board with respect to any such transaction.

In late December 2011 and early January 2012, the Committee met to discuss the engagement of a qualified financial advisor to assist the Board with respect to considering, evaluating and exploring various strategic alternatives and discussed the relative merits of retaining various financial advisors.  Interviews were set and in mid-February 2012.  Mr. Ralph T. Parks was added to the Committee then, and the Committee interviewed five different financial advisors to assist the Committee and the Board.

During the February 16, 2012 meeting, the Committee updated the Board regarding the proposals provided from the five prospective financial advisors and provided an overview of each such financial advisor, including their respective qualifications and a comparison of their respective fee proposals.

At the February 16, 2012 Board meeting, the Board discussed the retention of key employees through the proposed strategic alternative process.  The Board noted that although it was unable to determine which, if any, executives were likely to cease working for the Company in the coming months, it was anticipated that at least some executives may desire to discontinue performing services to the Company during the strategic review process.  The Board determined that it was advisable to enter into Executive Restrictive Covenant and Retention Agreements with the Company’s Chief Financial Officer and other Company employees.

At the February 22, 2012 meeting of the Committee, the Committee determined that there were two financial advisors that could best assist the Committee and the Board in exploring strategic alternatives because of their experience in the retail and apparel industries and with representing other publicly traded companies, giving them knowledge of the issues faced by similarly situated companies, and their ability to provide full-service investment banking capabilities.

On February 29, 2012, the Committee unanimously determined that it was advisable to engage Roth to assist the Committee and the Board.  The determining factors for the Committee were those stated in the immediately preceding paragraph, and particularly Roth’s advisory experience involving other similarly situated retail companies and its sell-side experience.

On March 2, 2012, Roth had an extended telephone conference with the Company’s management relating to management’s three-year plan, the Company’s ongoing strategy relating to customers, products, operations and strategic alternatives.

At a Committee meeting on March 29, 2012, Roth provided the Committee a proposed timeline for the process and also presented preliminary observations as to potential bidders for the entire Company and the Company’s assets.  The Committee reviewed with Roth and management the recommended strategy and process, as well as communication strategies with potential bidders.

On June 7, 2012, at a meeting of the Board, Roth provided an update regarding the preparation of a data room, drafts of an executive summary and a Confidential Information Memorandum, as well as a list of potential buyers, both strategic and financial.  Roth outlined the steps it had taken to contact and develop strategies for dealing with potential buyers of both the entire Company and all or substantially all of its and its subsidiaries’ assets.

On July 23, 2012, at a meeting of the Committee, Roth updated the Committee with respect to potential transactions involving the Company and reported that to that date, 53 potential buyers had been contacted, resulting in 13 executed confidentiality agreements, four indications of interest (including one letter of intent), no other pending non-binding offers and 41 responses from potential buyers that they had no further interest.  Roth also updated the Committee on Roth’s solicitation of proposals for a merger of the Company or other enterprise-level transaction and related discussions with numerous private equity firms and other companies.  Roth reported that as of that time, no viable bids for the entire Company had been received.  The Committee discussed various aspects of the strategic options evaluation process with Roth.  Roth reviewed with the Committee a letter of intent it had received from Buyer Parent and preliminary indications of interest from two parties.  The Committee asked Roth to continue to negotiate the indications of interest with the two other parties and the letter of intent with Buyer Parent and to work with Company management to assess the pros and cons of a wind up process for the Company and to be prepared to present a discussion of their findings with the entire Board.

During the period from March 2, 2012 through the July 23, 2012 meeting between Roth and the Committee, there were periodic status updates by Roth to the Committee members relating to the status of Roth’s communications with potential bidders and details regarding an interested parties’ indication of interest for the Company as a whole valuing the Company at its cash holdings.  The Committee was also informed of a letter of intent provided by Buyer Parent with an indicative purchase price of $11.9 million.  Subsequently, Buyer Parent increased its indicative purchase price to $13.9 million with a working capital target of $12.3 million.

On August 17, 2012, the Board met with Roth, management and the Company’s legal counsel.  Roth updated the Board with respect to potential transactions involving the Company and the processes described at the July 23 Committee meeting.  The Board was informed by Roth of the solicitation of proposals for a merger of the Company or other enterprise-level transaction and related discussions with numerous private equity firms and other companies and that as of that time no viable bids for the entire Company had been received. Roth further noted that based upon feedback from potential bidders, a sale of the Company’s and its subsidiaries’ assets appeared more likely to result in the realization of greater value for the Stockholders when compared to the value that would be realized from a merger of the Company or other enterprise-level transaction.  The Board discussed various aspects of the strategic options evaluation process with Roth and management.  Roth reviewed with the Board the letter of intent it had received from Buyer Parent and the preliminary indications of interest from two other parties.  Roth also presented to the Committee its preliminary estimates, which were subject to certain identified qualifications and limitations which materially affect the reliability and accuracy of such preliminary estimates, of post-closing net distributable proceeds to the Company and its Stockholders which might result from the sales of the Company’s and its subsidiaries’ assets pursuant to the three alternative transactions.  The estimates included initial entity valuation assessments, assumed liquidation expenses and an analysis of estimated net proceeds to the Company from each disposition.  The estimates did not reflect estimates of potential contingent liabilities, whether accrued as retained liabilities at the corporate level or those retained by the Company’s subsidiaries which may result from or in connection with the sale of their respective assets, the wind up and dissolution of the individual entities or otherwise.  The Board discussed the estimates, and related analysis and findings, related to the various transactions and the wind up of the Company.  The Board further instructed Roth to continue discussion with all three of the proposed bidders.  The Company’s legal counsel outlined steps to be taken by the Company if the Company sought a vote of the Stockholders to approve a sale of all or substantially all of the Company’s assets and the Company’s dissolution.

From August 28, 2012 through September 13, 2012, the Committee and Roth, with the assistance of the Company’s legal counsel, had ongoing discussions with Buyer Parent regarding a proposed letter of intent and with the other two parties that had submitted indications of interest.  The letter of intent from Buyer Parent included (a) a 90-day exclusivity period, during which the Company would not be permitted to seek or accept an alternative offer for the sale of the Company or its assets, (b) a working capital target to be determined (versus the $12.3 million originally communicated in early August 2012), (c) a $500,000 break-up fee if the Company breached its exclusivity obligation under the letter of intent, and (d) a $500,000 termination fee if the Company terminated any definitive purchase agreement or failed to otherwise close a transaction, and an additional $500,000 termination fee if within six months following the termination of a definitive purchase agreement, the Company consummated a sale of its business or assets for consideration in excess of a specified amount.  The Committee, with input from Roth and the Company’s legal counsel, (w) negotiated the exclusivity period down to 30 days, (x) negotiated the working capital target to $11.45 million from $12.3 million, (y) decreased the break-up fee payable upon a breach of the letter of intent to $250,000 and (d) changed the termination fee so that it was payable only if (i) the Company terminated the definitive purchase agreement or failed to otherwise close a transaction, and such failure constituted a breach of such definitive agreement and (ii) during the 6 month period following such termination or failure to close, the Company accepted an offer to sell its business or assets (in which case, the Company would then be required to pay a termination fee equal to 4.25% of the aggregate consideration in such other transaction).  The Committee was also able to secure a 30-day go-shop period and an acknowledgment that the Company’s Board retained a fiduciary out after the expiration of the go-shop period.

During this time, the Committee had ongoing discussions with Roth, the Company’s legal counsel and Buyer Parent, particularly regarding the exclusivity provision, the working capital target, the amount of the break-up and termination fees, and the go-shop/no-shop provisions.

On September 13, 2012, at a telephonic Board meeting attended by the Board, Roth and the Company’s legal counsel, the Committee and Roth presented to the Board a non-binding letter of intent with Buyer Parent (with only certain provisions, e.g., those relating to confidentiality, fees and expenses, exclusivity, governing law and waiver, being binding on the parties) with the terms outlined above and during the 30-day exclusivity period Buyer Parent would be entitled to continue to perform its due diligence on the Company.  The Board unanimously authorized the execution of the letter of intent in light of the limited due diligence to be completed, Roth’s recent discussions with the parties that had provided indications of interest (one of the such parties had decreased their indicative valuation of the Company’s and its subsidiaries’ assets and the other party had withdrawn its indication of interest) and the update provided by Roth regarding the continued efforts to market the Company and/or its assets.  At that time, the Company’s counsel discussed with the Board the process of seeking Stockholder approval of the Sale and the Asset Purchase Agreement and the liquidation and dissolution of the Company pursuant to the DGCL.

On September 27, 2012, counsel to Buyer Parent submitted a draft Asset Purchase Agreement on the terms outlined in the letter of intent.  Several of the Committee members and Roth had an extended conference call with the Company’s counsel on October 1, 2012 to discuss the draft agreement and outstanding issues relating to that draft, and later that day the Company’s counsel sent its comments to Buyer Parent’s counsel.

During the period October 9, 2012 through October 19, 2012, the parties negotiated the Asset Purchase Agreement and the Voting Agreements for Capital Southwest Venture Corporation and Patrick F. Hamner, with several all-hands calls on the part of the Buyer Parent and the Company.  On October 12, 2012, the Company and Buyer Parent agreed to extend the exclusivity period contained in their September 13, 2012 letter of intent through the close of business on October 19, 2012.

On October 17, 2012, the Committee had a conference call with Roth, the other members of the Board, management and Company counsel to discuss the outstanding issues on the draft Asset Purchase Agreement.  At that meeting, the Company’s counsel reviewed in depth with the Board each of the material provisions of the draft Asset Purchase Agreement.  Roth updated the Board regarding the status of the negotiations, the remaining open issues and suggested alternatives.  At that meeting it was determined that the Committee and Roth should continue working exclusively with Buyer Parent.

On October 20, 2012, representatives of Roth had a telephonic meeting with the Committee, management, the other members of the Board and the Company’s counsel.  During this call, representatives of Roth presented its fairness opinion and gave an oral presentation to the Committee and the Board regarding its analysis of the proposed Sale and its fairness, from a financial point of view, to the Company.  The Roth representatives also responded to a number of questions raised by the Committee and the Board regarding its analysis and methodology.  The Company’s counsel again reviewed each of the material terms of the draft Asset Purchase Agreement and the open issues under the draft relating thereto, which included the methodology of calculating the value of the Company’s inventory for determining the adjustment due to Working Capital, the Buyer’s request for a condition to closing that certain contract counterparties consent to the Company’s or its subsidiary’s assignment of such contracts to Buyer and the timing and methodology of when a termination fee is payable pursuant to Section 9.03 of the Asset Purchase Agreement upon termination of the Asset Purchase Agreement.   The Board further discussed the process of seeking Stockholder approval of the Sale and the Asset Purchase Agreement and the liquidation and dissolution of the Company pursuant to the DGCL.  The Board discussed the terms of the proposed transaction and the fairness opinion, including the open issues and determined that the Committee, Roth and the Company’s counsel should attempt to negotiate for the terms of the Asset Purchase Agreement it desired, but that if it was unsuccessful in obtaining any changes to any of those terms, the draft Asset Purchase Agreement as presented at the October 19, 2012 meeting was acceptable as presented to the Committee and the Board.  The Committee unanimously recommended that the Board consider the Asset Purchase Agreement.  After further discussion, the Board unanimously adopted resolutions declaring the Sale and the Asset Purchase Agreement, with such changes in the Asset Purchase Agreement as the officers of the Company executing the same determined acceptable relating to the open points, and the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, to be advisable and in the best interests of the Company’s Stockholders, and recommending that the Stockholders vote in favor of each proposal.

On October 21, 2012, representatives of the Committee, Roth, the Company’s counsel, Buyer Parent and its counsel, had several telephone calls pursuant to which the remaining open issues under the Asset Purchase Agreement, including the methodology for valuing inventory for the purpose of determining Working Capital, the removal of the requirement to obtain consent from certain contracts as a condition to close and the timing and methodology of when a termination fee is payable pursuant to Section 9.03 of the Asset Purchase Agreement, were resolved.

On October 22, 2012, the Company and the Buyer Parties executed the Asset Purchase Agreement and on October 23, 2012, we filed a Form 8-K announcing the Asset Purchase Agreement and the Plan of Dissolution.  That same day, representatives of Roth contacted the three parties that had submitted indications of interest for the Company or its assets and another strategic buyer that had previously expressed interest in the strategic alternative process.  As of the date hereof, those three parties and two others have executed confidentiality agreements with the Company and have sought additional information regarding a proposed transaction.

As of the date of this Proxy Statement, we have not had any other communication, indication of interest or offer from any other potential purchaser of our business or assets since we first publicly announced the Asset Purchase Agreement with Buyer on October 23, 2012.

Reasons for the Sale

At its meeting on October 20, 2012, our Board determined that the Sale was advisable and fair to, and in the best interests of the Company and its Stockholders and approved the Asset Purchase Agreement and the Sale.  Our Board recommends that Stockholders vote “FOR” approval of the Sale at the Meeting.

In reaching its decision to approve the Asset Purchase Agreement and to recommend that Stockholders vote to approve the Sale, the Board, in consultation with the Company’s advisors and management, considered a number of factors, including, but not limited to, the other factors described elsewhere in this Proxy Statement as well as the following factors:

•
the Board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, projections, operating losses and future business prospects for the Company (as well as the risks and costs involved in pursuing those prospects);

•	the Board’s knowledge of the nature of our business, and of the current and prospective competitive, economic, regulatory and operational environment in the retail industry;

•	our history of operating losses and the Board’s understanding of, and discussions with management regarding, historical and projected performance of the Company;

•
our inability to pursue acquisitions, and our recent unsuccessful efforts during 2011 and early 2012 to advance discussions with prospective acquisition or merger candidates to develop substantive terms and conditions of a transaction;

•	our assessment of what prospective buyers are willing to pay for our assets, the likelihood of closing a transaction with them, and the conditions they have imposed;

•	the financial presentation and written opinion of Roth to the Board as to the fairness, from a financial point of view as of October 20, 2012, of the Sale consideration to be received by the Company;

•	our expectation that Buyer will hire a large number of our employees;

•	the support by Capital Southwest Venture Corporation and Patrick F. Hamner, in their respective capacities as Stockholders, of the Sale;

•	the fact that none of our cash or marketable securities are assets being sold to Buyer in the Sale;

•	the review by our Board with our legal counsel of the structure of the Sale;

•
the fact that the representations and warranties involved with the Sale do not survive Closing and the lack of any indemnification obligation or escrow holdback under the Asset Purchase Agreement, and the limited number and type of covenants that survive the Closing for a limited period of time;

•
the ability of our Board, pursuant to the go-shop and other provisions of the Asset Purchase Agreement, to evaluate any alternative acquisition proposals that we may receive at any time prior to the date of the Meeting, and our ability to terminate the Asset Purchase Agreement (and pay a termination fee upon certain circumstances) if the Board determines in good faith that an alternative acquisition proposal is or is reasonably likely to lead to a Superior Proposal, consistent with the Board’s fiduciary obligations;

•
the likelihood that the Sale will be completed, including the reasonableness of the conditions to the Sale and the likelihood that the contract and Stockholder approvals necessary to complete the Sale will be obtained; and

•
that the Sale was subject to approval of holders of at least a majority of the outstanding shares of our Common Stock, and that if such Stockholders did not approve of the transaction terms, the Sale would not close.

Our Board also considered potential drawbacks or risks relating to the Sale, including the following risks and potentially negative factors, but determined that these potential risks and factors were outweighed by the expected benefits of the Sale:

•	the lack of availability of dissenters’ rights of appraisal under Delaware law for Stockholders;

•	the fact that the assets being sold to Buyer includes all of our inventory and accounts receivable;

•
the fact that the agreed upon methodology to value inventory for purposes of determining the Company’s Working Capital takes a deduction for certain of the Company’s inventory if such inventory is not sold prior to closing of the Sale; inventory which the Company believes is valued appropriately if it could be held and sold selectively into the market;

•
the fact that there are third-party contract consents that must be obtained as a condition to closing the Sale and the uncertainties associated with obtaining those consents, which could result in the failure of the Sale to be consummated;

•	the fact that the Sale must be completed by December 31, 2012 and that the stockholder meeting to approve the Sale must occur by December 21, 2012;

•	the risks and costs to the Company if the Sale does not close, including the diversion of management and employee attention and disruption in our customer and distributor relationships;

•
the fact that under the terms of the Asset Purchase Agreement we have to pay Buyer a termination fee of 4.25% of the consideration payable to us if Buyer or the Company terminates the Asset Purchase Agreement in certain circumstances (including our pursuit of a Superior Proposal – although the Board was of the view that the amount of such termination fee was reasonable in the context of termination and similar fees payable in other transactions and in light of the overall terms of the Asset Purchase Agreement, and that the termination fee would not preclude another party from making a competing proposal) (see “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Termination Events and Termination Fee” below); and

•
that certain of our officers and directors may have interests with respect to the Sale in addition to their interests as Stockholders generally (see “Interests of Certain Persons in Matters to be Acted Upon” below).

The foregoing discussion is a summary of the information and factors considered by the Board in its consideration of the Sale.  In view of the variety of factors, the amount of information considered and the complexity of these matters, the Board did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of the Board may have given different weights to different factors.  The Board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination to unanimously approve the Sale.

Opinion of Our Financial Advisor

Our Committee retained Roth to opine whether the consideration to be received by the Company upon consummation of the Sale was fair, from a financial point of view, to the Company.  On October 20, 2012, during a meeting of the Board, Roth rendered an oral opinion, which was confirmed by delivery of a written opinion dated October 20, 2012, that as of that date and based upon and subject to various considerations set forth in its opinion, the Sale was fair, from a financial point of view, to the Company.

The full text of Roth’s opinion, dated October 20, 2012, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement.  We encourage all Stockholders to read Roth’s fairness opinion fully.  The summary of Roth’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this Proxy Statement.

In connection with rendering the opinion described above, Roth made such reviews, analyses and inquiries as Roth deemed appropriate, including, among other things, the following actions:

•	reviewed certain publicly available business and financial information of the Company that it believed to be relevant to its inquiry;

•	reviewed certain internal financial statements and other financial and operating data concerning the assets to be purchased;

•	reviewed certain financial forecasts relating to the assets to be purchased prepared by the management of the Company;

•	discussed the past and current operations, financial condition and prospects of the assets to be purchased with management of the Company;

•	reviewed the reported prices and trading activity for the Common Stock;

•	compared the financial performance of the assets to be purchased with that of certain publicly traded companies it deemed relevant;

•
compared certain financial terms of the Sale in the Asset Purchase Agreement to financial terms, to the extent publicly available, of certain other business combination transactions they deemed relevant;

•	participated in discussions and negotiations among representatives of the Company and Buyer Parent and their respective advisors;

•	considered the results of efforts to solicit indications of interest and definitive proposals from third parties with respect to a possible acquisition of the assets to be purchased; and

•	performed such other analyses and considered such other factors as they deemed appropriate.

In arriving at its opinion, Roth relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information.  Further, Roth relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information and projections utilized, Roth assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make an analysis and form an opinion.  Roth did not make a physical inspection of our properties and facilities and did not make or obtain any valuations or appraisals of our assets and liabilities (contingent or otherwise).

Roth also assumed, with the Committee’s consent, that the Sale will be consummated in accordance with the terms set forth in the Asset Purchase Agreement and in compliance with all applicable federal, state and local statutes, rules, regulations and ordinances.  Roth also assumed that the representations and warranties of each party in the Asset Purchase Agreement were true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Sale will be satisfied without waiver thereof.

Events occurring after the date of Roth’s opinion may affect Roth’s opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.  Further, Roth’s opinion does not constitute a recommendation to any Stockholder as to how such stockholder should vote with respect to such Sale or any other matter, and should not be relied upon by any such Stockholder.

The following is a summary of the material financial analyses delivered by Roth to our Committee and Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Roth, nor does the order of analyses described represent relative importance or weight given to those analyses by Roth. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Roth’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 19, 2012 and is not necessarily indicative of market conditions on the date of this Proxy Statement or thereafter.

Historical Stock Trading Analysis.

Roth analyzed the value per share of Common Stock and that $13.9 million Purchase Price, when added to the $58.2 million of cash and equivalents held by the Company as of June 30, 2012 (the latest amount publicly available at that time), implied relative to the following:

•	the closing market price per share of Common Stock on October 19, 2012;

•	the fifty-two week high and fifty-two week low closing market price per share of Company common stock period ended on October 19, 2012; and

•	the volume weighted average price, or VWAP, per share of Company common stock for each of the 30-day, 90-day, 180 day and 360-day periods ended on October 19, 2012.

The results of these calculations are summarized in the following table:

	Price	Implied Premium (Discount)
Closing price on October 19, 2012	$1.85	37.9%
52 Week High Closing Price	$2.60	(1.9)%
52 Week Low Closing Price	$1.67	52.7%

	VWAP	Implied Premium
30-day period ended on October 19, 2012	$1.78	43.1%
90-day period ended on October 19, 2012	$1.78	43.7%
180-day period ended on October 19, 2012	$1.89	35.0%
360-day period ended on October 19, 2012	$1.98	29.0%

Premiums Paid Analysis

Roth analyzed the mean and median premiums paid in 507 acquisitions of publicly traded U.S. and Canadian companies since October 19, 2009, with market capitalizations at the time of acquisition of greater than $50.0 million.  For each of the transactions, based on publicly available information obtained from Capital IQ, Roth calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, one week and one month prior to the announcement of the transaction.  The results of these analyses are summarized in the table below:

	Public Transaction Premiums Paid (3 Years Prior)
	Mean	Median
1 Day Premium	36.4%	31.0%
1 Week Premium	39.0%	32.6%
1 Month Premium	42.7%	34.9%

Roth applied the mean and median premiums paid in the transactions described above to the closing share price of the Company’s Common Stock on October 19, 2012, one week prior (October 12, 2012) and one month prior (September 19, 2012) and then analyzed what value the resulting share price implied for the operating assets of the Company.  The results of these analyses are summarized in the table below:

	Implied Value of the Operating Assets ($m)
	Mean	Median
October 19, 2012	$13.1	$10.3
1 Week Premium	$12.9	$9.7
1 Month Premium	$12.4	$8.6

Comparable Company Analysis

Roth reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the footwear, apparel and sporting goods industries, which in the exercise of its professional judgment and based on its knowledge of the industries, Roth determined to be relevant to its analysis.  Although none of the following companies is identical to the Company, Roth selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, level of profitability, historical and projected revenue growth, size and geographic location.

•	Brown Shoe Co. Inc.
•	Callaway Golf Co.
•	Delta Apparel Inc.
•	JAKKS Pacific, Inc.

•	K-Swiss Inc.
•	Perry Ellis International Inc.
•	Rocky Brands, Inc.
•	Skechers USA Inc.

For purposes of this analysis, Roth analyzed, as of October 19, 2012, the ratio of enterprise value (defined as fully diluted market capitalization plus total debt less cash and cash equivalents) to last 12-month (LTM) revenue and estimated calendar year 2012 revenue, for the comparable companies.  The overall observed mean and median LTM revenue and 2012 estimated revenue multiples for the comparable companies were as follows:

	Mean		Median
EV / LTM Revenue	0.4	x	0.5	x
EV / 2012E Revenue	0.4	x	0.5	x

Roth applied the mean and median multiples to the LTM and projected 2012 revenues of the Company.  The results of these analyses are summarized in the table below:

	Implied Value of the Operating Assets ($m)
	Mean	Median
EV / LTM Revenue	$12.5	$14.4
EV / 2012E Revenue	$13.8	$15.4

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business.  Accordingly, Roth’s comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Precedent Transactions Analysis

Roth analyzed certain information relating to selected transactions in the footwear, apparel and sporting goods industries from June 2002 to October 2012.  Roth selected the transactions because, in the exercise of its professional judgment, Roth determined the targets in such transactions to be relevant companies having operations and financial performance similar to the Company.  The selected transactions analyzed were the following:

Announcement Date		Acquirer		Target

6/2012	•	Sequential Brands	•	DVS
6/2012	•	Kenneth D. Cole	•	Kenneth Cole Productions
6/2012	•	Taylor Made Golf	•	Adams Golf
5/2012	•	Wolverine Worldwide, Blum Capital and Golden Gate Capital	•	Collective Brands
5/2011	•	Steve Madden	•	Topline Corporation
2/2011	•	Brown Shoe Co.	•	American Sporting Goods
10/2008	•	Adidas AG	•	Ashworth
6/2008	•	Dorel	•	PTI Sports
2/2008	•	Sun Capital Partners	•	Kellwood
10/2004	•	Bravo Sports	•	Variflex
7/2004	•	Russell Corporation	•	Huffy Sports
3/2003	•	Tecnica	•	Rollerblade
6/2002	•	Globe International	•	Kubik

For each of the selected transactions, Roth calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA.  The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction.  The overall mean and median LTM revenue multiples for the selected transactions were as follows:

	Mean		Median
LTM Revenue	0.4	x	0.4	x

Roth applied the mean and median multiples to the LTM revenues of the Company.  The results of this analysis is summarized in the table below:

	Implied Value of the Operating Assets ($m)
	Mean	Median
EV / LTM Revenue	$13.2	$13.2

No company or transaction utilized in the precedent transactions analysis is identical to the Company or to the proposed Asset Purchase Agreement. In evaluating the precedent transactions and selecting implied multiples, Roth made judgments and assumptions concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected transactions and the Company.

Miscellaneous

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.  No single result or method of analysis, including whether or not a specific result or analysis compared favorably to the implied transaction value of the Sale, was dispositive of Roth’s opinion.  Rather, in arriving at its opinion, Roth considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered.  Roth believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion.  In addition, Roth may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of operating assets of the Company. In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company.  Roth was advised by the management of the Company that the operations of the Company had declined since the preparation by management of its three-year financial forecast, and, accordingly, that the three-year financial forecast was no longer reflective of management’s best currently available estimates and judgments as to the future financial results and condition of the Company and should not be relied upon for purposes of Roth’s analyses and opinion.  In addition, Roth was advised by the management of the Company that it had not prepared updated financial forecasts beyond fiscal year 2012.  Given the absence of a long-term forecast that the management of the Company believes was reliable for the purposes of Roth’s analyses and opinion, Roth did not perform an analysis of the estimated present value of the future cash flows of the Company.

Roth was engaged by the Company to act as its financial advisor in connection with the Sale.  In connection with this engagement, the Company has agreed to pay Roth an aggregate fee of $750,000, of which $100,000 was payable upon delivery of Roth’s prior opinion in connection with the Sale on October 20, 2012, and $650,000 is contingent upon the consummation of the Sale.  The Company also has agreed to indemnify Roth against certain liabilities, and to reimburse Roth for certain expenses, which are related to or result from Roth’s engagement.  Other than this engagement, during the two years preceding October 20, 2012, the date of Roth’s opinion, Roth has not had any material relationship with the Company for which compensation has been received or is intended to be received.

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity securities of the Company, and, accordingly, may at any time hold a long or a short position in such securities.

Summary of Asset Purchase Agreement

Purchase Price

The aggregate Purchase Price for the purchased assets under the Asset Purchase Agreement will be $13,900,000 in cash, plus the assumption of certain specified liabilities, all subject to an adjustment based upon the Working Capital of the Seller Parties as of the Closing Date.  If the Working Capital is less than the Working Capital Target ($11,450,000), the Purchase Price will be decreased dollar for dollar.  If the Working Capital is more than $11,600,000, the Purchase Price will be increased dollar for dollar.   An annex to the Asset Purchase Agreement provides a mechanism to value certain items in our inventory that Buyer believes should be valued at less than what the Company has reflected on its books and records.  If the Company is unable to sell any of that inventory prior to the closing of the Sale, the impact to Working Capital would be a reduction in the Purchase Price of approximately $900,000.  It is estimated currently that if the closing of the Sale were to occur as of December 21, 2012 our Working Capital would be between $9.64 million and $10.05 million, which would result in the Purchase Price being decreased by between $1.40 million and $1.81 million ($11.45 million minus $9.64 million and $10.05 million, respectively) to between $12.09 million and $12.50 million.  The mechanics of these adjustments to the Purchase Price are more specifically described in the Asset Purchase Agreement.

If the Stockholders approve the Sale and the Plan of Dissolution, subject to the calculation of the Working Capital , any adjustment to the Purchase Price, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders after the satisfaction of the Company and its subsidiaries’ liabilities and the completion of the Winding Up will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof plus the additional shares of Common Stock to be issued upon vesting of certain restricted stock units awards, as described in “Proposal No. 4 – Advisory Vote on Change in Control Compensation” below).  The Company anticipates (on the same basis) that approximately $2.00 per share of Common Stock will be distributed to Stockholders in an initial distribution within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

Representation and Warranties

The Asset Purchase Agreement contains a number of representations and warranties of the Seller Parties to the Buyer Parties relating to, among other things:  organization of the Seller Parties; authority of the Seller Parties; conflicts and consents; periodic reporting with the Commission and financial statements; the absence of undisclosed liabilities; the absence of certain changes and certain events; material contracts; title to the purchased assets; condition and sufficiency of assets; real property; intellectual property; inventory; accounts receivable; customers and suppliers; insurance; legal proceedings and Governmental Orders; compliance with laws and permits; environmental matters; employee benefit matters; employment matters; taxes; product liability claims; transactions with affiliates; brokers; vote required for the Sale; state anti-takeover statutes; solvency; and voting agreements.

The Asset Purchase Agreement contains a number of representations and warranties of the Buyer Parties to the Seller Parties relating to, among other things: organization of the Buyer Parties; authority of the Buyer Parties; conflicts and consents; brokers; legal proceedings; financing; disclaimers of representations and warranties; and independent investigation.

The representations, warranties and covenants of the Seller Parties contained in the Asset Purchase Agreement have been made solely for the benefit of the Buyer Parties under the Asset Purchase Agreement. The Stockholders are not third-party beneficiaries under the Asset Purchase Agreement.  Further, the representations and warranties of the Seller Parties in the Asset Purchase Agreement (a) have been made only for purposes of the Asset Purchase Agreement; (b) are qualified by disclosures made to the Buyer Parties in connection with the Asset Purchase Agreement; and (c) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by the Stockholders.

Closing Conditions

The Asset Purchase Agreement contains conditions precedent to the obligations of the Buyer Parties to complete the Sale (each of which may be waived by Buyer at or before Closing), including, without limitation:

•
the representations and warranties of the Seller Parties in the Asset Purchase Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant to the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

•
the Seller Parties’ performance in all material respects of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement and the other Transaction Documents, as applicable, on or before the Closing Date;

•	the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale, or causing the Sale to be rescinded following its completion;

•
the Seller Parties receiving all approvals, consents, and waivers that are necessary to consummate the Sale, unless the failure to receive the foregoing (except the approval of the Sale by the Stockholders) would not result in a Material Adverse Effect or materially adversely affect the Seller Parties’ ability to perform their respective obligations under the Asset Purchase Agreement;

•	the absence of a Material Adverse Effect;

•	the delivery of the signatures, certificates, instruments and other deliverables by the Seller Parties that are contemplated by the Asset Purchase Agreement; and

•	the absence of Encumbrances relating to the purchased assets, other than certain specified Permitted Encumbrances.

The Asset Purchase Agreement contains conditions precedent to the obligations of the Seller Parties to complete the Sale (each of which may be waived by Heelys Parent at or before Closing), including, without limitation:

•
the representations and warranties of the Buyer Parties in the Asset Purchase Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant to the Asset Purchase Agreement must be true and correct in all material respects on and as of the date of signing the Asset Purchase Agreement and on the Closing Date (subject to certain exceptions);

•
the Buyer Parties’ performance in all material respects of their respective agreements, covenants and conditions set forth in the Asset Purchase Agreement and the other Transaction Documents, as applicable, on or before the Closing Date;

•	the absence of a Governmental Order making the Sale illegal, or otherwise restraining or prohibiting the consummation of the Sale, or causing the Sale to be rescinded following its completion;

•	the delivery of the signatures, certificates, instruments and other deliverables by the Buyer Parties that are contemplated by the Asset Purchase Agreement;

•	the approval of the Sale by the holders of a majority of the Company’s outstanding shares of common stock; and

•	the delivery of the signatures, certificates, instruments, and other deliverables by the Buyer Parties that are contemplated by the Asset Purchase Agreement.

Covenants

The Asset Purchase Agreement contains numerous covenants of the Seller Parties and the Buyer Parties during the period up to and including the Closing Date.  The covenants that are specific to the Seller Parties generally relate to, among other things: the conduct of the Seller Parties’ business operations before the Closing; providing the Buyer Parties with access to, and deliveries of, certain information; holding the Meeting and soliciting proxies to the Stockholders to obtain the approval of the Sale by the Stockholders; notifications to Buyer of certain events; certain employee matters; keeping certain information concerning the Seller Parties’ business and other matters confidential;  non-solicitation of persons who are offered employment by the Buyer Parties; and the Seller Parties’ termination of certain intercompany contracts relating to licensing of intellectual property and distribution.

The Asset Purchase Agreement contains additional covenants of the Seller Parties and the Buyer Parties relating to, among other things: making notices to, and obtaining consents, authorizations, orders, and approvals from, Governmental Authorities in connection with the Sale; using commercial reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the parties; making public announcements of the Asset Purchase Agreement and the Sale; payment of Taxes and fees incurred in connection with the Asset Purchase Agreement and the other Transaction Documents; access to retained books and records; the execution and delivery of certain documents and the taking of certain actions to effect the Sale; and remitting certain accounts receivable to the other parties from and after the Closing.

Under the Asset Purchase Agreement, the Company must maintain for a period of time available funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million.  The Company must additionally file with or furnish to the Commission, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements.

Go-Shop; No-Shop

For the 30-day period after the date of the Asset Purchase Agreement, the Seller Parties are permitted to initiate, solicit, and encourage inquiries, proposals, or offers that could constitute an alternative transaction proposal (or engage in other efforts or attempts that could lead to an alternative transaction proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that meet certain requirements set forth in the Asset Purchase Agreement.

After the expiration of such go-shop period, the Seller Parties must cease all such activities, and, until the Closing Date, must not solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal, or engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, an alternative transaction proposal, or enter into any letter of intent, agreement, or agreement in principle with respect to an alternative transaction proposal, subject to limited exceptions.

Notwithstanding the no-shop provisions of the Asset Purchase Agreement described in the immediately preceding paragraph, during the period commencing on the No-Shop Start Date and ending on the date of receipt of the approval of the Sale by the Stockholders, under the Asset Purchase Agreement, the Seller Parties may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain alternative transaction proposals that the Board has determined are or would lead to a bona fide written alternative transaction proposal that the Board or a committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to the Stockholders than the transactions contemplated by the Asset Purchase Agreement (including any revisions to the terms of the Asset Purchase Agreement proposed by the Buyer Parties in response to such proposal or otherwise), subject to certain other criteria set forth in the Asset Purchase Agreement.  If, during this period, the Board determines to pursue a Superior Proposal in accordance with the Asset Purchase Agreement, the Asset Purchase Agreement requires, among other things, that the Seller Parties give Buyer prior notice of such determination, along with supporting documentation with respect to such Superior Proposal, and the opportunity to propose revisions to the Asset Purchase Agreement such that the Superior Proposal would no longer constitute a Superior Proposal.

Termination Events and Termination Fee

The Asset Purchase Agreement may be terminated at any time before the Closing upon the mutual consent of Buyer and Heelys Parent.  In addition, the Asset Purchase Agreement may be terminated by Buyer upon the occurrence of certain events, including, without limitation, the following:

•
there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of Buyer’s closing conditions, if Buyer is not in material breach of any provision of the Asset Purchase Agreement;

•
Buyer’s closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012 (the “Drop-Dead Date”), unless Buyer is responsible for such failure to comply with such conditions;

•	the approval of the Sale by the Stockholders is not obtained;

•
the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or if the Company fails to hold the Meeting within ten business days before the Drop-Dead Date; or

•
there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

The Company, acting as the Seller Parties’ Representative may terminate the Asset Purchase Agreement upon the occurrence of certain events, including, without limitation, the following:

•
there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Seller Parties’ closing conditions, if the Seller Parties are not in material breach of any provision of the Asset Purchase Agreement;

•
the Seller Parties’ closing conditions have not been, or it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless the Seller Parties are responsible for such failure to comply with such conditions;

•
the approval of the Sale by the Stockholders is not obtained; provided, that the Seller Parties may not terminate the Asset Purchase Agreement for failure to obtain the approval of the Sale by the Stockholders if any of the Seller Parties has breached in any material respect its obligations under the Asset Purchase Agreement in any manner that proximately contributed to the failure to obtain the approval of the Sale by the Stockholders;

•
before receipt of the approval of the Sale by the Stockholders the Seller Parties enter into a definitive agreement relating to an alternative transaction proposal with a third-party that constitutes a Superior Proposal, subject to payment of the applicable termination fee due to Buyer; or

•
there shall be any law that makes consummation of the Sale illegal or otherwise prohibited or there shall be any Governmental Order restraining or enjoining the Sale, and such Governmental Order shall have become final and non-appealable.

If (a) Buyer terminates the Asset Purchase Agreement because (i) there has been an uncured breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to the Asset Purchase Agreement that would give rise to the failure of any of the Buyer’s closing conditions, and Buyer is not in material breach of any provision of the Asset Purchase Agreement, or (ii) the Board or the Seller Parties take certain specified actions with respect to, among other things, pursuing entry into an alternative transaction similar to the Sale with a third-party, or because the Company fails to hold the Meeting within ten business days before the Drop-Dead Date, (b) the Seller Parties terminate the Asset Purchase Agreement to enter into a transaction that constitutes a Superior Proposal, (c) the Seller Parties do not consummate the Sale by the Drop-Dead Date and such failure constitutes a breach of the Asset Purchase Agreement or (d) Buyer or the Seller Parties terminate the Asset Purchase Agreement because of a failure to obtain the approval of the Sale by the Stockholders, and in the case of clauses (a), (c), and (d), at any time during the six-month period following such termination of the Asset Purchase Agreement, one or more of the Seller Parties accepts any alternative transaction proposal or enters into a definitive agreement with respect to an alternative transaction proposal, the Seller Parties must pay to Buyer (x) in the case of a termination described in clauses (a), (b), or (c) above, no later than five business days after receipt of written demand, a termination fee equal to 4.25% of the aggregate consideration payable pursuant to the alternative transaction proposal, or (y) in the case of a termination described in clause (d), no later than five business days after the receipt of any consideration pursuant to the alternative transaction, a termination fee equal to 4.25% of any such consideration received in such alternative transaction.  The calculation of either such termination fee excludes any consideration to the extent attributable to cash, cash equivalents or marketable securities being sold to the third-party.

Survival

Subject to certain exceptions, under the Asset Purchase Agreement, the representations, warranties and covenants in the Asset Purchase Agreement do not survive the Closing Date.  The covenants in the Asset Purchase Agreement that survive the Closing Date relate to, among others, the following matters: the provisions governing the adjustments to the Purchase Price; allocation of the Purchase Price and ad valorem taxes; third party consents; covenants relating to employees and employee benefits; confidentiality; non-solicitation of certain employees; breaches of certain covenants; governmental approvals and consents; receivables; transfer taxes; access to retained books and records; and cash retention.

In addition, absent fraud or intentional misrepresentation with intent to defraud, the Buyer Parties have no right of recovery against any of the Seller Parties under the Asset Purchase Agreement resulting from any breach of any representation, warranty, or covenant (other than the specified surviving obligations) contained in Asset Purchase Agreement.

Voting Agreements

Patrick F. Hamner, also one of our directors, previously was employed by Capital Southwest Corporation and the Company.  Capital Southwest Venture Corporation currently owns approximately 33.79% of our issued and outstanding Common Stock.  Mr. Hamner currently owns approximately 1.3% of our current issued and outstanding Common Stock (and currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding Common Stock).

Capital Southwest Venture Corporation, which currently owns 9,317,310 shares of the Company’s common stock, or approximately 33.79% of the Company’s current issued and outstanding common stock, and Patrick F. Hamner, one of the Company’s directors who currently owns 363,150 shares of the Common Stock, or 1.3% of our current issued and outstanding Common Stock (and who holds currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding Common Stock), entered into voting agreements with Buyer on October 22, 2012, pursuant to which they agreed, among other things, to vote their shares in favor of the Sale and grant to Buyer an irrevocable proxy with respect to their respective shares covered by the voting agreements.  The Company is a party to these voting agreements for the limited purposes of agreeing to (a) instruct its transfer agent to restrict transfer of the Covered Shares during the term of the Asset Purchase Agreement, (b) take certain actions with respect to such transfer restrictions upon any termination of the Asset Purchase Agreement, and (c) not take any action in contravention of the voting agreements.

The foregoing description of such voting agreements and the Company’s obligations therein does not purport to be complete and is qualified in its entirety by reference to the full text of the respective voting agreements entered into by the referenced parties, copies of which are attached as Exhibit 10.2 and Exhibit 10.3 to our Current Report on Form 8-K filed with the Commission on October 23, 2012 and incorporated herein by reference.

Stockholder Distributions

Assuming the Stockholders approve the Sale and the Plan of Dissolution, the timing and amount of any distributions to Stockholders upon any consummation of the Sale will depend upon, among other factors, the timing of the Company’s subsidiaries performing all of their obligations and requirements and subsequently making a liquidating distribution to the Company consisting of the balance of cash available to those subsidiaries after the closing of the Sale and payment of all liabilities and obligations.  See “Risk Factors” above.

If the Stockholders approve the Sale and the Plan of Dissolution, subject to the calculation of the Working Capital , any adjustment to the Purchase Price resulting from that calculation, the satisfaction of the liabilities of the Company and its subsidiaries pursuant to the Plan of Dissolution and certain assumptions, the Company currently estimates that the net proceeds available for distribution to the Stockholders after the satisfaction of the Company and its subsidiaries’ liabilities and the completion of the Winding Up will be between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock (based on the number of outstanding shares of Common Stock on the date hereof plus the additional shares of Common Stock to be issued upon vesting of certain restricted stock units awards, as described in “Proposal No. 4 – Advisory Vote on Change in Control Compensation” below).  The Company anticipates (on the same basis) that approximately $2.00 per share of Common Stock will be distributed to Stockholders in an initial distribution after the filing of a Certificate of Dissolution with the Delaware Secretary of State, followed by one or more additional distributions to the Stockholders, subject to the amount of a contingency reserve and the Company’s obligation under the Asset Purchase Agreement to maintain, until the Working Capital Adjustment is finalized, funds sufficient to pay all liabilities of the Seller Parties that are not being assumed by the Buyer Parties when they become due, plus immediately available funds equal to at least $5 million, and other actions to be taken pursuant to the Plan of Dissolution.

The Company currently anticipates that the initial distribution to the Stockholders will occur within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, assuming the Stockholders approve the Sale and the Winding Up, and that the Sale is consummated.

The following table sets forth the Company’s basis for calculating its estimate of the aggregate amount of net proceeds that may be available for distribution to Stockholders in connection with the Sale and Winding Up.  The following table is based upon various assumptions and estimates of certain liabilities and is for illustrative purposes only.  If any of our assumptions or estimates prove to be incorrect, Stockholders may ultimately receive substantially more or less cash from the Company or none at all.  We do not plan to resolicit Stockholder approval for the Sale or the Winding Up even upon the occurrence of events that would cause the value of the assets ultimately distributed to Stockholders to change significantly from the estimates set forth in this Proxy Statement.

Based on the assumptions set forth below, among others, we estimate that the amount available for distribution to Stockholders will be approximately between $62.5 million and $66.5 million in the aggregate, or approximately $2.23 to $2.37 per share of Common Stock.  This estimate of the aggregate proceeds that may be available for distribution to our Stockholders assumes, among other things, that:

•	the Winding Up will be completed by December 2013;

•	the Commission grants us relief from continued filing obligations under the Exchange Act;

•	there will be no unknown or unanticipated claims and contingencies that arise between the date of this Proxy Statement and the date of any final distribution to Stockholders; and

•	the amount of our anticipated liabilities at the approval of the Plan of Dissolution will not exceed the estimates contained in the table below.

Any one or more of these assumptions may prove to be wrong, which could reduce the amount available to distribute to our Stockholders.

	Low	High
Estimated Cash, Cash Equivalents and Marketable Securities as of December 21, 2012	$57,027	$57,616

Estimated Cash Proceeds and (Outlays)
Proceeds from assumed exercises of in-the-money options	$37	$80
Proceeds from the Sale (1)	$12,087	$12,504
Operating Expenses after December 21, 2012 (2)	$(917)	$(248)
Income Tax and Interest Receivable/Payable after December 21, 2012 (3)	$(33)	$236
Severance after December 21, 2012 (4)	$(1,641)	$(1,248)
Management Bonuses and Incentive Compensation (5)	$(768)	$(768)
Estimated Inventory Impairment at December 21, 2012 (6)	$(908)	$(637)
Insurance (7)	$(175)	$(125)
Professional Fees (attorneys, bankers, accountants and consultants)	$(2,230)	$(920)
Total Net Estimated Cash Proceeds and (Outlays)	$5,452	$8,874
Estimated Cash to Distribute to Stockholders	$62,479	$66,490
Assumed Shares Outstanding	28,004	28,004
Estimated per Share Distributions	$2.23	$2.37

(1)           Includes accounts receivable and inventory net of related reserves and other deductions, certain other transferable prepaid and other current assets, accounts payable and certain transferable accrued liabilities and other payables as specified in the Asset Purchase Agreement.

(2)           Estimate of administrative, transition service and other costs required for the Company to fulfill its obligations until the Winding Up is completed.

(3)           Includes estimates of pending and potential income taxes payable and receivable and interest receivable related to the Company’s cash and marketable securities.

(4)           Assumes payment of all known amounts due under the Company’s employee retention agreements with employees that the Company currently anticipates will not be offered employment by the Buyer.

(5)           Assumes payment of management compensation payable as a result of the Sale pursuant to the Company’s 2012 Management Incentive Bonus Plan and 2012 Long-Term Management Incentive Plan.

(6)           Estimate of inventory impairment to be charged upon close of the Sale and based on assumed levels of certain slower moving products, as specified in the Asset Purchase Agreement.

(7)           Assumes retention of directors’ and officers’ insurance coverage for a three-year term.

Stock Exchange Listing; Deregistration

As a result of the consummation of the Sale, the Company will cease to be engaged in an ongoing business and will not be eligible to remain listed on the The Nasdaq Capital Market.  The Company intends to (a) file a Certificate of Dissolution with the Delaware Secretary of State and (b) delist from the The Nasdaq Capital Market as soon as practicable following the closing of the Sale.  In addition, the Company plans to deregister its shares of Common Stock under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Exchange Act.

No Dissenters’ Rights

Under applicable law, Stockholders do not have dissenters’ rights of appraisal in connection with the Sale.

Tax Consequences

See “Certain U.S. Federal Income Tax Considerations” and “Certain Non-U.S. Tax Considerations” below.

Management Changes

It is anticipated that, conditioned upon the closing of the Sale, Buyer will offer employment to a majority of our employees, including certain of our officers.

The Board recommends a vote “FOR” the Sale Proposal.

PROPOSAL NO. 2 – NAME CHANGE

At the Meeting, the Stockholders will be asked to vote upon a proposal to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s corporate name to “HLYS Liquidation Company, Inc.” (the “Name Change”), if the Stockholders also approve the Sale.  The reason for the Name Change is that the Company’s corporate name is one of the assets being sold to the Buyer pursuant to the Sale.

The Name Change is conditional and will be effective only upon the closing of the Sale.  If the Sale does not occur, an amendment to the Company’s Certificate of Incorporation to effect the Name Change will not be filed with the Delaware Secretary of State and the Company’s name will not change.

If the Name Change is approved by the Stockholders and if the Sale is consummated, the First Article of the Company’s Certificate of Incorporation will be amended to read as follows:

“The name of the Corporation is “HLYS Liquidation Company, Inc.” (the “Corporation”).”

The Name Change will become effective upon filing a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing will be made on the closing date of the Sale, or such other date agreed by the Company and the Buyer.

We will submit notification to The Nasdaq Capital Market of the Name Change, pursuant to its requirements.

Following implementation of the Name Change, Stockholders should continue to hold their existing stock certificates representing Common Stock.  Stockholders will not be required to tender their old stock certificates in exchange for new certificates with the new name.  Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent.

Approval of the amendment to the Company’s Certificate of Incorporation to effect the Name Change requires the affirmative vote of the holders of a majority of all the issued and outstanding shares of Common Stock.

The Board recommends a vote “FOR” the Name Change Proposal.

PROPOSAL NO. 3 – PLAN OF DISSOLUTION

At the Meeting, Stockholders will be asked to consider and vote upon a proposal to approve the Plan of Dissolution.  The Board has approved the Plan of Dissolution, subject to Stockholder approval of the Plan of Dissolution.  Under the terms of the Plan of Dissolution, the Winding Up will not be effective, and the Winding Up will not be implemented, unless and until the Sale is consummated.  Under the DGCL, the affirmative vote of the holders of a majority of all the issued and outstanding shares of Common Stock is required to approve the Plan of Dissolution.

Attached as Annex B to this Proxy Statement is the Plan of Dissolution.  The material features of the Plan of Dissolution, and other information regarding the Winding Up, are summarized below.  The following summary of the Plan of Dissolution is not a complete summary and is subject in all respects to the provisions of, and is qualified by reference to, the Plan of Dissolution.  Stockholders are urged to read the Plan of Dissolution in its entirety.

Recommendation of the Board and Reasons for the Plan of Dissolution Proposal

On October 20, 2012, the Board unanimously adopted a resolution that it was advisable and in the best interests of the Stockholders to dissolve the Company and wind up its affairs in order to maximize Stockholder value pursuant to the Plan of Dissolution.  The Board recommends that Stockholders vote “FOR” the Plan of Dissolution Proposal.  Approval of the Plan of Dissolution Proposal will constitute the required Stockholder approval to dissolve the Company and to approve the Plan of Dissolution.

In considering the liquidation and dissolution of the Company, the Board considered the terms of the Plan of Dissolution and the dissolution process under the DGCL, as well as other available strategic options.  As part of the Board’s evaluation process, the Board considered the risks and timing of each strategic option available to the Company, and consulted with Roth, management and the Company’s legal counsel.  In approving the Sale and the Plan of Dissolution, the Board considered a number of factors, including but not limited to, the factors described elsewhere in this Proxy Statement as well as the following factors:

•	The viability of the Company’s business model at present and the costs and time that would be required to alter the Company’s current business structure;

•
The determination by the Board, after conducting a review of the Company’s financial condition, evaluation of the Company’s strategic alternatives, prospects for the sale of the Company as a whole or its remaining assets in individual sales, the results of operations and the Company’s future business prospects, that continuing to operate as a going concern is not reasonably likely to create greater value for the Stockholders than the value that may be obtained for the Stockholders pursuant to the Sale and the complete liquidation and dissolution of the Company;

•
The Company’s inability to identify a potential buyer of the entire Company in a merger or similar transaction despite Roth’s efforts to locate such potential buyers, including contacting over 50 such potential buyers;

•
That the Sale, the liquidation and dissolution provides Stockholders with an opportunity to potentially monetize their investment in the Company and allows the Company to distribute the maximum amount of cash to the Company’s Stockholders from the Sale;

•
The current intent of the Company to declare and pay a cash distribution to the Stockholders within 30 days after the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State if no currently unknown or unanticipated material liabilities of the Company arise;

•	The potential tax benefits of making distributions to the Stockholders pursuant to the Plan of Dissolution;

•
The material costs associated with the Company’s operations, including accounting, legal and other expenses in connection with required filings with the Commission and required to support the day-to-day operations of the Company;

•
The extermination of the Company’s revenue-generating operations following the completion of the Sale and the resulting effect on the Company’s ability to support its expense structure as a public company and operate its business as a going concern;

•
The terms and conditions of the Plan of Dissolution, including the provisions that permit the Board to abandon the Plan of Dissolution prior to the effective time if the Board determines that, in light of new proposals presented or changes in circumstances, the Plan of Dissolution is no longer advisable and in the best interests of the Company and its Stockholders;

•
That under the DGCL, if the circumstances justifying the Plan of Dissolution change, the Certificate of Dissolution may be revoked after the effective time if the Board adopts a resolution recommending revocation and if the Stockholders originally entitled to vote on the Plan of Dissolution approve such revocation at a meeting of Stockholders;

•
The fact that the DGCL requires that the Plan of Dissolution be approved by the affirmative vote of holders of a majority of all the issued and outstanding shares of Common Stock, which ensures that the Board will not be taking action without the support of a significant portion of the Stockholders;

•	That any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party will continue against the Company; and

•
The costs of retaining the staff necessary to administer and manage the Company’s assets and retained liabilities during the Winding Up period and the timing and costs of planned staff departures, including the fact it is anticipated that most of Company’s employees will be hired by the Buyer in connection with the Sale.

The Board also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•
The uncertainty of the timing, nature and amount of any liquidation proceeds and distributions to Stockholders, including the risk that there could be unanticipated delays in selling all or substantially all of the Company’s and its subsidiaries’ assets or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process could significantly delay, reduce or prevent any distributions to the Stockholders;

•
That further Stockholder approval of sales will not be required after the approval of the Sale Proposal and the Plan of Dissolution Proposal and that the Board may authorize transactions thereafter with which the Stockholders may not agree;

•	The fact that, under the DGCL, the Stockholders are not entitled to appraisal rights for their shares of Common Stock in connection with the Sale or the liquidation and dissolution of the Company;

•
The risk that Stockholders may be required to repay some or all of the amounts distributed to them by the Company pursuant to the Plan of Dissolution if unknown or unanticipated claims arise against the Company during the Winding Up period;

•
The risk that the directors of the Company may be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the dissolution of the Company, including the payment of claims against the Company;

•	Potential changes in applicable laws (including tax laws) and regulations;

•
The risk that the IRS could treat any liquidating distributions as an ordinary dividend and that the Company’s Stockholders would receive less favorable tax treatment with respect to the distribution than is currently anticipated;

•
The risk that the amounts available for distribution to the Stockholders may be significantly less than the Company’s estimates due to unknown or contingent liabilities or increases in the costs and expenses related to settling the Company’s and its subsidiaries’ liabilities and winding up their respective businesses;

•
The risk that the Company will not receive relief from the Company’s registration and periodic reporting obligations under the Exchange Act and that the Company will continue to incur costs related to compliance with these requirements;

•
The fact that, if the Stockholders approve the Plan of Dissolution Proposal, they would not be permitted to transfer their shares of Common Stock after the filing of the Certificate of Dissolution except by will, intestate succession or operation of law;

•
The possibility of disruption to the Company’s operations following any announcement of the Sale and proposed liquidation and dissolution, and the resulting effects if these actions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with its customers, distributors and suppliers;

•
The risks related to the fact that the Company will not be retaining certain of its current officers and employees and that, if necessary, the Company may be unable to attract employees to conduct the Winding Up process;

•
The interests of the Company’s directors and executive officers in the Sale, the liquidation and the dissolution, including the Company’s continuing indemnification obligations to certain directors and officers during the Winding Up period and the compensation that will be received by employees conducting the Winding Up process; and

•
That the dissolution of the Company forecloses the Company from entering into any future strategic business transaction that could enhance Stockholder value, the potential loss of benefits to Stockholders of remaining investors in a publicly traded “shell company, ” and that a dissolution necessarily has the effect of liquidating each Stockholder’s investment in the Company.

The members of the Board did not quantify or otherwise assign relative significance to any of the factors considered when making their determination, but instead considered whether the factors as a whole justified recommending the Sale Proposal and the Plan of Dissolution Proposal to the Stockholders.  The foregoing summarizes the material factors and risks considered by the Board, but it is in no way meant to be exhaustive of the discussion and information considered by the Board.  In view of its many considerations, the Board did not quantify or otherwise assign relative significance to any factor considered.  In addition, each member of the Board may have given different significance to each factor.

The approval of the Plan of Dissolution Proposal will authorize the Board to wind up the affairs of the Company, to cease operating the business for which the Company was organized and to finally terminate the existence of the Company.

The Board views the Sale, the Name Change and the Plan of Dissolution as part of one transaction.

Summary of Plan of Dissolution

Background

The Board approved the Plan of Dissolution on October 20, 2012.  The Plan of Dissolution is conditioned on the consummation of the Sale and obtaining approval of the Plan of Dissolution from the holders of a majority of all the issued and outstanding shares of Common Stock.  The Plan of Dissolution will become effective upon consummation of the Sale.

The Board adopted the Plan of Dissolution in connection with, and as a result of, its broad review of strategic alternatives for the Company, as more particularly described above and in “Proposal No. 1 – Sale” above.

Winding Up Actions

When the Plan of Dissolution becomes effective, the Company, acting by an officer, employee, or agent, as applicable, will, among other things:

•	file a Certificate of Dissolution with the Delaware Secretary of State specifying the date upon which the Certificate of Dissolution will become effective (the “Winding Up Effective Date”);

•
cease its business activities and withdraw from any jurisdiction in which the Company is qualified to do business (unless any such qualification to do business is necessary, appropriate, or desirable for the Sale and any other liquidation of the Company’s assets, and for the proper winding up of the Company);

•	negotiate and consummate the sales and conversion of all of the assets and properties of the Company remaining after the Sale into cash and/or other distributable form of asset; and

•	take all actions required or permitted under the applicable dissolution procedures of the DGCL.

In addition, subject to approval by the Board and the consummation of the Sale, under the Plan of Dissolution, the officers, employees, and agents of the Company will, as promptly as feasible, proceed to:

•	collect all sums due or owing to the Company;

•	sell and convert into cash and/or other distributable form all the remaining assets and properties of the Company, if any, and;

•
out of the assets and properties of the Company, pay, satisfy, and discharge or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Dissolution, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Dissolution.

Liquidating Distributions

If the Sale is consummated, under the Plan of Dissolution, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the Stockholders of record, at the close of business on the Winding Up Effective Date, pro rata to Stockholders in accordance with the respective number of shares then held of record, provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts, obligations, and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Pursuant to the Plan of Dissolution, liquidating distributions will be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the DGCL, may determine; provided, however, that the Company must complete the distribution of all its properties and assets to its Stockholders as provided in the Plan of Dissolution as soon as practicable following the filing of its Certificate of Dissolution with the Delaware Secretary of State and in any event on or before the tenth anniversary of the Winding Up Effective Date (the “Final Distribution Date”).

Contingency Reserve

Under the Plan of Dissolution, if and to the extent deemed necessary, appropriate, or desirable by the Board in its absolute discretion, the Company may establish and retain or set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries, including (a) tax obligations; (b) all expenses of the sale of the Company’s property and assets; (c) the salary, fees, and expenses of members of the Board, management, and employees; (d) expenses for the collection and defense of the Company’s property and assets; (e) the expenses for attorneys and other professional advisors incurred in connection with the Plan of Dissolution; and (f) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs.  Any unexpended amounts remaining in a contingency reserve will be distributed to the Stockholders no later than the Final Distribution Date pursuant to the Plan of Dissolution.  As of the date hereof, the Company plans to establish a contingency reserve and anticipates that the amount of that reserve will be approximately $6.7 million.

Liquidating Trust

Under the Plan of Dissolution, the Board may, but is not required to, establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust rather than continue to hold the assets in the Company.  The Liquidating Trust may be established by agreement with one or more trustees selected by the Board.  If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board.  The trustees will in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Indemnification and Advancement of Expenses

The Plan of Dissolution requires the Company to continue to indemnify and advance expenses to its officers, directors, employees, and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company.  The Board, in its sole and absolute discretion, is authorized under the Plan of Dissolution to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company’s obligations.

Amendment, Modification or Abandonment

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Dissolution and all actions contemplated thereunder, including the Sale or the proposed Winding Up, notwithstanding the Stockholder approval of the Sale or the Plan of Dissolution, to the extent permitted by the DGCL; provided, however, that the Board may not abandon the Plan of Dissolution following the filing of the Certificate of Dissolution without first obtaining the approval of the holders of a majority of the voting power of the outstanding Common Stock at a special meeting or annual meeting of the Stockholders called for such purpose by the Board.  Upon the abandonment of the Plan of Dissolution, the Plan of Dissolution will be void.

Complete Liquidation

Distributions to the Stockholders made pursuant to the Plan of Dissolution will be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Under the Plan of Dissolution, the adoption of the Plan of Dissolution by the Stockholders will constitute full and complete authority for the making by the Board of all such liquidating distributions.

Our Conduct Following the Dissolution Date

Following the Winding Up Effective Date, our activities will be limited to winding up our affairs, taking such actions as may be necessary to preserve the value of our remaining assets and distributing our assets in accordance with the Plan of Dissolution.

We expect that certain members of our Board and one or more of our remaining officers are expected to oversee the Winding Up for a period of time following the Winding Up Effective Date.  As compensation for the foregoing, our remaining directors and officers will continue to receive compensation, as determined by the Board.

Winding Up Completion Date

The Company has not yet determined an expected completion date of its Winding Up, if any.  The Plan of Dissolution, however, requires that all liquidating distributions be made before the tenth anniversary of the effective date of the Plan of Dissolution.

No Dissenters’ Rights

Under applicable law, Stockholders do not have dissenters’ rights of appraisal in connection with the Winding Up or Plan of Dissolution.

Tax Consequences

See “Certain U.S. Federal Income Tax Considerations” and “Certain Non-U.S. Tax Considerations” below.

The Board recommends a vote “FOR” the Plan of Dissolution Proposal.

PROPOSAL NO. 4 – ADVISORY VOTE ON CHANGE OF CONTROL COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide its Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation payable under existing agreements with the Company that certain of the Company’s executive officers will or may be entitled to receive in connection with the Sale (the “Change of Control Compensation”).  All of these existing agreements between the Company and its executive officers listed below were entered into before the negotiation of the Sale with the Buyer Parties and have been filed as exhibits to the Company’s periodic reports filed with the Commission.

The Change of Control Compensation (assuming the Sale closed on October 25, 2012, as the most recent practicable date), is set forth in the table below:

Golden Parachute Compensation
Name	Cash(1)	Equity(2)	Pension/ Non-Qualified Deferred Compensation	Perquisites/ Benefits(3)	Tax Reimbursement	Other	Total
Thomas C. Hansen	$793,459	$428,694	$-	$32,778	$-	$-	$1,254,931
Craig D. Storey	$315,037	$113,899	$-	$-	$-	$-	$428,936
John W. O'Neil(4)	$-	$-	$-	$-	$-	$-	$-

(1)           Cash:  The components of the cash payment calculation in the table above include (a) severance payments due to Mr. Hansen and Mr. Storey under their respective employment agreements, (b) cash bonus payments due to Mr. Hansen and Mr. Storey under the Company’s 2012 Management Incentive Plan, (c) cash bonus payments due to Mr. Hansen and Mr. Storey under the Company’s 2012 Long-Term Management Incentive Plan and (d) accrued vacation that is payable to Mr. Hansen and Mr. Storey, in each case, as a result of the Sale.

Employment Agreement – Thomas C. Hansen

We entered into an Executive Employment Agreement with Mr. Hansen in July 2009 (with his employment to commence on or before August 1, 2009).  We anticipate that Mr. Hansen’s employment would be terminated by him for Good Reason (as defined in the agreement) pursuant to the conditions of the agreement or by the Company without Cause (as defined in the agreement) as a result of the Sale.  In such case, Mr. Hansen would be entitled under his agreement to receive an amount equal to his annualized base salary for a period of one year, plus an additional period equivalent to four weeks for every year of employment with the Company in excess of five years, prorated for partial years of such employment, capped at a total combined maximum of seventy-eight (78) weeks of base salary severance, based upon his base salary as of his date of termination.  Such amount would be paid by the Company to Mr. Hansen in accordance with the Company’s normal payroll policies over the 12-month period following the date of Mr. Hansen’s termination (or the later date of his signing the release described below), subject to the terms of the agreement.  The total severance amount due to Mr. Hansen under his agreement as a result of the Sale would be $440,000.

Before receiving such payment, Mr. Hansen must sign a general release that is satisfactory the Company and that releases any and all claims he may have against the Company.  Mr. Hansen’s employment agreement prohibits him from disclosing our confidential or proprietary information; such covenant is not subject to a time limitation.  His agreement also contains certain non-competition and non-solicitation provisions which restrict Mr. Hansen during the term of his employment and for a period of one year (and a period of 18 months for the non-solicitation and no-hire of employees and persons having a business relationship with the Company) after the date of termination of his employment.  A breach of the restrictive covenants in the agreement by Mr. Hansen would give the Company the right to suspend or terminate payment or provision of the severance benefits due to Mr. Hansen under his agreement and recover as damages the value of such benefits previously paid or provided to him by the Company.

Employment Agreement – Craig D. Storey

We entered into an Executive Restrictive Covenant and Retention Agreement with Mr. Storey on March 16, 2012.  We anticipate that Mr. Storey’s employment would be terminated without Cause (as defined in the agreement) under that agreement as a result of the Sale.  In such case, Mr. Storey would be entitled under his agreement to receive an amount equal to his annualized base salary.  Such amount would be paid by the Company to Mr. Storey in accordance with the Company’s normal payroll policies over the 12-month period following the date of Mr. Storey’s termination (or the later date of his signing the release described below), subject to the terms of the agreement. The total severance amount due to Mr. Storey under his employment agreement as a result of the Sale would be $206,000.

In addition, Mr. Storey will not be entitled to the severance payment until such time that he has executed a waiver and global release of claims he may have against the Company and its Stockholders, subsidiaries, and affiliates, and their current and former employees, in the form requested by the Company.

Mr. Storey’s agreement contains noncompetition and non-solicitation covenants, which will be in effect during the six-month and one year period following his termination with the Company, depending on the particular covenant.  Mr. Storey’s agreement also contains confidentiality and non-disclosure covenants, which are not subject to time limitations.  If Mr. Storey violates these covenants, the Company would be relieved of making the severance payment to Mr. Storey under his agreement, and he would be obligated to reimburse the Company for any such payment previously made to him.

2012 Long-Term Management Incentive Plan

Mr. Hansen and Mr. Storey each is a participant in the Company’s 2012 long-term management incentive bonus plan (the “LTMIP”).  The LTMIP generally provides for bonus payments to participants based on the Company’s achievement of certain EPS performance objectives (threshold, target and maximum) during each of years 2012, 2013 and 2014.  The Company anticipates that the Sale will be deemed to result in a “Change in Control” under the LTMIP.  A “Change in Control” under the LTMIP would result in the bonus payout amounts for the performance year in which the “change in control” occurs and any subsequent performance year in the LTMIP performance period to be calculated as if the target EPS performance level had been reached in such year notwithstanding the “Change in Control.”  The bonus payout amount for any completed LTMIP performance year is calculated based on the actual level of performance achieved for that completed LTMIP performance year.

Under the LTMIP, assuming the Sale closed before December 31, 2012, the Company anticipates that $109,249 would be payable to Mr. Hansen, and that $44,293 would be payable to Mr. Storey, as a result of the Sale.  Such payments would be made by the Company in cash in a lump sum payment within 90 days of the closing of the Sale, with the exact date of payment to be determined by the Company.

2012 Management Incentive Bonus Plan

Mr. Hansen and Mr. Storey each is a participant in the Company’s 2012 management incentive bonus plan (the “MIP”).  The MIP generally provides for bonus payments to participants based on the Company’s achievement of certain EPS performance objectives (threshold, target and maximum) during 2012.  The Company anticipates that the Sale will be deemed to result in a “Change in Control” under the MIP.  A “Change in Control” under the MIP would result in the bonus payout amounts under the MIP being calculated as if 100% of the target level of performance had been reached notwithstanding the “Change in Control.”

Under the MIP, assuming the Sale closed before December 31, 2012, the Company anticipates that $219,375 would be payable to Mr. Hansen, and that $61,575 would be payable to Mr. Storey, as a result of the Sale.  Such payments would be made by the Company in cash in a lump sum payment within 90 days of the closing of the Sale, with the exact date of payment to be determined by the Company.

Accrued Vacation

The cash amount reported in the table above reflects accrued vacation in the amount of $24,835 for Mr. Hansen and $3,169 for Mr. Storey that would be payable as a result of the Sale, assuming the Sale closed on October 25, 2012.  Mr. Hansen would be due this amount under the Company’s accrued vacation policy and the terms and conditions of his employment agreement (including the ceasing of payments to Mr. Hansen as a result of any breach of a restrictive covenant in his agreement), with such payment to be made to Mr. Hansen in lump sum in cash within sixty (60) days after his termination date.  Mr. Storey would be due the amount for accrued vacation as a result of the Sale under the Company’s accrued vacation policy, assuming the Sale closed before December 31, 2012.

(2)           Equity:

Restricted Stock Units

Mr. Hansen received awards in 2010, 2011 and 2012, and Mr. Storey received awards in 2011 and 2012, of restricted stock units under the 2006 Plan and the respective award agreements, as described below.  The Company anticipates that the Sale will be deemed to result in a “Change in Control” under the 2006 Plan and the respective award agreements for Mr. Hansen and Mr. Storey.  The awards reflected in the above table were calculated based upon the number of restricted stock units that would vest upon the “Change in Control,” using the average closing market price of the Common Stock over the first five business days following the first public announcement of the Sale on October 23, 2012.

Under the 2006 Plan, Mr. Hansen and Mr. Storey must be employed on the date of the “Change in Control” and otherwise not have experienced a termination of Continuous Service (as defined in the 2006 Plan) to be eligible for any accelerated vesting of their restricted stock units upon a “Change in Control.”  Under the 2006 Plan and the respective award agreements for Mr. Hansen and Mr. Storey, within 90 days of the “Change in Control,” the Company will issue and deliver in the name of Mr. Hansen and Mr. Storey, respectively, one or more stock certificates representing the number of shares of Common Stock that is equal to the number of vested restricted stock units to which Mr. Hansen and Mr. Storey are entitled, respectively.

With respect to the Company’s 2010, 2011 and 2012 awards of restricted stock units, if a “Change in Control” under the 2006 Plan occurs on, or prior to, the last day of the performance period for such award, and the participant is employed by the Company on the date of the closing of the “Change in Control,” the forfeiture restrictions with respect to the awards will lapse on such closing date, and the participant will vest in and have a nonforfeitable right under each award to a “Change in Control Restricted Stock Unit Award,” which will be the sum of the “Completed Performance Year Award” and the “Remaining Performance Year Award” (as each such award is described below).

The participant’s “Completed Performance Year Award” under each restricted stock unit award will be determined by multiplying (a) the target number of restricted stock units awarded to the participant multiplied by a fraction the numerator of which is the number of completed performance years before the year in which the “Change in Control” occurs and the denominator of which is three (3) and (b) the average of the achievement percentages that correspond to the EPS performance level achieved for each completed performance year prior to the “Change in Control.” The participant’s “Remaining Performance Year Award,” if any, under each award will be determined by multiplying (a) the target number of restricted stock units awarded to the participant multiplied by a fraction, the numerator of which is the number of remaining performance years in the performance period (including the performance year in which the “Change in Control” occurs) and the denominator of which is three (3) and (b) the average of the achievement percentages for the remaining performance years in the performance level achieved for each such year was the “target” level set forth above (i.e., 100%), provided, that such “Change in Control” vesting under Mr. Hansen’s 2010 award regarding the “Remaining Performance Year Award” was calculated as if the performance level achieved for the remaining performance year was the “maximum” performance level (i.e., 200%), as set forth below.

Following is a summary of the restricted stock unit awards granted to Mr. Hansen and Mr. Storey:

•
Mr. Hansen was given a restricted stock unit award on August 25, 2010 (with a grant date of August 25, 2010) that is subject to the forfeiture restrictions under the 2006 Plan and the respective award agreement.  The target award granted to Mr. Hansen was 95,339 restricted stock units.  The award is subject to vesting based on EPS of the Company during the period May 1, 2010 and ending December 31, 2012.  The Company’s threshold EPS performance level for 2010 and 2011 was not achieved (making the achievement percentage 0% for each of 2010 and 2011).  Upon the occurrence of a “Change in Control,” the “maximum” achievement percentage (i.e., 200%) for the remaining performance year (i.e., 2012) will be deemed to be achieved.  Accordingly, based on an average achievement percentage of 66.67% for the award period, the total number of restricted stock units under Mr. Hansen’s 2010 award that will vest upon the occurrence of the Sale and the resulting “Change in Control” will be 63,560.

•
Mr. Hansen was given a restricted stock unit award on February 17, 2011 (with a grant date of March 15, 2011) that is subject to the forfeiture restrictions under the 2006 Plan and the respective award agreement.  The target award granted to Mr. Hansen was 98,174 restricted stock units.  The award is subject to vesting based on EPS of the Company during the period January 1, 2011 and ending December 31, 2013.  The Company’s threshold EPS performance level (i.e., 50%) was deemed achieved for the twelve-month period beginning January 1, 2011 and ending December 31, 2011.  Upon the occurrence of a “Change in Control,” the “target” achievement percentage (i.e., 100%) for the remaining performance years will be deemed to be achieved.  Accordingly, based on an average achievement percentage of 83.33% for the award period, the total number of restricted stock units under Mr. Hansen’s 2011 award that will vest upon the occurrence of the Sale and the resulting “Change in Control” will be 81,812.

•
Mr. Hansen was given a restricted stock unit award on February 16, 2012 (with a grant date of March 26, 2012) that is subject to the forfeiture restrictions under the 2006 Plan and the respective award agreement.  The target award granted to Mr. Hansen was 44,652 restricted stock units.  The award is subject to vesting based on EPS of the Company during the period January 1, 2012 and ending December 31, 2014.  Upon the occurrence of a “Change in Control,” the “target” achievement percentage (i.e., 100%) for the remaining performance years will be deemed to be achieved.  Accordingly, based on an average achievement percentage of 100% for the award period, the total number of restricted stock units under Mr. Hansen’s 2012 award that will vest upon the occurrence of the Sale and the resulting “Change in Control” will be 44,652.

•
Mr. Storey was given a restricted stock unit award on February 17, 2011 (with a grant date of March 15, 2011) that is subject to the forfeiture restrictions under the 2006 Plan and the respective award agreement.  The target award granted to Mr. Storey was 38,813 restricted stock units.  The award is subject to vesting based on EPS of the Company during the period January 1, 2011 and ending December 31, 2013.  The Company’s threshold EPS performance level (i.e., 50%) was achieved for the twelve-month period beginning January 1, 2011 and ending December 31, 2011.  Upon the occurrence of a “Change in Control,” the “target” achievement percentage (i.e., 100%) for the remaining performance years will be deemed to be achieved.  Accordingly, based on an average achievement percentage of 83.33% for the award period, the total number of restricted stock units under Mr. Storey’s 2011 award that will vest upon the occurrence of the Sale and the resulting “Change in Control” will be 32,345.

•
Mr. Storey was given a restricted stock unit award on February 16, 2012 (with a grant date of March 26, 2012) that is subject to the forfeiture restrictions under the 2006 Plan and the respective award agreement.  The target award granted to Mr. Storey was 18,142 restricted stock units.  The award is subject to vesting based on EPS of the Company during the period January 1, 2012 and ending December 31, 2014.  Upon the occurrence of a “Change in Control,” the “target” achievement percentage (i.e., 100%) for remaining performance years will be deemed to be achieved.  Accordingly, based on an average achievement percentage of 100% for the award period, the total number of restricted stock units under Mr. Storey’s 2012 award that will vest upon the occurrence of the Sale and the resulting “Change in Control” will be 18,142.

Stock Options

The table above excludes the stock option awards under the 2006 Plan to Mr. Hansen and Mr. Storey, because as of the most recent practicable date (October 25, 2012) the fair value of the Common Stock (calculated using the average closing market price of the Common Stock over the first five business days following the first public announcement of the Sale on October 23, 2012) did not exceed the exercise price for such options of $2.39 for Mr. Hansen and $2.36 for Mr. Storey under the respective option award agreements.  Mr. Hansen currently has options to acquire 350,000 shares of Common Stock (87,500 of which are vested, the remainder of which will become vested as a result of the Sale), and Mr. Storey currently has options to acquire 75,000 shares of Common Stock (35,500 of which are vested, the remainder of which will become vested as a result of the Sale), upon exercise of such options.

(3)           Perquisites/ Benefits:  Under Mr. Hansen’s employment agreement, he is entitled to be reimbursed for the cost of the monthly health insurance premiums payable by him to maintain coverage for him and his dependents for up to 18 months after his termination without for Good Reason (as defined in his employment agreement) or by the Company without Cause (as defined in his employment agreement) as a result of the Sale.

The amount shown in the table above is the estimated current cost of health insurance premiums to maintain coverage for Mr. Hansen and his dependents for 18 months, net of all premium costs (if any) that he would have paid had his employment continued through the severance period.  Mr. Storey does not participate in the Company’s health insurance plan.

(4)           John O’Neil:  Mr. O’Neil served as the Company’s Vice President, International from July 2007 through June 30, 2012, at which time Mr. O’Neil’s position was eliminated and Mr. O’Neil’s employment was terminated.  Mr. O’Neil is not entitled to receive any amounts in connection with the Sale.

This proposal regarding the Change of Control Compensation is merely an advisory vote that will not be binding on the Company, the Board or the Buyer or its affiliates. Accordingly, regardless of the outcome of the Advisory Vote on Change of Control Compensation, if the Sale is consummated, the specified officers will be eligible, under existing binding agreements and plans, to receive the Change of Control Compensation in accordance with the terms and conditions applicable to those payments. While the Company would evaluate any non-approval of the Stockholders of the Advisory Vote on Change of Control Compensation, the Company currently anticipates making payments of the Change of Control Compensation as a result of the Sale pursuant to its existing contractual obligations.

The Board recommends a vote “FOR” the Advisory Vote on Change of Control Compensation approving the Change of Control Compensation.

PROPOSAL NO. 5 – ADJOURNMENT

At the Meeting, we may ask the Stockholders to vote on a proposal to adjourn the Meeting if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies for one or more proposals in the event that there are not sufficient votes at the time of the Meeting or any adjournment thereof to approve one or more of the proposals for voting at the Meeting (the “Adjournment Proposal”).

If at the Meeting the number of shares of Common Stock present or represented by proxy and voting in favor of either the Sale, the Name Change or the Plan of Dissolution is insufficient to approve those proposals, then the Board currently intends to move to adjourn the Meeting in order to solicit additional proxies in favor of those proposals.  If at the Meeting the number of shares of Common Stock present or represented by proxy and voting in favor of either the Sale, the Name Change or the Plan of Dissolution is insufficient to approve such proposal (but where sufficient votes are received to approve the other proposal), then the Board may take a vote and close the polls on the proposal which has received the requisite Stockholder approval, but adjourn the Meeting in order to solicit additional votes solely with respect to the proposal as to which there are insufficient votes to approve the proposal.  For example, if the Company has received proxies sufficient to approve the Sale or the Name Change but not the Plan of Dissolution, then the Board may elect to take a vote and close the polls on the Sale while adjourning the Meeting to solicit additional votes with respect to the Plan of Dissolution.  This would enable the Company to proceed with its efforts to complete the Sale even if we elected to adjourn the Meeting to seek additional votes to approve the Plan of Dissolution.  Voting in favor of the Adjournment Proposal will allow the Company to take such actions.

Alternatively, even if there are sufficient shares of Common Stock present or represented by proxy voting in favor of the Sale, the Name Change or the Plan of Dissolution, the Board may hold a vote on the Adjournment Proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Meeting to a later date and time.  In that event, the Company will ask its Stockholders to vote only upon the Adjournment Proposal and not the Sale, the Name Change or the Plan of Dissolution.

Any adjourned meeting may be convened without additional notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Meeting of the time, date and place of the adjourned meeting.

Any adjournment of the Meeting will allow the Stockholders who have already sent in their proxies to revoke them at any time before their use at the Meeting as adjourned.  Where a vote has been taken (and the polls have been closed) with respect to any proposal at the Meeting, but where the Meeting has been adjourned solely with respect to any proposal or proposals, then a Stockholder may revoke a proxy only with respect to the proposal or proposals as to which the Meeting was adjourned.

If we adjourn the Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the Stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

The Board recommends a vote “FOR” the Adjournment Proposal.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of October 25, 2012 by (a) each Stockholder that the Company knows is the beneficial owner of more than 5% of Common Stock, (b) each director, (c) certain of the Company’s executive officers (the “Named Executive Officers”) and (d) all Named Executive Officers, other officers and directors as a group.  The Company has relied upon information provided to the Company by its directors, Named Executive Officers and other officers and copies of documents sent to the Company that have been filed with the Commission by others for purposes of determining the number of shares each person beneficially owns.

Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them.  Shares of the Common Stock subject to options that are exercisable within 60 days of October 25, 2012 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of Named Executive Officers, other officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.  Unless otherwise indicated, the address for each Stockholder listed in the table below is c/o Heelys, Inc., 3200 Belmeade Drive, Ste. 100, Carrollton, Texas 75006.

	Shares
	Beneficially
Name of Beneficial Owner	Owned	Percentage

5% Holders Not Listed Below:
Capital Southwest Venture Corporation(4)(6)	9,317,310	33.79%
Manatuck Hill Partners, LLC(13)	1,951,050	7.08%
BML Capital Management, LLC(14)	1,467,838	5.32%
Hodges Capital Management, Inc.(15)	1,361,900	4.94%
Directors and named Executive Officers:
Jerry R. Edwards(1)	20,000	*
Patrick F. Hamner(2)	1,153,150	4.07%
Thomas C. Hansen(3)	321,000	1.15%
Gary L. Martin(4)	9,322,310	33.81%
N. Roderick McGeachy, III(5)	16,000	*
Glenn M. Neblett(6)	9,317,310	33.79%
Ralph T. Parks(7)	20,000	*
Richard F. Strup(8)	25,000	*
Craig D. Storey(9)	52,100	*
John W. O'Neil(10)	-	-
Richard C. Groesch, III(11)	18,000	*
All directors, Named Executive Officers and
other officers as a group(10 persons)(12):	10,947,560	38.09%

* Less than 1 percent.

(1)           Includes options to purchase an aggregate of 20,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(2)           Includes options to purchase an aggregate of 790,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(3)           Includes options to purchase an aggregate of 262,500 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(4)           Includes 9,317,310 shares of Common Stock owned by Capital Southwest Venture Corporation. Mr. Martin is President, Chief Executive Officer and Chairman of the board of directors of Capital Southwest Corporation. Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding Common Stock.  Mr. Martin may be deemed to share voting power and investment power with respect to the shares of Common Stock beneficially owned by Capital Southwest Venture Corporation. Mr. Martin disclaims beneficial ownership of such shares.  The address for Mr. Martin and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

(5)           Includes options to purchase an aggregate of 15,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(6)           Includes 9,317,310 shares of Common Stock owned by Capital Southwest Venture Corporation. Mr. Neblett is a Vice President at Capital Southwest Corporation.  Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding Common Stock. Mr. Neblett may be deemed to share voting power and investment power with respect to the shares of Common Stock beneficially owned by Capital Southwest Venture Corporation. Mr. Neblett disclaims beneficial ownership of such shares.  The address for Mr. Neblett and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

(7)           Includes options to purchase an aggregate of 20,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(8)           Includes options to purchase an aggregate of 10,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.  All of Mr. Strup’s shares of Common Stock are owned by the Richard F. and Cindy D. Strup Revocable Trust UAD 11/12/96.

(9)           Includes options to purchase an aggregate of 37,500 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(10)         Mr. O’Neil served as our Vice President, International from July 2007 through June 30, 2012 at which time Mr. O’Neil’s position was eliminated and Mr. O’Neil’s employment was terminated.

(11)         Includes options to purchase an aggregate of 15,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(12)         Includes options to purchase an aggregate of 1,170,000 shares of Common Stock that currently are exercisable or exercisable within 60 days of October 25, 2012.

(13)         The mailing address for Manatuck Hill Partners, LLC is 1465 Post Road East, Westport, Connecticut 06880.  The beneficial ownership of Manatuck Hill Partners, LLC has been calculated as of June 30, 2012, which is the most recent date the Company obtained such information.

(14)         The mailing address for BML Capital Management, LLC is 65 E.Cedar, Suite 2, Zionsville, Indiana 46077.  The beneficial ownership of BML Capital Management, LLC has been calculated as of September 30, 2012, which is the most recent date the Company obtained such information.

(15)         The mailing address for Hodges Capital Management, Inc. is 2905 Maple Avenue, Dallas, Texas 75201. The beneficial ownership of Hodges Capital Management, Inc. has been calculated as of June 30, 2012, which is the most recent date the Company obtained such information.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or any associate or affiliate of any of the foregoing in any matter, to be acted upon at the Meeting.

The Sale would constitute a “change in control” under certain agreements of the Company’s executive officers and restricted stock unit and stock option grants to the Company’s executive officers and directors and would therefore entitle such persons to payments.  See “Proposal No. 4 – Advisory Vote on Change of Control Compensation.”

It is anticipated that, conditioned upon the closing of the Sale, Buyer will offer employment to a majority of our employees, including certain of our officers.

Two of the Company’s directors, Gary L. Martin and Glenn M. Neblett, are employed by Capital Southwest Corporation, and Richard F. Strup is a director of Capital Southwest Corporation.  Capital Southwest Corporation is an affiliate of Capital Southwest Venture Corporation, a Stockholder.  Patrick F. Hamner, also one of our directors, previously was employed by Capital Southwest Corporation and the Company.  Capital Southwest Venture Corporation currently owns approximately 33.79% of our current issued and outstanding Common Stock.  Mr. Hamner currently owns approximately 1.3% of our current issued and outstanding Common Stock (and currently exercisable options to purchase, at a price of $4.05 per share, approximately 2.9% more of our current issued and outstanding Common Stock).

Capital Southwest Venture Corporation and Mr. Hamner each has entered into a voting agreement with Buyer agreeing, among other things, to vote its and his shares in favor of the Sale.  See “Proposal No. 1 – Sale – Summary of Asset Purchase Agreement – Voting Agreements” above.

Following our dissolution, our directors and executive officers will be entitled to continuing indemnification and liability insurance.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax consequences of the Sale and the Winding Up to the Seller Parties and the Stockholders who hold their shares of Common Stock as a capital asset, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and foreign entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion below is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts, and assumes that any sale of assets by the Company and its subsidiaries will be in accordance with the Sale and that any distributions to Stockholders and will be in accordance with the Plan of Dissolution.  No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Winding Up, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.  There is no assurance that any liquidating trust formed in connection with the Winding Up will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions.  If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the Stockholder level, thus reducing the benefit to the Stockholders and the Company from the Winding Up.

Certain U.S. Federal Income Tax Consequences of the Sale

If consummated, the Sale will be a taxable transaction to the Company.  Because of the tax attributes of the Company, it is anticipated that the Company will not incur more than an immaterial amount of U.S. federal income tax from the Sale.  The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until the completion of the Sale.  It is expected that no U.S. federal income tax will be incurred either by the Company’s subsidiaries from disposition of their assets in the Sale, or upon receipt of Sale proceeds distributed to the Company by its subsidiaries. The Sale will not be taxable to Stockholders, although as discussed below, any distribution made by the Company to the Stockholders will be a taxable event to the Stockholders.

Certain U.S. Federal Income Tax Consequences of the Winding Up

U.S. Federal Income Tax Consequences to the Company and the Company’s Foreign Subsidiaries

It is anticipated that the Company will not incur any material U.S. tax liability from Winding Up as the Company’s primary asset will be cash.  Further, distribution of the Sale proceeds by the Company’s subsidiaries to the Company will not be taxable to the subsidiaries for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Consequences to Stockholders

If the Company consummates the Winding Up and liquidates, a Stockholder will recognize gain or loss with respect to distributions made pursuant to the Plan of Dissolution equal to the difference between: (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such Stockholder; and (ii) such Stockholder’s tax basis in the Common Stock.  A Stockholder’s tax basis in his shares generally will equal the Stockholder’s cost for the Common Stock. The gain or loss will be a capital gain or loss, assuming the shares of Common Stock are held as capital assets.  Long-term capital gain recognized by a Stockholder that is an individual, estate or trust generally is taxed at a maximum current U.S. federal income tax rate of 15%, which rate is generally scheduled to be increased to 20% for capital gains recognized after December 31, 2012. Additionally, legislation enacted in 2010 requires certain U.S. Stockholders who are individuals, trusts or estates to pay a Medicare tax of 3.8% (in addition to taxes they would otherwise be subject to) on investment income for taxable years beginning after December 31, 2012.  In the case of a Stockholder that is a corporation, capital gains are currently taxed at the same rate as ordinary income. The deductibility of capital losses is subject to certain limitations.  U.S. corporations generally may carry back capital losses up to three taxable years and generally may carry forward capital losses up to five taxable years.  Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, U.S. individuals are allowed to offset a limited amount of net capital loss against ordinary income.  The tax basis of any property other than cash received by each Stockholder upon Winding Up will be the fair market value of the property at the time of the distribution.

If the Company effects the Winding Up and liquidates, Stockholders may receive one (1) or more liquidating distributions, including a deemed distribution of cash.  A Stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of shares of Common Stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each Common Share owned by a Stockholder.  Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a Stockholder with respect to a share exceeds such Stockholder’s tax basis for that share. If the amount of the distributions is less than the Stockholder’s basis in the Common Stock, the Stockholder will generally recognize a loss in the year the final distribution is received by the Stockholder.

If the Company effects the Winding Up and liquidates, the Company will, at the close of the taxable year, provide Stockholders and the IRS with a statement of the amount of cash and the Company’s best estimates of the fair market value of any property distributed to the Stockholders) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

If the Plan of Dissolution Proposal is not approved (or if it is approved, but one or more distributions are made to Stockholders prior to the Plan of Dissolution becoming effective or the distribution otherwise is not characterized as a distribution in complete liquidation of the Company for U.S. federal income tax purposes), the discussion above does not apply to such distributions by the Company to Stockholders.  Rather, such distributions, if any, are characterized as dividends to the Stockholders to the extent of the Company’s earnings and profits (as calculated for tax purposes), and distributions in excess of the Company’s earnings and profits are tax free to Stockholders to the extent of their tax basis in their shares, and thereafter taxable as capital gains.  Non-corporate stockholders currently are taxed on the amount of distributions characterized as dividends at a maximum federal income tax rate of 15%, but that maximum tax rate on dividends currently is scheduled to increase to 39.6% in 2013.  Also, starting in 2013 the Medicare tax of 3.8% will apply to dividend income for certain high income individuals, estates and most trusts.  Dividends received by corporate Stockholders are taxed at ordinary income tax rates, but may be eligible for a dividend received deduction.

U.S. Income Tax Consequences of a Liquidating Trust

If the Company transfers assets to the liquidating trust in connection with the Winding Up, the Company intends to structure the liquidating trust so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, it is expected that the liquidating trust itself should not be subject to income tax.

Stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property (other than money) transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution (assuming it is made pursuant to the Plan of Dissolution) will be treated as a distribution in liquidation of the Stockholder’s Common Stock if made pursuant to the Plan of Dissolution.  The effect of the distribution on a Stockholder’s tax basis in the Common Stock is discussed above in the subsection entitled “Certain U.S. Federal Income Tax Consequences to Stockholders.”

As owners of the trust, the Stockholders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust.  The income, expense, gain or loss recognized by the liquidating trust will not affect a Stockholder’s basis in the Common Stock.

As a result of the transfer of property by the Company to a liquidating trust and the ongoing activities of the liquidating trust, Stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

The Company has not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with the Company’s conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to the Company’s expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the Stockholders and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate.  For instance, all or a portion of any distribution made to the Stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from Federal income tax law.

U.S. Income Tax Consequences of Backup Withholding

Unless a Stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the Stockholder may be subject to back-up withholding tax with respect to any payments received under the Winding Up. The back-up withholding tax is currently imposed at a rate of 28%, but is scheduled to increase to 31% in 2013. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a Stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the Stockholder’s U.S. federal income tax liability.

U.S. Federal Income Taxation of Non-U.S. Stockholders

In general, a winding up or complete liquidation of a U.S. domestic corporation is treated as a sale or exchange of its shares by its non-corporate Stockholders and by its corporate Stockholders owning less than eighty percent (80%) of the shares of the liquidating corporation.  This sale or exchange is generally taxable as a capital gain.  However, if the individual Stockholder is a non-resident alien of the United States and such gain is not effectively connected with the conduct of a trade or business by such person, the capital gain is not subject to U.S. tax under the Code unless the individual is present in the United States for over 183 days during the taxable year and one (1) of the following occurs: (i) the non-resident alien has a tax home in the United States; or (ii) the property is sold through an office or other fixed place of business of the non-resident alien in the United States. Such taxpayer may be exempt under an applicable income tax treaty.

FOREIGN CORPORATIONS, PERSONS OR ENTITIES WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE WINDING UP.

The foregoing summary of certain U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any Stockholder.  The tax consequences of the Winding Up may vary depending upon the particular circumstances of the Stockholder.  Each Stockholder is recommended to consult his or her own tax advisor regarding the tax consequences of the Winding Up.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, THE COMPANY INFORMS STOCKHOLDERS THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH STOCKHOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN NON-U.S. TAX CONSIDERATIONS

If the Sale is consummated, the Company will not be subject to foreign tax, with the exception of minimal foreign withholding taxes that are immaterial in amount. The disposition of asset by Company’s non-U.S. subsidiaries may, however, be subject those subsidiaries to foreign tax liability in their country of incorporation and in other countries where a non-U.S. subsidiary is subject to tax.  Further, the distribution of Sale proceeds by a non-U.S. subsidiary to the Company may be subject to a withholding tax in the foreign jurisdiction. This foreign tax liability would reduce the assets available for distribution to Stockholders.  The Company believes however that the aggregate amount of foreign taxes resulting from the Sale and distribution of proceeds to the Company should be immaterial.

OTHER BUSINESS

The Board does not intend to present any business at the Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the Meeting.  If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company and its Stockholders.  The proxies solicited by the Board will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the Meeting of which the Board did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you intend to submit a Stockholder proposal and request its inclusion in the 2013 proxy statement and form of proxy, such submission must be in writing and received by us no later than December 15, 2012 but no earlier than November 15, 2012.  Any such proposal must comply with our By-Laws and the requirements of Rule 14a-8 promulgated under the Exchange Act.

Section 13 of Article 2 of our By-Laws provides that Stockholders seeking to bring business before an annual meeting of Stockholders, or a special meeting in lieu of an annual meeting, or to nominate candidates for election as directors at an annual meeting of Stockholders or a special meeting to elect directors, must provide us with timely written notice of their proposal. To nominate any candidate for election as a director at any annual meeting of Stockholders to elect any directors, a Stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 nor more than 150 days before the date in the current year that corresponds to the date that we released our proxy statement to Stockholders for the previous year’s annual meeting.  If, however, no meeting was held in the prior year, no proxy statement was released to Stockholders for the prior year’s meeting or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the Stockholder in order to be timely must be received no later than the close of business on the 90th day before the date of the annual meeting or on the tenth day following the day on which the date of the annual meeting is first publicly announced or disclosed (including by sending or transmitting notice of the meeting), whichever is earlier. To be timely to nominate any candidate for election as a director at any special meeting of Stockholders to elect any directors, a Stockholder’s notice must be delivered to and received at our principal executive offices no later than the tenth day following the day on which the date of the special meeting and the number of directors to be elected at that meeting is first publicly announced or disclosed.

Our By-Laws also specify requirements as to the form and content of a Stockholder’s notice.  Subject to the foregoing, our By-Laws specifically acknowledge Capital Southwest Venture Corporation’s right to nominate directors in accordance with the agreement between Capital Southwest Venture Corporation and us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission.  These documents are available without charge on our website at http://investors.heelys.com or by writing to: Corporate Secretary, Heelys, Inc., 3200 Belmeade Drive, Ste. 100, Carrollton, Texas 75006.  These documents also are available on the website maintained by the Commission at www.sec.gov.  The reference to such website addresses does not constitute incorporation by reference of the information contained on, or linked to, such websites and none of such information is part of this Proxy Statement.

In addition, we incorporate by reference in this Proxy Statement any future filings that we may make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Meeting.  Such documents are considered to be a part of this Proxy Statement, effective as of the date such documents are filed.  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

If you have questions about the Meeting, the Sale, the Name Change, the Plan of Dissolution, the Winding Up, the Advisory Vote on Change of Control Compensation or any other matter after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact our Corporate Secretary by writing to 3200 Belmeade Drive, Ste. 100, Carrollton, Texas 75006.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information that is different from or that adds to what is contained in this Proxy Statement.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.  The information contained in this document speaks only as of the date indicated on the cover of this document, unless the information specifically indicates that another date applies.  The mailing of this Proxy Statement to the Stockholders does not create any implication to the contrary.

By order of the Board of Directors,

Barbara A. Nagy Corporate Secretary
November [____], 2012

Annex A

ASSET PURCHASE AGREEMENT

by and among

THE EVERGREEN GROUP VENTURES, LLC,

and

TEG BRONCO ACQUISITION COMPANY, LLC
as the Buyer Parties,

and

HEELYS, INC.,

HEELING SPORTS LIMITED,

HEELING SPORTS EMEA SPRL,

and

HEELING SPORTS JAPAN, K.K.,
as the Seller Parties

dated as of

October 22, 2012

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 22, 2012, is entered into by and among THE EVERGREEN GROUP VENTURES, LLC, a Delaware limited liability company (“Parent”) and TEG BRONCO ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Buyer”, and together with Parent, the “Buyer Parties”)), on the one hand, and HEELYS, INC., a Delaware corporation (“Heelys Parent”), HEELING SPORTS LIMITED, a Texas limited partnership (“Heelys Texas”),  HEELING SPORTS EMEA SPRL, a Belgian corporation (“Heelys EMEA”), and HEELING SPORTS JAPAN, K.K., a Japanese corporation (“Heelys Japan”, and together with Heelys Parent, Heelys Texas and Heelys EMEA, the “Seller Parties”), on the other hand. For the avoidance of doubt, any action prescribed or permitted to be taken or represented to have been taken by the Seller Parties’ Representative in its capacity as such shall be deemed to be taken or to have been taken on behalf of the Seller Parties.

RECITALS:

WHEREAS, the Seller Parties are engaged in the business of designing, marketing and distributing sporting goods under the HEELYS brand (the “Business”);

WHEREAS, the Seller Parties wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Seller Parties certain specified assets and liabilities of the Seller Parties, subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ willingness to enter into this Agreement, certain stockholders of Heelys Parent are entering into voting agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the respective meanings specified or referred to in this Article I:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.03(a).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Buyer” shall mean, (i) with respect to Heelys Parent and Heelys Texas, Buyer, (ii) with respect to Heelys EMEA, EMEA Buyer, and (iii) with respect to Heelys Japan, Japanese Buyer.

“Applicable Seller Party” shall mean, (i) with respect to Buyer, Heelys Parent or Heelys Texas, as applicable in the given context (or, for purposes of Section 2.01 and Section 2.03 or as the context may otherwise require, both Heelys Parent and Heelys Texas), (ii) with respect to EMEA Buyer, Heelys EMEA, and (iii) with respect to Japanese Buyer, Heelys Japan.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assigned Leases” has the meaning set forth in Section 2.01(f).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” means the consolidated balance sheet of Heelys Parent and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2012.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Belgian Lease” means that certain agreement titled “Project de Convention De Bail” between Heelys EMEA and Immagrifor (recently assumed by Guardiola) dated 3/8/2008, which provides for the lease of office space in Lasne, Belgium.

“Bills of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Entities” means Parent and the Buyers.

“Buyer Parties” has the meaning set forth in the preamble.

“Buyers” means Buyer, EMEA Buyer and Japanese Buyer, collectively.

“Buyer’s Closing Payment” has the meaning set forth in Section 2.05(b).

“Buyer’s Officer’s Certificate” has the meaning set forth in Section 7.02(e).

“Buyer’s Secretary’s Certificate” has the meaning set forth in Section 7.02(f).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Recommendation” has the meaning set forth in Section 6.03(f).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” has the meaning set forth in Section 2.06(b)(vii).

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated May 17, 2012, between Parent and Heelys Parent.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties’ Representative to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 10.10(b).

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Drop-Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“EMEA Buyer” means a Subsidiary of Buyer to be formed by Buyer prior to the Closing, to which the Purchased Assets of Heelys EMEA shall be assigned, and by which the Assumed Liabilities of Heelys EMEA shall be assumed, at the Closing.

“Employees” means those Persons employed by any of the Seller Parties in connection with the Business.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim, whether written or oral, relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Working Capital Adjustment” means the Estimated Working Capital minus the Working Capital Target.  For the avoidance of doubt, if the Estimated Working Capital is greater than the Working Capital Target, the Estimated Working Capital Adjustment shall be a positive number, and if the Estimated Working Capital is less than the Working Capital Target, the Estimated Working Capital Adjustment shall be a negative number.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Party” means any Person or group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who or which were members of such group immediately prior to the expiration of the Go-Shop Period constitute at least fifty percent (50%) of the equity financing of such group at all times following the expiration of the Go-Shop Period and before the termination of this Agreement) from whom or which any of the Seller Parties has received during the Go-Shop Period an Excluded Proposal; provided, however, that any such Person or group of Persons shall cease to be an Excluded Party immediately at such time, if any, as an Excluded Proposal made by such Person or group of Persons is withdrawn, terminated, rejected or abandoned (it being understood and agreed that any modification or amendment of such Excluded Proposal shall not constitute the withdrawal, termination or abandonment thereof, and any counteroffer made by the Seller Parties with respect to such Excluded Proposal shall not constitute the rejection thereof).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Proposal” means a written Takeover Proposal that (i) the board of directors of Heelys Parent or any appropriate committee thereof determines in its good faith judgment, prior to the expiration of the Go-Shop Period and after consultation with Heelys Parent’s financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, either individually or taken together with any other Takeover Proposals contemplated by the last sentence of the definition of “Superior Proposal” and (ii) has not been withdrawn, terminated, rejected or abandoned prior to, and is currently being negotiated by the Seller Parties and the Person or group of Persons that submitted such Takeover Proposal at the time of, the expiration of the Go-Shop Period (it being understood and agreed that any modification or amendment of such Takeover Proposal shall not constitute the withdrawal, termination or abandonment thereof, and any counteroffer made by the Seller Parties with respect to such Takeover Proposal shall not constitute the rejection thereof).

“Final Purchase Price” has the meaning set forth in Section 2.06(b)(ix).

“Final Working Capital Adjustment” has the meaning set forth in Section 2.06(b)(viii).

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Go-Shop Period” shall have the meaning set forth in Section 6.03(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Heelys Acquisition Agreement” has the meaning set forth in Section 6.03(e).

“Heelys Adverse Recommendation Change” has the meaning set forth in Section 6.03(e).

“Heelys EMEA” has the meaning set forth in the preamble.

“Heelys Japan” has the meaning set forth in the preamble.

“Heelys Parent” has the meaning set forth in the preamble.

“Heelys Parent Board Recommendation” has the meaning set forth in Section 6.03(e).

“Heelys Parent Charter Documents” means Heelys Parent’s articles of organization and bylaws, each as amended as of the date hereof.

“Heelys SEC Documents” has the meaning set forth in Section 4.04.

“Heelys Stockholder Approval” has the meaning set forth in Section 4.25.

“Heelys Stockholders Meeting” has the meaning set forth in Section 6.04(a).

“Heelys Subsidiaries” has the meaning set forth in Section 4.01.

“Heelys Texas” has the meaning set forth in the preamble.

“Indebtedness” means, with respect to any of the Seller Parties, any of the following: (a) obligations created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any of the Seller Parties; (e) capital lease obligations; and (f) Indebtedness of others guaranteed by any of the Seller Parties.

“Independent Accountants” has the meaning set forth in Section 2.06(b)(iv).

“Initial Purchase Price” has the meaning set forth in Section 2.05(a).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by any of the Seller Parties.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Licenses” means all Contracts by or through which other Persons, including any of the Seller Parties’ Affiliates, grant any of the Seller Parties exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means, with respect to Intellectual Property, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(b).

“Japanese Buyer” means a Subsidiary of Buyer to be formed by Buyer prior to the Closing, to which the Purchased Assets of Heelys Japan shall be assigned, and by which the Assumed Liabilities of Heelys Japan shall be assumed, at the Closing.

“Knowledge of the Seller Parties” or “Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Thomas C. Hansen, Craig D. Storey, Richard C. Groesch, III or Barbara A. Nagy, after reasonable inquiry (which, with respect to Heelys EMEA and Heelys Japan, shall include inquiry to the respective officers or general managers of such entities).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or (b) the ability of any of the Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect,” and shall not be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) adverse changes in the general business or economic conditions or the capital, financial, banking or currency markets; (ii) adverse changes in the conditions generally affecting the industry in which the Seller Parties operate; (iii) adverse changes arising as a result of the announcement or pendency of this Agreement or any transaction contemplated hereby, including any adverse change in the relationship of any Seller Party with its employees, customers, suppliers, and contractual counterparties (except any material breach by an employee, customer, supplier or contractual counterparty of any Material Contract with any of the Seller Parties), and any litigation resulting from any such adverse change in relationship; (iv) (A) any action or omission required or expressly permitted by this Agreement, (B) any action taken at the written request of either of the Buyer Parties, (C) the failure of any Seller Party to take any action resulting from either of the Buyer Parties’ failure to grant any consent to take such action otherwise prohibited by this Agreement; (v) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; and (vi) the commencement or escalation of war, terrorism or armed hostilities, or natural disasters; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (v) or (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Seller Parties, taken as a whole, as compared to other companies operating in the industries or geographic regions in which the Seller Parties operate.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“NASDAQ” means National Association of Securities Dealers Automated Quotations.

“No-Shop Period Start Date” has the meaning set forth in Section 6.03(b).

“Other Filing” has the meaning set forth in Section 6.04(b).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” means a proxy statement relating to the Heelys Stockholders Meeting, as amended or supplemented from time to time.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(iii).

“Restricted Period” has the meaning set forth in Section 6.08.

“Review Period” has the meaning set forth in Section 2.06(b)(ii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Parties’ Representative” means Heelys Parent, acting in its capacity as the Seller Parties’ Representative.

“Seller Parties’ Representative’s Officer’s Certificate” has the meaning set forth in Section 7.01(i).

“Seller Parties’ Representative’s Secretary’s Certificate” has the meaning set forth in Section 7.01(j).

“Statement of Objections” has the meaning set forth in Section 2.06(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which any securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the board of directors of Heelys Parent or any duly constituted and authorized committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the stockholders of Heelys Parent (solely in their capacity as such) than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by the Buyer Parties in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”  For the avoidance of doubt, a “Superior Proposal” may consist of multiple Takeover Proposals that, taken together, satisfy all of the conditions above in this definition.

“Surviving Obligation” has the meaning set forth in Section 10.13.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of any of the Seller Parties equal to 20% or more of Heelys Parent’s consolidated assets or to which 20% or more of Heelys Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding common stock of Heelys Parent, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding common stock of Heelys Parent, (D) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving any of the Seller Parties or the Business or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the common stock of Heelys Parent involved is 20% or more; in each case, other than the transactions contemplated by this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, capital, branch, value-added, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, employer health tax, workers compensation premium, employment insurance premiums and contributions, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed not, and (ii) any amounts described in clause (i) above and owed as a result of being or having been a member of an affiliated, consolidated unitary or similar group under Section 1502-6 of the Code or similar Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.03.

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Intellectual Property Assignments, the Assignments and Assumptions of Leases, the Voting Agreements and any other agreements, instruments or documents required to be delivered at the Closing.

“Voting Agreements” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” has the meaning set forth on Annex A.

“Working Capital Target” means $11,450,000.

ARTICLE II
Purchase and Sale

Section 2.01       Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, each of the Applicable Seller Parties shall sell, assign, transfer, convey and deliver to the Applicable Buyer, and each Applicable Buyer shall purchase from the Applicable Seller Party, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Applicable Seller Party’s respective rights, title and interest in, to and under all of its respective assets, properties and rights of every kind and nature, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (collectively, the “Purchased Assets”), which shall include, in each case the following, but which shall exclude the Excluded Assets (for the avoidance of doubt, the Purchased Assets of Heelys Parent and Heelys Texas will be assigned to Buyer, the Purchased Assets of Heelys EMEA will be assigned to EMEA Buyer, and the Purchased Assets of Heelys Japan will be assigned to Japanese Buyer):

(a)           all accounts or notes receivable held, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)           all inventory (including inventory in transit), finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)           all Contracts other than Excluded Contracts (the “Assigned Contracts”);

(d)           all Intellectual Property Assets and Intellectual Property Licenses;

(e)           all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)            all Leased Real Property, except for the Leased Real Property covered by the Belgian Lease (the “Assigned Leases”);

(g)           to the extent transferable, all Permits, including Environmental Permits, including those listed in Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(h)           all rights to any Actions of any nature available or being pursued to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to a refund or credit of Taxes);

(j)            all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)           all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(l)            originals, or where not available, copies, of all books and records relating to the Business, the Purchased Assets, or the Assumed Liabilities, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”); and

(m)           all goodwill and the going concern value of the Business.

Section 2.02       Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           any cash, cash equivalents and marketable securities held by any of the Seller Parties and any interest receivables with respect to money market accounts or marketable securities held by any of the Seller Parties;

(b)           all equity interests of any Subsidiary of any of the Seller Parties;

(c)            the Contracts set forth in Section 2.02(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Parties;

(e)            all Benefit Plans;

(f)            all rights to any Actions relating to any Excluded Asset or Excluded Liability, including all Actions for federal, state, and local Tax refunds or payments due pursuant to Tax Returns and all Tax loss carryforward benefits and other benefits, rights, and claims of any Seller Parties arising in connection with or otherwise relating to Taxes relating to the Business for any period or partial period for any Pre-Closing Tax Period;

(g)           the assets, properties, rights and insurance policies specifically set forth in Section 2.02(g) of the Disclosure Schedules;

(h)           all intracompany receivables; and

(i)            the rights which accrue or will accrue to the Seller Parties under the Transaction Documents.

Section 2.03       Assumed Liabilities.  Subject to the terms and conditions set forth herein, each Buyer shall assume and agree to pay, perform and discharge only the following Liabilities (collectively, the “Assumed Liabilities”) of the Applicable Seller Party (for the avoidance of doubt, the Assumed Liabilities of Heelys Parent and Heelys Texas assumed by Buyer, the Assumed Liabilities of Heelys EMEA will be assumed by EMEA Buyer, and the Assumed Liabilities of Heelys Japan will be assumed by Japanese Buyer):

(a)           all trade accounts payable to third parties in connection with the Business that (i) remain unpaid and are not delinquent as of the Closing, (ii) that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past custom and practice since the Balance Sheet Date and (iii) are included in Closing Working Capital;

(b)           all Liabilities in respect of the Assigned Contracts and assigned Permits, but only to the extent that such Liabilities (i) accrue and are required to be performed after the Closing, were incurred in the ordinary course of business, and do not relate to any act, omission, failure to perform, improper performance, warranty or other breach, default or violation by any of the Seller Parties or (ii) are included in Closing Working Capital;

(c)            those Liabilities set forth in Section 2.03(c) of the Disclosure Schedules;

(d)           any liabilities and obligations of any of the Seller Parties to provide parts for and service on, or to repair or replace, any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date;

(e)           any liabilities and obligations of any of the Seller Parties under any recalls mandated by any Governmental Authority of any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or after October 15, 2013; and

(f)            any liabilities and obligations of any of the Seller Parties arising from or in connection with product liability claims relating to products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or after October 15, 2013.

Section 2.04       Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, no Buyer shall assume, or be responsible to pay, perform or discharge, any Liabilities of any of the Seller Parties or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Each of the Seller Parties shall, and, as applicable, shall cause each of its respective controlled Affiliates to, timely pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)           any Liabilities of any of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers, brokers, finders, investment bankers and others;

(b)           any Liability (i) for Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties); (ii) for Taxes relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities for any Pre-Closing Tax Period; (iii) for Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Parties pursuant to Section 6.14; or (iv) for other Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties) of any kind or description (including any Liability for Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties) that become a Liability of either of the Buyer Parties under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)           except as included in Closing Working Capital or as provided in Section 2.03(d), Section 2.03(e) or Section 2.03(f), any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to facts, circumstances or conditions existing at or prior to the Closing;

(e)           any liabilities and obligations of any of the Seller Parties under any recalls mandated by any Governmental Authority of any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or prior to October 14, 2013;

(f)            any liabilities and obligations of any of the Seller Parties arising from or in connection with product liability claims relating to products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or prior to October 14, 2013;

(g)           except as included in Closing Working Capital, any Liabilities of any of the Seller Parties arising under or in connection with any Benefit Plan providing benefits to any current or former employee of any of the Seller Parties;

(h)           except as included in Closing Working Capital, any Liabilities of any of the Seller Parties with respect to any current or former employees, agents or independent contractors of any of the Seller Parties, including any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, retention, termination or other payments;

(i)            any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing at or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller (even if not known until after the Closing);

(j)            any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet and included in Closing Working Capital; (ii) which constitute intercompany payables owing to any Affiliate of any of the Seller Parties; (iii) which constitute debt, loans or credit facilities; or (iv) which did not arise in the ordinary course of business;

(k)           any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller at or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyers pursuant to this Agreement;

(l)            any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by the same);

(m)           any Liabilities under (i) the Excluded Contracts or (ii) any other Contracts, including Intellectual Property Licenses, (A) which are not validly and effectively assigned to Buyers pursuant to this Agreement; or (B) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)           any Liabilities associated with Indebtedness of any of the Seller Parties and/or the Business; and

(o)           any Liabilities arising out of, in respect of, or in connection with, the failure by any of the Seller Parties or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.05       Purchase Price.

(a)           The aggregate purchase price for the Purchased Assets shall be $13,900,000, subject to adjustment pursuant to Section 2.06 (the “Initial Purchase Price”), plus the assumption of the Assumed Liabilities.

(b)           On the Closing Date, Buyer shall pay to the Seller Parties’ Representative the Initial Purchase Price plus the Estimated Working Capital Adjustment (the “Buyer’s Closing Payment”), by wire transfer of immediately available funds to an account specified by the Seller Parties’ Representative in writing to Buyer at least three (3) Business Days prior to the Closing Date.

Section 2.06       Purchase Price Adjustments.

(a)           Pre-Closing Adjustment.  At least five (5) Business Days prior to the Closing Date, the Seller Parties’ Representative shall deliver to Buyer the Seller Parties’ good faith estimate of the amount of Working Capital of the Seller Parties as of the Closing Date, together with a reasonably detailed computation of such estimate (the “Estimated Working Capital”).  The Estimated Working Capital shall be prepared in a manner consistent with the Financial Statements and Annex A.  As set forth in Section 2.05(b), the Initial Purchase Price paid by Buyers at the Closing shall be adjusted by the amount of the Estimated Working Capital Adjustment.   The Seller Parties’ Representative and Buyer shall negotiate in good faith to resolve any disagreements as to the Estimated Working Capital to the extent Buyer makes any objections to the Estimated Working Capital prior to the Closing Date; provided, that to the extent any disagreements related to the Estimated Working Capital have not been resolved prior to the Closing, the Seller Parties and the Buyer Parties shall proceed with the Closing using the Seller Parties’ Representative’s good faith estimate of the items with respect to the Estimated Working Capital that have not been agreed upon; provided, further, that in no event shall the Estimated Working Capital exceed $12,000,000.

(b)           Post-Closing Adjustment.

(i)           Preparation of Closing Working Capital Statement.  Within forty five (45) days after the Closing Date, Buyer shall prepare and deliver to the Seller Parties’ Representative (A) a statement setting forth Buyer’s calculation of the Working Capital as of the Closing Date, which statement shall be in a form reasonably acceptable to the Seller Parties’ Representative (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in a manner consistent with the Financial Statements and Annex A.

(ii)          Examination of Closing Working Capital Statement. After receipt of the Closing Working Capital Statement, the Seller Parties shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller Parties and their accountants shall have access to the relevant books and records of Buyers and work papers prepared by Buyers and/or Buyers’ accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyers’ possession) relating to the Closing Working Capital Statement as the Seller Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and preparing a Statement of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of any of the Buyers.

(iii)         Objection to Closing Working Capital Statement. On or prior to the last day of the Review Period, the Seller Parties’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Seller Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”).  Any item not included within the Statement of Objections shall be deemed accepted by the Seller Parties and final and binding on the parties.  If the Seller Parties’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by the Seller Parties. If the Seller Parties’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Parties’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Parties’ Representative, shall be final and binding.

(iv)         Resolution of Disputes. If the Seller Parties’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Seller Parties’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve any amounts remaining in dispute (“Disputed Amounts”) only and make any necessary adjustments to the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items specified as Disputed Amounts by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(v)          Fees of the Independent Accountants. The Seller Parties shall pay a portion of the fees and expenses of the Independent Accountants equal to a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyers (that being the difference between the Independent Accountants’ determination and the Seller Parties’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyers’ determination and the Seller Parties’ determination differ from the determination of the Independent Accountants). Buyers shall pay that portion of the fees and expenses of the Independent Accountants that the Seller Parties are not required to pay hereunder.

(vi)         Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(vii)        Closing Working Capital.   The final determination of Working Capital as of the Closing Date, as determined pursuant to the applicable procedures set forth in this Section 2.06, shall be referred to as “Closing Working Capital”.

(viii)       Final Working Capital Adjustment.  The “Final Working Capital Adjustment” shall be an amount equal to the Estimated Working Capital minus the Closing Working Capital; provided, that if the Closing Working Capital is greater than $11,450,000 but less than $11,600,000, the Final Working Capital Adjustment shall be an amount equal to the Estimated Working Capital Adjustment.

(A)           If the Final Working Capital Adjustment is a positive number, the Seller Parties’ Representative shall pay such amount to Buyer by wire transfer of immediately available funds to an account specified by Buyer within five (5) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.06.

(B)           If the Final Working Capital Adjustment is a negative number, Buyer shall pay such amount to the Seller Parties’ Representative by wire transfer of immediately available funds to an account specified by the Seller Parties’ Representative within five (5) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.06.

(ix)          Final Purchase Price.  The Initial Purchase Price, as adjusted pursuant to this Section 2.06 is referred to as the “Final Purchase Price”.

Section 2.07       Allocation of Purchase Price.  The methodology upon which the Purchase Price, the Assumed Liabilities and all other capitalized costs (the “Total Allocable Price”) shall be allocated among the Purchased Assets is set forth on Annex B.  The Seller Parties and the Buyer Parties agree that the allocation of the Total Allocable Price among the Purchased Assets reflects the fair market value of each category of Purchased Assets in accordance with the Code (and any similar provision of state or local law, as appropriate). The Seller Parties and the Buyers will act in good faith and reasonably cooperate with each other to agree on the final allocation of the Total Allocable Price on or before the ninetieth (90th) day after the Closing Date consistent with Annex B, and will furnish each other with a copy of the final version of IRS Form 8594 within a reasonable period before the filing date thereof.  The Seller Parties and Buyers shall report the transactions contemplated hereby on all Tax Returns filed by the parties in a manner consistent with such allocation.

Section 2.08       Allocation of Ad Valorem Taxes.  Ad valorem real and tangible personal property Taxes with respect to the Purchased Assets for the calendar year in which the Closing occurs shall be attributed to the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis, with the portion of such Tax allocated to the Pre-Closing Tax Period equal to the amount of such Tax for the entire calendar year multiplied by a fraction, the numerator of which is the number of days in the calendar year ending on and including the Closing Date, and the denominator of which is three hundred sixty-six (366), and the portion of such Tax allocated to the Post-Closing Tax Period equal to the amount of such Tax for the entire calendar year multiplied by a fraction, the numerator of which is the number of days in the calendar year commencing on the day immediately following the Closing Date, and the denominator of which is three hundred sixty-six (366).

Section 2.09       Third Party Consents. To the extent any Seller Party’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Applicable Buyer without the consent of another Person which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their joint and several expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair such Buyer’s rights under the Purchased Asset in question so that such Buyer would not in effect acquire the benefit of all such rights, the Seller Parties, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer, including delivering such benefit to such Buyer within two (2) Business Days after they are obtained by any of the Seller Parties. Notwithstanding any provision in this Section 2.09 to the contrary, no Buyer shall be deemed to have waived its rights under Section 7.01(d) hereof unless and until such Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing.

ARTICLE III
Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (e.g., by electronic transmission of documents and wire transfer of funds) at 10:00 a.m. (Pacific Time), no later than three (3) Business Days after all of the conditions to Closing set forth in Article VII hereof are either satisfied or waived in writing by the party entitled to the benefit of such closing condition (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller Parties’ Representative and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02       Closing Deliverables.

(a)           At the Closing, the Seller Parties’ Representative shall deliver to Buyer the following:

(i)           a bill of sale substantially in the form of Exhibit B hereto for each of the Seller Parties (the “Bills of Sale”), each duly executed by such Seller Parties, transferring their respective Tangible Personal Property to the Applicable Buyer;

(ii)          an assignment and assumption agreement substantially in the form of Exhibit C hereto for each of the Seller Parties, (the “Assignment and Assumption Agreements”), each duly executed by such Seller Parties, effecting the assignment of their respective Purchased Assets to, and the assumption of their respective Assumed Liabilities by, the Applicable Buyer;

(iii)         assignments substantially in the form of Exhibit D hereto (the “Intellectual Property Assignments”) for each of the Seller Parties with any right, title or interest in and to any Intellectual Property Assets or Intellectual Property Licenses, each duly executed by such Seller Parties, transferring all of their respective rights, title and interest in, to and under the Intellectual Property Assets and the Intellectual Property Licenses to the Applicable Buyer;

(iv)         with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit E hereto (each, an “Assignment and Assumption of Lease”), duly executed by each of the Seller Parties that is a party to such Lease, transferring all of its respective rights, title and interest in, to and under such Lease to the Applicable Buyer;

(v)          the Seller Parties’ Representative’s Officer’s Certificate;

(vi)         the Seller Parties’ Representative’s Secretary’s Certificate;

(vii)        a certificate of account status duly executed by Heelys Parent and Heelys Texas satisfying the requirements of Treasury regulations § 1.1445-2(b)(2); and

(viii)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to the Seller Parties’ Representative the following:

(i)           the Buyer’s Closing Payment;

(ii)          the Bills of Sale, duly executed by the applicable Buyers;

(iii)         the Assignment and Assumption Agreements, duly executed by the applicable Buyers;

(iv)         the Intellectual Property Assignments, duly executed by the applicable Buyers;

(v)          with respect to each Lease, an Assignment and Assumption of Lease, duly executed by the applicable Buyers;

(vi)         Buyer’s Officer’s Certificate; and

(vii)        Buyer’s Secretary’s Certificate.

ARTICLE IV
Representations and Warranties of The Seller Parties

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Seller Parties hereby represents and warrants to the Buyer Parties that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01       Organization of the Seller Parties. Heelys Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, Heelys Texas is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, Heelys EMEA is a Belgian corporation duly organized, validly existing and in good standing under the Laws of Belgium, and Heelys Japan is a Japanese corporation duly organized, validly existing and in good standing under the Laws of Japan.  Each of the Seller Parties has full power and authority to own, operate or lease its respective properties and assets now owned, operated or leased by it and to carry on its respective business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each of the Seller Parties is licensed or qualified to do business, and each of the Seller Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its respective properties and assets or the operation of its respective business as currently conducted makes such licensing or qualification necessary, except to the extent the failure to so qualify or be licensed would have a Material Adverse Effect.  Section 4.01 of the Disclosure Schedules sets forth all of the direct and indirect Subsidiaries of Heelys Parent (the “Heelys Subsidiaries”) and the capitalization of each such Heelys Subsidiary.  No Person, other than Heelys Parent or a wholly-owned Heelys Subsidiary, has any ownership interest in any Heelys Subsidiary.

Section 4.02       Authority of the Seller Parties.  Each of the Seller Parties has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to carry out its obligations hereunder and thereunder (assuming receipt of the Heelys Stockholder Approval solely with respect to obligations that require the Heelys Stockholder Approval), and to consummate the transactions contemplated hereby and thereby (assuming receipt of the Heelys Stockholder Approval solely with respect to transactions that require the Heelys Stockholder Approval). The execution and delivery by each of the Seller Parties of this Agreement and any other Transaction Documents to which it is a party, the performance by each of the Seller Parties of its respective obligations hereunder and thereunder (assuming receipt of the Heelys Stockholder Approval solely with respect to obligations that require the Heelys Stockholder Approval), and, the consummation by each of the Seller Parties of the transactions contemplated hereby and thereby (assuming receipt of the Heelys Stockholder Approval solely with respect to transactions that require the Heelys Stockholder Approval) have been duly authorized by all requisite action on the part of each of the Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties, and (assuming due authorization, execution and delivery by the Buyer Parties) this Agreement constitutes a legal, valid and binding obligation of each of the Seller Parties enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which a Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), and such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03       No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each of the Seller Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of the Seller Parties; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any of the Seller Parties, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any of the Seller Parties is a party or by which any of the Seller Parties or the Business is bound or to which any of the Purchased Assets are subject; (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets; or (e) require the consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority by or with respect to any of the Seller Parties or the Business.

Section 4.04       SEC Reports; Financial Statements. Heelys Parent has filed with the SEC all forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act (collectively, the “Heelys SEC Documents”).  None of the Heelys SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Heelys SEC Document).  The consolidated audited and unaudited financial statements of Heelys Parent (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in the Financial Statements, including the related notes), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Heelys Parent and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements.

Section 4.05       Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, neither Heelys Parent nor any of its Subsidiaries has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past custom and practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06       Absence of Certain Changes; Events and Conditions. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past custom and practice, with respect to the Business, there has not been any:

(a)           Material Adverse Effect;

(b)           material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(c)           entry into any Material Contract;

(d)           incurrence, assumption or guarantee of any Indebtedness in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past custom and practice;

(e)           transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f)            cancellation of any material debts or claims, or any material amendment, termination or waiver of any material rights constituting Purchased Assets;

(g)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(h)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, not covered by insurance;

(i)            acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit, other than pursuant to its terms;

(j)            material capital expenditures which would constitute an Assumed Liability;

(k)           imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(l)            grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any employee of any of the Seller Parties, other than as provided for in any written agreements or consistent with past custom and practice, or change in the terms of employment for any employee of any of the Seller Parties;

(m)          entry into or termination of any employment agreement or collective bargaining agreement covering any of the employees of any of the Seller Parties, written or oral, or modification of the terms of any such existing agreement;

(n)           loan to, or entry into any other transaction with, any employee of any of the Seller Parties;

(o)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)           purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (or in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past custom and practice;

(q)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or

(r)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07       Material Contracts.

(a)           Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any of the Seller Parties is bound in connection with the Business or the Purchased Assets (each, a “Material Contracts”):

(i)           all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the applicable Seller Party without penalty or without more than thirty (30) days’ notice;

(ii)          all Contracts that expire on or after December 31, 2013;

(iii)         all Contracts that require any of the Seller Parties to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which, in each case, cannot be cancelled (A) by the applicable Seller Party without penalty or payment in excess of $50,000 or (B) without more than thirty (30) days’ notice;

(viii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(ix)         all Contracts with any Governmental Authority;

(x)          all Contracts that limit or purport to limit the ability of any of the Seller Parties to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         all joint venture, partnership or similar Contracts;

(xii)        all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)       all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)       all Contracts relating to the Intellectual Property Assets or the Intellectual Property Licenses;

(xv)        all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xvi)       all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xvii)      all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)           Each Material Contract is valid and binding on each of the Seller Parties that is a party to such Material Contract in accordance with its terms and is in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Seller Parties or, to the Seller Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Seller Parties’ Representative has provided to Buyer (i) a true, correct and complete copy of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and (ii) an accurate written description setting forth the terms and conditions of each oral Material Contract.  There are no material disputes pending or threatened under any Assigned Contract.

Section 4.08       Title to Purchased Assets.  At least one of the Seller Parties has (i) good and valid title to each Purchased Asset reflected on the Balance Sheet as being owned, and (ii) a valid leasehold interest in each Purchased Asset reflected on the Balance Sheet as being leased by the Seller Parties. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)            those items set forth in Section 4.08 of the Disclosure Schedules;

(b)            liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c)            mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past custom and practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets and which do not prohibit or interfere with the current operation of any Leased Real Property; or

(e)            liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past custom and practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09       Condition and Sufficiency of Assets. Section 4.09 of the Disclosure Schedules sets forth a complete and accurate list of all Tangible Personal Property having a value in excess of $25,000 or which, if not available to the Business, would have a Material Adverse Effect.  Except as set forth in Section 4.09 of the Disclosure Schedules, to the Seller Parties’ Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and to the Knowledge of the Seller Parties, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs that would cost in excess of $25,000 individually or $100,000 in the aggregate. The Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets, individually or in the aggregate, is material to the Business.

Section 4.10       Real Property.

(a)           Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by any of the Seller Parties and used in or necessary for the operation of the Business as currently conducted (together with all rights, title and interest of each of the Seller Parties in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Seller Parties holds any Leased Real Property (each, a “Lease” and collectively, the “Leases”). The Seller Parties’ Representative has delivered or made available to Buyer a true, correct and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii)          possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Knowledge of the Seller Parties, there are no disputes with respect to such Lease;

(iii)         there has been no breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, and all rent due and payable under such Lease has been paid;

(iv)         no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(v)          no notice of any default or event has been given or received that, with notice or lapse of time, or both, would constitute a default under such Lease and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(vi)         there are no subleases, and the right to use or occupy such Leased Real Property or any portion thereof has not assigned or otherwise granted to any Person; and

(vii)        no pledge, mortgage or other Encumbrance has been granted on the leasehold interest.

(b)           To the Seller Parties’ Knowledge, the Leased Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building codes and zoning ordinances or other governmental or regulatory Laws, and none of the Seller Parties has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)           To the Seller Parties’ Knowledge, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property.  All improvements located on the Leased Real Property have direct access to a public road adjoining such Leased Real Property.  To the Seller Parties’ Knowledge, no such improvements or accessways encroach on land not included in the Leased Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Leased Real Property.

(d)           The Leased Real Property constitutes all of the real property necessary to operate the Business as currently operated.

(e)           Except as set forth on Section 4.10(e) of the Disclosure Schedules, all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated, except where the failure to obtain and maintain such permits, licenses or approvals or the violation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)           None of the Seller Parties owns any real property.

Section 4.11       Intellectual Property.

(a)           Section 4.11(a) of the Disclosure Schedules sets forth a complete and accurate list of all Intellectual Property Assets that are (i) subject to Intellectual Property Registrations or (ii) that are not subject to Intellectual Property Registrations but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations to which any of the Intellectual Property Assets are subject have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject are otherwise in good standing. The Seller Parties have provided or made available to Buyer true, correct and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject.

(b)           Except as set forth on Section 4.11(b) of the Disclosure Schedules, the Seller Parties collectively own all right, title and interest in and to the Intellectual Property Assets that are subject to Intellectual Property Registrations, free and clear of Encumbrances and none of the Seller Parties has received any written notice or claim challenging its exclusive ownership of any of the Intellectual Property Assets. The Seller Parties are in material compliance with all legal requirements applicable to the Intellectual Property Assets and the Seller Parties’ ownership and use thereof.

(c)           The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all agreements with current and former employees and independent contractors of any of the Seller Parties whereby such employees and independent contractors (i) assigned to any of the Seller Parties any ownership interest and right they may have had in the Intellectual Property Assets; and (ii) acknowledged any of the Seller Parties’ exclusive ownership of all Intellectual Property Assets.

(d)           Section 4.11(d) of the Disclosure Schedules lists all material Intellectual Property Licenses. The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between each of the Seller Parties that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the applicable Seller Parties and such other parties are in material compliance with the terms and conditions of such Intellectual Property Licenses.

(e)           To Seller Parties’ Knowledge, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by the Seller Parties and the conduct of the Business as currently and formerly conducted by the Seller Parties have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth on Section 4.11(e) of the Disclosure Schedule, none of the Seller Parties has received any communication, and no Action has been instituted, settled or, to the Seller Parties’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets or Intellectual Property Licenses is subject to any outstanding Governmental Order.

(f)           Section 4.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which any of the Seller Parties grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between each of the Seller Parties that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the applicable Seller Parties and such other parties are in material compliance with the terms and conditions of such agreements. To Seller Parties’ Knowledge, no Person is infringing, violating or misappropriating any of the Intellectual Property Assets, except to the extent that any such infringement, violation or misappropriation would not have a Material Adverse Effect.

Section 4.12       Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past custom and practice, except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller Parties free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller Parties and the Business.

Section 4.13       Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller Parties involving the sale of goods or the rendering of services in the ordinary course of business consistent with past custom and practice; and (b) constitute only valid, undisputed claims of the Seller Parties not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past custom and practice. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14       Customers and Suppliers.

(a)           Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Seller Parties for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Customer”); and (ii) the amount of consideration paid by each Material Customer during such periods. None of the Seller Parties has received notice that any of the Material Customers has ceased, nor to the Seller Parties’ Knowledge do any of the Material Customers intend to cease, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)           Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Seller Parties have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Supplier”); and (ii) the amount of purchases from each Material Supplier during such periods. None of the Seller Parties has received any notice that any of the Material Suppliers has ceased, or intends to cease, nor to the Seller Parties’ Knowledge do any of the Material Suppliers intend to cease to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15       Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any of the Seller Parties or any of their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (each, an “Insurance Policy”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Seller Parties since January 1, 2012.  Except as set forth in Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Seller Parties, nor any of their respective Affiliates, has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (y) have not been subject to any lapse in coverage. None of the Seller Parties, nor any of their respective Affiliates, is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16       Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 4.16 of the Disclosure Schedules, there are no Actions pending or, to the Seller Parties’ Knowledge, threatened against or by the Seller Parties (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           Except as set forth in Section 4.16 of the Disclosure Schedules, there are no outstanding Governmental Orders addressed to or naming as a party any Seller Party relating to the Business, and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17       Compliance with Laws; Permits.

(a)           Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Seller Parties have been, and are currently, in compliance in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All material Permits required for the Seller Parties to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller Parties and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Seller Parties which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Seller Parties’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.  Except as set forth on Section 4.17(b) of the Disclosure Schedules, all such Permits are permitted to be transferred to Buyers under Law.

Section 4.18       Environmental Matters.

(a)           The operations of the Seller Parties with respect to the Business and the Purchased Assets have been, and are currently, in compliance in all material respects with all Environmental Laws. None of the Seller Parties has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Seller Parties do not have any Environmental Permits and none is necessary for the operation of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets as currently owned, leased, operated or used.  To the Seller Parties’ Knowledge, there is not any condition, event or circumstance related to Environmental Law that prevents or impedes the conduct of the Business as currently conducted, or the ownership, lease, operation or use of the Purchased Assets as currently owned, leased, operated or used.  None of the Seller Parties has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           To the Seller Parties’ Knowledge, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           To the Seller Parties’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business, and to the Seller Parties Knowledge, none of the Seller Parties has received an Environmental Notice that the Business or any of the Purchased Assets or real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)           Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)           To the Seller Parties’ Knowledge, Section 4.18(f) of the Disclosure Schedules contains a list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Seller Parties or any predecessors, in connection with the Business or the Purchased Assets as to which any of the Seller Parties may retain liability, and to the Seller Parties’ Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of the Seller Parties has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Seller Parties.

(g)           None of the Seller Parties has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           The Seller Parties have provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business which are in the possession or control of any of the Seller Parties related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)            None of the Seller Parties is aware of or reasonably anticipates any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be likely to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)            None of the Seller Parties owns any Environmental Attributes.

Section 4.19       Employee Benefit Matters.

(a)           Section 4.19(a) of the Disclosure Schedules contains a true, correct and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Seller Parties with respect to the Business, and is maintained, sponsored, contributed to, or required to be contributed to by any of the Seller Parties, or under which any of the Seller Parties has or may have any liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the Seller Parties have made available to Buyer true, correct and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Except as set forth in Section 4.19(c) of the Disclosure Schedules, each Benefit Plan, or in the case of each Benefit Plan that is a multiemployer plan, to the Seller Parties’ Knowledge, complies, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of the Seller Parties or, with respect to any period on or after the Closing Date, any of the Buyer Entities or any of their respective Affiliates, to a penalty under Section 502 of ERISA or to an excise Tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any of the Seller Parties or, with respect to any period on or after the Closing Date, any of the Buyer Entities or any of their respective Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(d)           Except as set forth in Schedule 4.19(d) of the Disclosure Schedules, no Benefit Plan (i) provides for defined benefit pension benefits; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e)           None of the Seller Parties, nor any of their respective Affiliates, (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of any of the Seller Parties or become a liability of Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of any of the Seller Parties; or (iv) is engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of any of the Seller Parties or become a liability of Buyer.

(f)           Except as set forth in Section 4.19(f) of the Disclosure Schedules, other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)           Except as set forth in Section 4.19(g) of the Disclosure Schedules, there is no pending or, to the Seller Parties’ Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           Except as set forth in Section 4.19(h) of the Disclosure Schedules, there has been no amendment to, announcement by any of the Seller Parties or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee. None of the Seller Parties, nor any of their respective Affiliates, has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(j)           Except as set forth in Section 4.19(j) of the Disclosure Schedules, no Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property; or (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(k)           With respect to any multiemployer Benefit Plan, as described in Section 4001(a)(3) of ERISA (“MPPAA Plan”): (i) all contributions required to be made with respect to Employees of any of the Seller Parties have been timely paid; (ii) none of the Seller Parties has incurred, and none will incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such MPPAA Plan (whether by reason of the transactions contemplated by this Agreement or otherwise); and (iii) no such MPPAA Plan is, or is it expected to be, insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist, with respect to any such MPPAA Plan.

Section 4.20       Employment Matters.

(a)           Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of any of the Seller Parties with respect to the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) whether such Person is an Employee, consultant or contractor; and (viii) the Seller Party that employs or engages such individual. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of any of the Seller Parties with respect to the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any of the Seller Parties with respect to any commissions, bonuses or increases in compensation.

(b)           Except as set forth in Section 4.20(b) of the Disclosure Schedules, none of the Seller Parties is a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to the Seller Parties’ Knowledge, attempting to represent any Employee. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Seller Parties or any of their respective Employees.

(c)           The Seller Parties have been, and are currently, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Seller Parties as consultants or contractors with respect to the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against any of the Seller Parties pending, or to the Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of any of the Seller Parties with respect to the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           None of the Seller Parties has violated the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (the “WARN Act”).  During the ninety (90) day period prior to the date of this Agreement, none of the Seller Parties has terminated any employees, and during the ninety (90) day period prior to the Closing Date, none of the Seller  Parties will have terminated any employees.  None of the Seller Parties has any plans to undertake any action in the future that would trigger the WARN Act.

Section 4.21       Taxes. Except as set forth on Section 4.21 of the Disclosure Schedules:

(a)           Each of the Seller Parties has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All Taxes owed by the Seller Parties have been paid.  None of the Seller Parties currently is the beneficiary of any extension of time within which to file any Tax Return nor have they waived any statute of limitations in respect of Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules, no claim has ever been made by a Governmental Authority in a jurisdiction where the Seller Parties does not file Tax Returns that a Seller Party is or may be subject to taxation by that jurisdiction.

(b)           Each of the Seller Parties have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 or similar reports required with respect thereto by a Governmental Authority have been properly completed and timely filed.

(c)           To Seller Parties’ Knowledge, no Governmental authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.

(d)           The unpaid Taxes of the Seller Parties (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (set forth on the face of the most recent Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller Parties in filing their Tax Returns.

(e)           None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

Section 4.22       Product Liability Claims. To the Seller Parties’ Knowledge, except as set forth on Section 4.22 of the Disclosure Schedules, none of the Seller Parties is subject to any known asserted claims for liability on account of products sold or services rendered on or prior to such date, which are not fully covered, including all costs of defense and investigation related to such claims, by its or its vendors’ general liability insurance policies.

Section 4.23       Transactions with Affiliates.  Except as set forth on Section 4.23 of the Disclosure Schedules, (i) there are no Contracts, understandings (in each case whether written or oral), liabilities or obligations between a Seller Party, on the one hand, and any other Seller Party or Affiliate of any of the Seller Parties or immediate family member thereof or, to the Seller Parties’ Knowledge, any former equity holder or any current or former officer or director of any of the Seller Parties, on the other hand, (ii) none of the Seller Parties provides or causes to be provided any assets, services or facilities to any Person described in clause (i) of this Section 4.23, (iii) no Person described in clause (i) of this Section 4.23 provides or causes to be provided any assets, services or facilities to any of the Seller Parties, or derives any benefit from any assets, services or facilities of any of the Seller Parties (other than as explicitly contemplated by the terms of such Person’s employment by any of the Seller Parties).

Section 4.24       Brokers.  Except for Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any of the Seller Parties.

Section 4.25       Vote Required.  The affirmative vote of the holders of at least a majority of the shares of the common stock of Heelys Parent outstanding on the record date set for the Heelys Parent Stockholders Meeting is the only vote of the holders of any capital stock of any of the Seller Parties required to approve this Agreement and the transactions contemplated hereby (the “Heelys Stockholder Approval”).

Section 4.26       State Anti-Takeover Statutes.  No state anti-takeover statute is applicable to this Agreement or any of the transactions contemplated hereby.

Section 4.27       Solvency.  None of the Seller Parties is now insolvent and none of the Seller Parties will be rendered insolvent by the transactions contemplated hereby.  Immediately after giving effect to the consummation of such transactions: (i) each of the Seller Parties will be able to pay its respective Liabilities as they become due in the usual course of its business; (ii) each of the Seller Parties will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) each of the Seller Parties will have assets (calculated at fair market value) that exceed its respective Liabilities.

Section 4.28       Voting Agreements.  The Voting Agreements have been executed by Heelys Parent and the Persons set forth on Annex C and delivered by the Seller Parties’ Representative, and each Voting Agreement constitutes a valid and binding obligation of Heelys Parent, enforceable against Heelys Parent in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE V
Representations and Warranties of the Buyer Parties

Each of the Buyer Parties represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01       Organization of the Buyer Parties. Each of the Buyer Parties is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02       Authority of the Buyer Entities.  Each of the Buyer Parties has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of EMEA Buyer and Japanese Buyer shall have, at any applicable time prior to the Closing, the full power and authority to enter into the Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyer Parties of this Agreement and any other Transaction Documents to which it is a party, the performance by each of the Buyer Parties of its respective obligations hereunder and thereunder and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Buyer Parties.  The execution and delivery by each of EMEA Buyer and Japanese Buyer of the Transaction Documents to which it is a party, the performance by each of EMEA Buyer and Japanese Buyer of its respective obligations thereunder, and the consummation by each of EMEA Buyer and Japanese Buyer of the transactions contemplated thereby shall have been duly authorized, at any applicable time prior to the Closing, by all requisite action on the part of each of the Buyer Parties. This Agreement has been duly executed and delivered by each of the Buyer Parties, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which a Buyer Entity is or will be a party has been duly executed and delivered by such Buyer Entity (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer Entity enforceable against such Buyer Entity in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.03       No Conflicts; Consents. The execution, delivery and performance by the Buyer Parties of this Agreement, the execution, delivery and performance by the Buyer Entities of the Transaction Documents to which any of the Buyer Entities is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or other organizational documents of any of the Buyer Entities; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any of the Buyer Entities; or (c) require the consent, notice or other action by any Person under any Contract to which either of the Buyer Parties is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either of the Buyer Parties in connection with the execution and delivery of this Agreement, or by or with respect to any of the Buyer Entities in connection with the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect (including applicable federal and state securities filings).

Section 5.04       Brokers. Except for Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either of the Buyer Parties.

Section 5.05       Legal Proceedings. There are no Actions pending or, to either of the Buyer Parties’ knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06       Financing.  Parent has, and will provide to the Buyer Parties at Closing, sufficient cash or other sources of immediately available funds to enable the Buyer Parties to pay the Buyer’s Closing Payment.

Section 5.07       Disclaimers of Representations and Warranties. The Buyer Parties acknowledge that the express representations and warranties of the Seller Parties contained in this Agreement and the other Transaction Documents are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF THE SELLER PARTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE BUYER PARTIES ACKNOWLEDGE THAT THE SELLER PARTIES HAVE NOT MADE, AND HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYERS BY OR ON BEHALF OF THE SELLER PARTIES AND (b) THE CONDITION OF THE PURCHASED ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE SELLER PARTIES EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER PARTIES HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PURCHASED ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE (EXCEPT AS OTHERWISE CONTEMPLATED BY THIS AGREEMENT), (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BUYERS AND THE SELLER PARTIES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE PURCHASED ASSETS SHALL BE CONVEYED TO BUYERS, AND BUYERS SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THE BUYER PARTIES REPRESENT TO THE SELLER PARTIES THAT THE BUYER PARTIES WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. THE SELLER PARTIES AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.  NOTWITHSTANDING THE FOREGOING, THE BUYER PARTIES DO NOT WAIVE ANY RIGHTS WITH RESPECT FRAUD OR INTENTIONAL MISREPRESENTATION MADE BY OR ON BEHALF OF ANY OF THE SELLER PARTIES.

Section 5.08       Independent Investigation. The Buyer Parties represent and acknowledge that they are knowledgeable of the Business and of the usual and customary practices of companies such as the Seller Parties, and that they have had (or will have prior to the Closing) access to the Purchased Assets, the officers and employees of the Seller Parties, and the books, records and files of the Seller Parties relating to the Purchased Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer Parties have relied solely on the basis of their own independent due diligence investigation of the Purchased Assets and upon the provisions of this Agreement and the other Transaction Documents, and not on any other representations or warranties of the Seller Parties or any other Person not contained in this Agreement or one of the other Transaction Documents.  Notwithstanding the foregoing, Buyer’s independent due diligence investigation does not adversely affect in any manner its ability to rely on the provisions of this Agreement or any of the other Transaction Documents or any of its rights with respect thereto.

ARTICLE VI
Covenants

Section 6.01       Conduct of Business Prior to the Closing. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.01 of the Disclosure Schedule or consented to in writing by Buyer, the Seller Parties shall (x) conduct the Business in the ordinary course of business consistent with past custom and practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve its rights and goodwill and its relationships with its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.01 of the Disclosure Schedule or consented to in writing by Buyer, the Seller Parties shall:

(a)           preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)           pay the debts, Taxes and other obligations of the Business when due;

(c)           continue to collect Accounts Receivable in a manner consistent with past custom and practice;

(d)           maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)           continue in full force and effect without modification all Insurance Policies;

(f)            defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation consistent with custom and practice over the 12 month period immediately prior to the date hereof;

(g)           perform all of its obligations under all Assigned Contracts timely in a manner consistent with past custom and practice;

(h)           maintain the Books and Records in accordance with past custom and practice;

(i)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j)             not cause or permit any amendments to any of the Seller Parties’ organizational documents;

(k)            not issue any securities in any Heelys Subsidiary;

(l)             not sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets with a fair market value in excess of $25,000 individually or $50,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(m)           not enter into any operating lease which requires expenditures in any 12-month period in excess of $25,000 or is not terminable by the applicable Seller Party within such 12-month period without any penalty or cost;

(n)           not (i) modify, amend, terminate or waive any rights under any Assigned Contract, (ii) enter into any Contract, which if entered into prior to the date hereof would have been an Assigned Contract, other than renewals or replacements of any existing Assigned Contract that is expiring by its terms, (the terms and conditions of which renewal or replacement Assigned Contract, in the aggregate are at least as favorable to the Seller Parties that are party thereto as the existing Assigned Contract) or (iii) enter into any new Contract, which if entered into prior to the date hereof would have been an Assigned Contract and would be material to the Business, that contains a change in control provision in favor of the other party or parties thereto that does not exclude the transactions contemplated by this Agreement or that would otherwise require a payment in excess of $10,000 to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by this Agreement;

(o)           not (i) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property Asset that is material to the conduct of their business or (ii) other than in the ordinary course of business consistent with past practice, enter into any license, assignment or transfer agreement granting or transferring to a third party ownership of, or an exclusive right to use, any such Intellectual Property Asset or any non-exclusive right to such Intellectual Property Asset inconsistent with the Seller Parties’ use of such Intellectual Property Asset prior to the date hereof;

(p)           not settle or compromise any pending or threatened Action, other than settlements of Actions that do not involve any material injunctive, equitable relief or impose material restrictions on the Business;

(q)           not make any material change in management personnel without first notifying and consulting with Buyer; and

(r)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02       Access to Information. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Seller Parties shall (a) afford the Buyer Entities and their respective Representatives, at their sole expense, reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish the Buyer Entities and their respective Representatives with such financial, operating and other data and information related to the Business as the Buyer Entities or any of their respective Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate with the Buyer Entities in their investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by any Buyer Entity or other information received by any Buyer Entity shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the Seller Parties in this Agreement.

Section 6.03       Solicitation; Change in Recommendation.

(a)           Go-Shop Period.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing for a period of thirty (30) days (the “Go-Shop Period”), the Seller Parties and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that could lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Sellers’ Representative shall promptly (and in any event within forty-eight (48) hours) provide to Buyer any material non-public information concerning any of the Seller Parties that is provided to any Person given such access which was not previously provided to Buyer; and (ii) enter into, engage in, and maintain discussions or negotiations with any Persons or groups of Persons with respect to any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that could lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into before the date of this Agreement or any customary confidentiality agreement, in each case, that contains provisions that are not materially more favorable in the aggregate to the receiving party thereunder than those contained in the Confidentiality Agreement are to Parent, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Takeover Proposals or amendments thereto to Heelys Parent’s board of directors (or any duly constituted and authorized committee thereof).

(b)           No Solicitation or Negotiation.  Except as permitted by Section 6.03(c), each of the Seller Parties shall and shall cause each of its respective Representatives to (i) as of the date immediately following the last day of the Go-Shop Period (the “No-Shop Period Start Date”), immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any Persons that may be ongoing with respect to a Takeover Proposal and request that any such Person promptly return or destroy all confidential information concerning the Seller Parties and (ii) from the No-Shop Period Start Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 9.03, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(c)           Conduct Following No-Shop Period Start Date. Notwithstanding anything to the contrary contained in Section 6.03(b) or any other provisions of this Agreement, but subject to the last sentence of this Section 6.03(c), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Heelys Stockholder Approval, the Seller Parties or any of their respective Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of this Section 6.03, (A) the Seller Parties and their respective Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if Heelys Parent’s board of directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with and receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Seller Parties and their respective Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to, and access to the business, properties, books and records and personnel of, the Seller Parties to the Person or group of Persons who has made such Takeover Proposal; provided that the Seller Parties’ Representative shall promptly (and in any event within 48 hours) provide to Buyer any material non-public information concerning the any of the Seller Parties that is provided to any Person given such access which was not previously provided to Buyer, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. From and after the date hereof, the Seller Parties shall promptly (and in any event within 48 hours) (i) provide to Buyer an unredacted (except, prior to the No-Shop Period Start Date, for the identity of the Person or group of Persons making such Takeover Proposal, which may be redacted during such period) copy of any such Takeover Proposal made in writing provided to any of the Seller Parties and (ii) provide to Buyer a written summary of the material terms of any such Takeover Proposal not made in writing.  For the avoidance of doubt, notwithstanding the expiration of the Go-Shop Period, the Seller Parties and their Representatives may continue to engage in the activities described in Section 6.03(a) with respect to any Excluded Parties, including with respect to any amended Excluded Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.03(b) shall not apply with respect thereto; provided, that the provisions of Section 6.03(d) and Section 6.03(e) shall apply.

(d)           Updates on Takeover Proposals. Within three (3) Business Days after the No-Shop Period Start Date, the Seller Parties shall notify Buyer of the identity of all Excluded Parties.  The Seller Parties shall keep Buyer reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within 48 hours), and, upon the request of Buyer, shall apprise Buyer of the status of such Takeover Proposal. Each of the Seller Parties agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits any of the Seller Parties from providing any information to Buyer in accordance with this Section 6.03.

(e)           No Change in Recommendation of Heelys Acquisition Agreement.  Except as expressly permitted by this Section 6.03(e) or Section 6.03(f), the board of directors of Heelys Parent shall not (i)(A) fail to recommend to its stockholders that the Heelys Stockholder Approval be given (the “Heelys Parent Board Recommendation”) or fail to include such recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to either of the Buyer Parties, the Heelys Parent Board Recommendation, (C) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the board of directors of Heelys Parent may refrain from taking a position with respect to a Takeover Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer in connection with such Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification) or (D) adopt, declare advisable, approve or recommend to the stockholders of Heelys Parent, or publicly propose to approve or recommend to the stockholders of Heelys Parent a Takeover Proposal (the actions described in this clause (i) being referred to as a “Heelys Adverse Recommendation Change”), (ii) authorize, cause or permit the Heelys Parent or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Heelys Acquisition Agreement”) or (iii) take any action pursuant to Section 9.01(c)(iv). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Heelys Stockholder Approval is obtained, but not after, the board of directors of Heelys Parent may make a Heelys Adverse Recommendation Change, adopt, declare advisable, or approve that any of the Seller Parties enter into a Heelys Acquisition Agreement or take any action pursuant to Section 9.01(c)(iv) if the board of directors of the Heelys Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the failure to do so would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law and (y) such Takeover Proposal (including an Excluded Proposal) constitutes a Superior Proposal; provided, however, that (1) the Seller Parties have given Buyer at least four (4) Business Days’ prior written notice of their intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements relating thereto and a written summary of the material terms of any Superior Proposal not made in writing), (2) the Seller Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Buyer during the three (3) Business Day period after giving any such notice, to the extent Buyer wishes to negotiate, to enable Buyer to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the board of directors of Heelys Parent or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Seller Parties’ Representative shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one Business Day (rather than the four (4) Business Days otherwise contemplated by clause (1) above); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Seller Parties’ termination is in accordance with Section 9.01 and, to the extent required under the terms of this Agreement, the Seller Parties pay Buyer any applicable Termination Fee in accordance with Section 9.03 prior to or concurrently with such termination.

(f)            Change of Recommendation. Notwithstanding anything to the contrary herein, prior to the time the Heelys Stockholder Approval is obtained, but not after, the board of directors of Heelys Parent may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to either of the Buyer Parties, the Heelys Parent Board Recommendation (“Change of Recommendation”) if the board of directors of Heelys Parent or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law; provided, however, that such action shall not be in response to a Takeover Proposal or a Superior Proposal (which is addressed under Section 6.03(e)) and prior to taking such action, (x) the board of directors of Heelys Parent has given Buyer at least four (4) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (y) the Seller Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Buyer during the three (3) Business Day period after giving any such notice, to the extent Buyer wishes to negotiate, to enable Buyer to propose in writing a binding offer to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation and (z) at the end of such notice period, the board of directors of Heelys Parent or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law.

(g)           Compliance with Disclosure Obligations.  Nothing in this Section 6.03 or elsewhere in this Agreement shall prohibit the Seller Parties or the board of directors of Heelys Parent or any committee thereof from (i) taking and disclosing to the stockholders of Heelys Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that, subject to Section 6.03(e)(i)(C), any disclosure permitted under this Section 6.03(g) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Heelys Parent Board Recommendation shall be deemed a Heelys Adverse Recommendation Change or (ii) complying with its disclosure obligations under applicable Law; provided that this clause (ii) shall not in any way limit or modify the effect, if any, that any such disclosure would have under the other provisions of Section 6.03.

Section 6.04       Preparation of the Proxy Statement; Stockholder Meeting.

(a)           Subject to Section 6.04(b) and the fiduciary obligations of the board of directors of Heelys Parent, Heelys Parent shall take all actions in accordance with applicable Law, the Heelys Parent Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess or postponement thereof, the “Heelys Stockholders Meeting”) for the purpose of obtaining the Heelys Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 6.03, Heelys Parent shall use its commercially reasonable efforts to obtain the Heelys Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Heelys Parent may, in its sole discretion, adjourn, recess or postpone the Heelys Stockholders Meeting (i) after consultation with Buyer, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of Heelys Parent within a reasonable amount of time in advance of the Heelys Stockholders Meeting, (ii) if as of the time for which the Heelys Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of common stock of Heelys Parent represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Heelys Stockholders Meeting, or (iii) if additional time is required to obtain Heelys Stockholder Approval.

(b)           As promptly as reasonably practicable after the execution of this Agreement, Heelys Parent shall prepare the Proxy Statement and file it with the SEC and the Seller Parties and the Buyer Parties shall cooperate with each other in connection with the preparation of the foregoing. Heelys Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Heelys Parent shall notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Buyer with copies of all correspondence between the Heelys Parent or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, the Buyer Parties shall cooperate with the Heelys Parent in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Heelys Parent in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. The Buyer Parties shall ensure that such information supplied by them in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of Heelys Parent and at the time of the Heelys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Heelys Parent shall provide the Buyer Parties with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the Buyer Parties in good faith. Heelys Parent shall ensure that the Proxy Statement (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of Heelys Parent and at the time of the Heelys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Heelys Parent assumes no responsibility with respect to information supplied in writing by or on behalf of the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement. In the event that Heelys Parent is required to file any other transaction statement or information statement pursuant to SEC rules in connection with the transactions contemplated by this Agreement (excluding current reports filed on Form 8-K and additional proxy materials filed on Schedule 14-A) (any such other transaction statement or information statement, an “Other Filing”), the provisions of this Section 6.04 relating to the Proxy Statement shall apply to such Other Filing mutatis mutandis.

Section 6.05       Notice of Certain Events.

(a)           From the date hereof until the Closing, the Seller Parties’ Representative shall promptly notify Buyer in writing of:

(i)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Seller Parties hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)         any fact, circumstance, event or action that requires any of the Seller Parties to give notice under this Agreement, including any event with respect to which notice is required to be given pursuant to Section 6.03.

(iv)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v)          any Actions commenced or, to the Seller Parties’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement (including Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.06       Employees and Employee Benefits.

(a)           Promptly after the execution of this Agreement, Buyer shall meet with the Seller Parties regarding proposed post-Closing employment of the Seller Parties’ employees. On or before the date that is ten (10) days after the No-Shop Period Start Date, one of the Buyer Entities shall make an offer of employment to each such Employee of the Seller Parties as Parent shall determine, in its discretion, which employment shall be conditioned upon the Closing and shall be on similar terms and conditions as such Employees were employed by the Seller Parties.  Buyer shall provide the Seller’s Representative with a list of Employees of the Seller Parties who have accepted employment with a Buyer Entity to be effective as of the Closing.  After the date on which offers are made, none of the Seller Parties will solicit the employment of, or otherwise interfere with the employment of, any of the Employees that are offered employment with a Buyer Entity.

(b)           Prior to the Closing, the Seller Parties shall give all notices and other information required by applicable Law to be given to its respective employees, any collective bargaining unit representing any of its respective employees and any applicable Governmental Authority.

(c)           Other than with respect to any Assumed Liabilities, the Seller Parties shall be solely responsible, and no Buyer shall have any obligations whatsoever for, any compensation or other amounts payable to any Employees (or former employees) of any of the Seller Parties, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employees (or former employees) of any of the Seller Parties for any period relating to the service with any of Seller Parties at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled employees on or prior to the Closing Date.

(d)           The Seller Parties shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former employees) or agents of any of the Seller Parties which claims relate to events occurring prior to the Closing. The Seller Parties also shall remain solely responsible for all worker’s compensation claims of any Employees (or former employees) or agents of any of the Seller Parties which relate to events occurring prior to the Closing. The Seller Parties shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(e)           Buyer and Seller Parties agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53, if applicable, with respect to wage reporting.

Section 6.07       Confidentiality.   From and after the Closing, the Seller Parties shall, and shall cause their respective controlled Affiliates, if any, to hold, and shall use their best efforts to cause themselves and their respective Representatives (and Representatives of their respective controlled Affiliates) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public through no fault of any of the Seller Parties, any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates); or (b) is lawfully acquired by any of the Seller Parties, any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates) from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any of the Seller Parties or any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates) are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Parties’ Representative shall promptly notify Buyer in writing, and the Seller Parties shall disclose only that portion of such information which the Seller Parties’ Representative is advised by its counsel in writing is legally required to be disclosed, provided that the Seller Parties shall use its commercially reasonable efforts, at Buyer’s sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08       Non-solicitation. Until the first anniversary of the Closing Date (the “Restricted Period”), none of the Seller Parties or any of their respective controlled Affiliates, or any of their respective officers, directors or managers, shall, directly or indirectly, through one or more Affiliates, or otherwise, hire or solicit any person who is offered employment by any of the Buyer Entities pursuant to Section 6.06(a) or is or was employed by any of the Buyer Entities during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.08 shall prevent any of the Seller Parties or any of their respective controlled Affiliates, or any of their respective officers, directors or managers, from hiring any employee whose employment has been terminated by any of the Buyer Entities.

Section 6.09       Breach of Covenants.

(a)           If any Seller Party breaches, or threatens to commit a breach of, any of the provisions of Section 6.03, each of the Buyer Entities shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction without the requirement to post bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to any Buyer Entity and that money damages pursuant to Section 9.03 may not provide an adequate remedy to such Buyer Entity.

(b)           If any Seller Party breaches, or threatens to commit a breach of, any of the provisions of Section 6.07 or Section 6.08, each of the Buyer Entities shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such Buyer Entity under law or in equity:

(i)           the right and remedy to have such provision specifically enforced by any court having jurisdiction without the requirement to post bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to any Buyer Entity and that money damages may not provide an adequate remedy to such Buyer Entity; and

(ii)          the right and remedy to recover from the Seller Parties, jointly and severally, all monetary damages suffered by the Buyer Entities as the result of any acts or omissions constituting a breach of Section 6.07 or Section 6.08.

(c)           Each of the Seller Parties acknowledges that the restrictions contained in Section 6.03, Section 6.07 or Section 6.08 are reasonable and necessary to protect the legitimate interests of the Buyer Entities and constitute a material inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.03, Section 6.07 or Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in Section 6.03, Section 6.07 or Section 6.08 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.10       Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party hereto shall reasonably cooperate with the other parties hereto and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The Seller Parties shall use commercially reasonable efforts to give all required notices to, and obtain all required consents from, all third parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including those described in Section 4.03 of the Disclosure Schedules.

Section 6.11       Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12       Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and the Seller Parties’ Representative. Thereafter, and subject to the provisions of Section 6.03, unless and until a Heelys Adverse Recommendation Change has occurred in accordance with Section 6.03(e), so long as this Agreement is in effect, none of the Seller Parties or the Buyer Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 6.12 shall limit a party’s ability to make any disclosure required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Authority.

Section 6.13       Receivables. From and after the Closing, if any of the Seller Parties or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller Party shall remit such funds to the Applicable Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if any of the Buyers or any of their respective Affiliates receives or collects any funds relating to any Excluded Asset, such Buyer shall remit any such funds to the Applicable Seller Party within five (5) Business Days after its receipt thereof.

Section 6.14       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by the Seller Parties and one-half by Buyers. Buyers shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Seller Parties shall cooperate with respect thereto as necessary), and Buyers and the Seller Parties shall each bear and pay one-half of any out-of-pocket fees and expenses relating to the preparation of any such Tax Return or document.

Section 6.15       Reasonable Access to Retained Books and Records.  Each party agrees to provide the other party reasonable access at reasonable times to any books or records retained by such party relating to the Purchased Assets and the Business prior to the Closing Date.

Section 6.16       Cash Retention.  Prior to the payment of the Final Working Capital Adjustment, Heelys Parent shall maintain available funds sufficient to pay all Excluded Liabilities of the Seller Parties when they become due plus immediately available funds equal to at least $5,000,000.

Section 6.17       Voting Agreements.  Heelys Parent shall not take any action or agree to take any action, and it shall cause its Affiliates not to take any action or agree to take any action, that would contravene or otherwise frustrate the intent of the Voting Agreements.

Section 6.18       SEC Filings.  Up to and through the Closing Date, Heelys Parent shall file or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements with the SEC, including any required Other Filings and any quarterly financial data on Form 8-K in accordance with past practice.

Section 6.19       Intercompany Licensing and Distribution Agreements.  Prior to or at the Closing, the Seller Parties shall terminate (i) all intercompany Contracts that provide for the licensing of any rights with respect to any Intellectual Property Assets or Intellectual Property Licenses and (ii) all intercompany Contracts relating to distribution.  For the avoidance of doubt, an “intercompany Contract” shall refer to any Contract to which the parties are exclusively Seller Parties.

Section 6.20       Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
Conditions to Closing

Section 7.01       Conditions to Obligations of the Buyer Entities. The obligations of the Buyer Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (other than (i) those representations and warranties of the Seller Parties that are qualified as to materiality, including each reference to the defined term “Material Adverse Effect,” each of which will be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except as consented to in writing by Buyer with respect to any change, event or condition set forth in Section 4.06 hereof which occurs after the date of this Agreement), except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(b)           The Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, including each reference to the defined term “Material Adverse Effect,” the Seller Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)           All approvals, consents and waivers, including the Heelys Stockholder Approval and those approvals, consents and waivers set forth on Annex D, that are necessary to consummate the transactions contemplated hereby and the other Transaction Documents shall have been received, other than those approvals, consents and waivers the failure of which would not result in a Material Adverse Effect or materially adversely affect the Seller Parties’ ability to perform their respective obligations under this Agreement.

(e)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)            The Seller Parties’ Representative shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)           There shall be no Encumbrances relating to the Purchased Assets, other than Permitted Encumbrances.

(h)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller Parties’ Representative, that each of the conditions set forth in Sections 7.01(a), (b), (c) and (e) have been satisfied (the “Seller Parties’ Representative’s Officer’s Certificate”).

(i)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller Parties’ Representative certifying (i) the names and signatures of the officers of each of the Seller Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder and (ii) that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or general partner, as applicable, of each of the Seller Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Seller Parties’ Representative’s Secretary’s Certificate”).

(j)            The Seller Parties’ Representative shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02       Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ Representative’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Buyer Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (other than those representations and warranties of the Buyer Parties that are qualified as to materiality, which will be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)           Buyer shall have delivered to the Seller Parties’ Representative duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)           The Seller Parties’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Buyer’s Officer’s Certificate”).

(f)           The Seller Parties’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) the names and signatures of the officers of each of the Buyer Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder and (ii) that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or the manager, as applicable, of each of the Buyer Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Buyer’s Secretary’s Certificate”).

(g)           The Heelys Stockholder Approval shall have been obtained.

(h)           Buyer shall have delivered to the Seller Parties’ Representative such other documents or instruments as the Seller Parties’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Intentionally Omitted

ARTICLE IX
Termination

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of each of the Seller Parties’ Representative and Buyer;

(b)           by Buyer by written notice to the Seller Parties’ Representative if:

(i)           None of the Buyer Parties is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the Seller Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 and such breach, inaccuracy or failure (if capable of cure) has not been cured by such Seller Party within ten (10) Business Days after Seller Parties’ Representative’s receipt of written notice of such breach from Buyer;

(ii)          any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012 (the “Drop-Dead Date”), unless such failure shall be due to the failure of the Buyer Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)         the Heelys Stockholder Approval shall not have been obtained at the Heelys Stockholders Meeting duly convened therefor or at any adjournment, recess or postponement thereof; or

(iv)         if (A) the board of directors of Heelys Parent shall have failed to include the Heelys Parent Board Recommendation in the Proxy Statement or shall have effected a Heelys Adverse Recommendation Change; (B) the board of directors of Heelys Parent shall have effected a Change of Recommendation; (C) one or more of the Seller Parties (or any of their respective Affiliates) enters into a Heelys Acquisition Agreement; (D) Heelys Parent or the board of directors of Heelys Parent shall have publicly announced its intention to do any of the foregoing other than any public statement describing developments relating to negotiations between the Buyer Parties and the Seller Parties contemplated by Section 6.03(e) and Section 6.03(f), solely to the extent required by applicable securities Laws or the rules of any applicable securities exchange (after providing the Buyer Parties with a reasonable opportunity to review and comment on such public statement and considering in good faith implementing any comments reasonably proposed by the Buyer Parties in good faith) or (E) Heelys Parent fails to hold the Heelys Stockholders Meeting within ten (10) Business Days prior to the Drop-Dead Date; or

(c)           by the Seller Parties’ Representative by written notice to Buyer if:

(i)           No Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy or failure has not been cured by such Buyer within ten (10) Business Days after Buyer’s receipt of written notice of such breach from the Seller Party’s Representative;

(ii)          any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of any of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)         the Heelys Stockholder Approval shall not have been obtained at the Heelys Stockholders Meeting promptly and duly convened therefor or at any adjournment, recess or postponement thereof; provided that none of the Seller Parties has breached in any material respects its obligations under this Agreement in any manner that proximately contributed to the failure to obtain the failure to obtain the Heelys Stockholder Approval; or

(iv)         prior to the receipt of the Heelys Stockholder Approval, in order to enter into a Heelys Acquisition Agreement that constitutes a Superior Proposal; provided that the Seller Parties pay the Termination Fee as provided for in Section 9.03; or

(d)           by Buyer or the Seller Parties’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) such termination shall not adversely affect rights of any party that accrued prior to the effective date of termination, (b) nothing in this Agreement will relieve any party from liability arising as a result of any intentional breach of this Agreement prior to such termination or as a result of fraud, criminal activity or willful misconduct and (c) this Section 9.02, Section 9.03, and Article X hereof shall survive any termination of this Agreement.

Section 9.03       Termination Fee.  If (a) Buyer terminates this Agreement pursuant to Section 9.01(b)(i) or (iv), (b) the Seller Parties’ Representative terminates this Agreement pursuant to Section 9.01(c)(iv), or (c) the Seller Parties do not consummate the transactions by the Drop-Dead Date and such failure constitutes a breach of this Agreement, or (d) Buyer terminates this Agreement pursuant to Section 9.01(b)(iii) or the Seller Parties’ Representative terminates this Agreement pursuant to Section 9.01(c)(iii), and, in the case of clauses (a), (c) or (d), at any time during the six-month period following such termination of this Agreement, one or more of the Seller Parties (or their respective Affiliates) accepts any Takeover Proposal or enters into a Heelys Acquisition Agreement, the Seller Parties shall pay to Buyer, in cash, (x) in the case of a termination described in clauses (a), (b) or (c) above, no later than five (5) Business Days after receipt of written demand, a termination fee equal to 4.25% of the aggregate consideration payable pursuant to the terms of such Takeover Proposal or Heelys Acquisition Agreement, or (y) in the case of a termination described in clause (d), no later than five (5) Business Days after the receipt of any consideration, a termination fee equal to 4.25% of any such consideration received pursuant to such Takeover Proposal or Heelys Acquisition Agreement, excluding from any such consideration, in each case, any consideration to the extent attributable to cash, cash equivalents or marketable securities being sold (the “Termination Fee”).

ARTICLE X
Miscellaneous

Section 10.01     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications (a) with respect to any of the Seller Parties shall be sent to the Seller Parties’ Representative and (b) with respect to either of the Buyer Parties shall be sent to the Buyer, in each case at the  addresses provided below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Seller Parties’ Representative:	Heelys, Inc. 3200 Belmeade Drive, Suite 100 Carrollton, TX 75006 Facsimile: (214) 224-0131 E-mail: thansen@heelys.com; cstorey@heelys.com Attention: Thomas C. Hansen and Craig D. Storey
with a copy to:	Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, TX 75201 Facsimile: (214) 999-4245 E-mail: rsarfatis@gardere.com Attention: Robert Sarfatis
If to the Buyer:	c/o The Evergreen Group Ventures, LLC Media Center, 4th Floor 1600 Rosecrans Ave. Manhattan Beach, CA 90266 Facsimile: (310) 321-7810 E-mail: jw@tegmb.com Attention: Jim Wagner
with a copy to:	Sutton, Pakfar and Courtney LLP 450 N. Roxbury Drive #700 Beverly Hills, CA 90210 Facsimile: (310) 275-0801 E-mail: ksutton@spcllp.com Attention: Keith Sutton

Section 10.03     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Exhibits and Annexes mean the Articles and Sections of, and Disclosure Schedules, Exhibits and Annexes attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) or the Annexes, the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, either of the Buyer Parties may, without the prior written consent of any of the Seller Parties, assign all or any portion of its respective rights under this Agreement to one or more of its Affiliates.

Section 10.08     No Third-Party Beneficiaries. Except for EMEA Buyer and Japanese Buyer, which are each third-party beneficiaries hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Arbitration; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           Subject to Section 10.10(c), upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term or provision of this Agreement or any of the other Transaction Documents, the subject matter hereof or thereof, or the interpretation or enforcement hereof or thereof (a “Dispute”), the parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the parties are unable to resolve the Dispute within thirty (30) days, then the parties shall submit the Dispute to confidential, final and binding arbitration in Denver, Colorado, administered by JAMS, or its successor, in accordance with the rules and procedures of JAMS then in effect and this Section 10.10(b).  The parties hereto acknowledge that Disputes include disputes about the validity, interpretation or effect of any of the Transaction Documents, or alleged violations of it.  The parties hereto agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be decided by one neutral arbitrator selected in accordance with JAMS procedures.  The parties hereto shall cooperate with JAMS and with one another in selecting such arbitrator and in scheduling the arbitration proceedings in accordance with applicable JAMS procedures.  The arbitration shall be conducted in accordance with the JAMS Comprehensive Rules.  Any party hereto may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other parties.  The parties hereto agree that they will participate in the arbitration in good faith, and that they shall share equally in all administrative costs and arbitrators’ fees associated with the arbitration, but that each party shall bear its own costs and expenses in connection with such arbitration, unless a party is ordered to pay reasonable costs and expenses pursuant to Section 10.11.  The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the terms of Section 10.05.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

(c)           Any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby that seeks equitable relief may be brought in the courts of the State of Colorado, County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 10.10(c) may be served on any party anywhere in the world.

(d)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(d).

Section 10.11     Attorneys’ Fees.  If any Action is commenced by any party hereto concerning this Agreement, including under Section 10.10, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

Section 10.12     No Survival.  Except for Sections 2.06, 2.07, 2.08, 2.09, 6.06, 6.07, 6.08, 6.09, 6.10, 6.13, 6.14, 6.15, 6.16 and 6.20 (each, a “Surviving Obligation”), each of which shall survive for the applicable statute of limitations relating thereto (or such period of time as may be expressly set forth in any such Surviving Obligation), none of the representations, warranties or covenants contained in this Agreement shall survive the Closing Date, and absent fraud or intentional misrepresentation, no party hereto shall have any right of recovery against any of the other parties hereto resulting from any breach of any representation, warranty or covenant (other than a Surviving Obligation) contained in this Agreement. For the avoidance of doubt, this Article X shall survive the Closing indefinitely.

Section 10.13     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEELYS, INC.,			THE EVERGREEN GROUP VENTURES, LLC,
a Delaware corporation			a Delaware limited liability company

By:	/s/ Thomas C. Hansen		By:	/s/ Jim Wagner
	Name:	Thomas C. Hansen		Name: Jim Wagner
	Title:	President and Chief Executive Officer		Title: Manager

HEELING SPORTS LIMITED,			TEG BRONCO ACQUISITION COMPANY, LLC,
a Texas limited partnership			a Delaware limited liability company

By:	Heeling Management Corporation		By:	TEG Bronco Holding Company, LLC
Its:	General Partner		Its:	Sole Member

By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen	By:	The Evergreen Group Ventures, LLC
	Title:	President and Chief Executive Officer	Its:	Sole Member

HEELING SPORTS EMEA SPRL,			By:	/s/ Jim Wagner
a Belgian corporation				Name: Jim Wagner
Title: Manager
By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen
	Title:	Director

HEELING SPORTS JAPAN, K.K.
a Japanese corporation

By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen
	Title:	Director

[Signature Page of Asset Purchase Agreement]

Annex B

 PLAN OF LIQUIDATION AND DISSOLUTION
OF
HEELYS, INC.

This Plan of Liquidation and Dissolution (this or the “Plan”), is intended to accomplish the complete dissolution and liquidation of Heelys, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

1. Approval and Adoption of Plan.  This Plan shall be adopted by the Company and effective when all of the following steps have been completed:

  (a)           Resolutions of the Company’s Board of Directors:  The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i)              the Board shall have deemed it advisable for the Company to be dissolved and liquidated completely;

(ii)             the Board shall have approved this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company; and

(iii)            the Board shall have determined that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company, subject to the approval of the Company’s stockholders at a special or annual meeting of the stockholders of the Company called for such purpose by the Board (the “Stockholder Approval”), (a) to sell certain of the assets of the Company and its subsidiaries, Heeling Sports Limited, a Texas limited partnership (“Heelys Texas”), Heeling Sports Limited EMEA SPRL, a Belgian corporation (“Heelys Belgium”) and Heeling Sports Japan, K.K., a Japanese corporation (“Heelys Japan”, and together with the Company, Heelys Texas and Heelys EMEA, the“Seller Parties”) to The Evergreen Group Ventures, LLC, a Delaware limited liability company (“Parent”) and TEG Bronco Acquisition Company, LLC, a Delaware limited liability company (“Buyer” and together with Parent, the “Buyer Parties”) pursuant to the terms and provisions of an Asset Purchase Agreement among the Seller Parties and the Buyer Parties (the “Asset Purchase Agreement”), or any Superior Proposal (as defined in the Asset Purchase Agreement) (the “Sale Transaction”), and (b) to approve the adoption of this Plan and, including the payment, transfer and distribution of the proceeds of the Sale Transaction and any of the Company’s assets remaining after the Sale Transaction (collectively, the “Remaining Assets”) and all liabilities and obligations of the Company remaining on the date of dissolution of the Company (collectively, the “Remaining Liabilities”) to the Company’s creditors and stockholders, as appropriate.

  (b)           Adoption of this Plan by the Company’s Stockholders.  This Plan, including the dissolution of the Company and those provisions authorizing the Board, subject to Stockholder Approval, to proceed with the Sale Transaction and payment, transfer and distribution to the Company’s creditors and stockholders, as appropriate, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose by the Board.  The date of such stockholder approval is referred to in this Plan as the “Approval Date.”

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2.           Dissolution and Liquidation Period.  Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

  (a)            the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date upon which the Certificate of Dissolution shall become effective (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve the Company;

  (b)           the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary, appropriate or desirable for the Sale Transaction and any other liquidation of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

  (c)           the negotiation and consummation of sales and conversion of all of the assets and properties of the Company remaining after the Sale Transaction into cash and/or other distribution form, including the assumption by the purchaser or purchasers of any or all liabilities of the Company; and

  (d)           the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL, including the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (ii) making such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan, including the Stockholder Approval, shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including Sections 280 and 281(a) thereof.

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3.           Authority of Officers and Directors.

 (a)           After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law.  The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan.  Adoption of this Plan shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

 (b)           Adoption of the Plan shall constitute the Company’s stockholders’ grant of full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business, (ii) to proceed with the Sale Transaction and to pay, transfer and distribute the Remaining Assets and Remaining Liabilities to the Company’s creditors and stockholders, as appropriate, or otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company, (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL, (iv) to prepare and give such notices and make such filings under federal and state securities laws and the rules of The Nasdaq Stock Market as may be required to reflect this Plan, and (v) for the Board to distribute any properties and assets of the Company and all remaining funds  pro rata  to the stockholders of the Company’s common stock in accordance with the respective number of shares then held of record as of Effective Date.

4.           Conversion of Assets Into Cash and/or Other Distributable Form.

  (a)           Subject to approval by the Board and the consummation of the Sale Transaction, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the remaining assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2  above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

  (b)           Adoption of the Plan, including the Stockholder Approval, shall constitute full and complete authority for the Sale Transaction and for any other sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all such contracts for sale, exchange or other disposition.  The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.

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5.           Professional Fees and Expenses.

  (a)           It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), the DGCL, contractual arrangements or otherwise.

  (b)           In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the Sale Transaction and the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6.           Indemnification.  The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company.  The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company’s obligations.

7.           Liquidating Distributions.

  (a)           If the Sale Transaction is consummated, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the stockholders of record, at the close of business on the Effective Date, pro rata to stockholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Liquidating distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section  as soon as practicable following the filing of its Certificate of Dissolution with the Secretary of State of the State of Delaware and in any event on or prior to the tenth anniversary of the Effective Date (the “Final Distribution Date”).

4

  (b)           If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a “Contingency Reserve”), including (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) the expenses described in Section 5  above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs.  Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s stockholders no later than the Final Distribution Date.

  (c)           As provided below, distributions made pursuant to the Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  The adoption of the Plan by the Stockholder Approval shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7(c).

8.           Liquidating Trusts.  The Board may but is not required to establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust.  The Liquidating Trust may be established by agreement with one or more trustees selected by the Board.  If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board.  The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

9.           Unallocated Stockholders.  Any cash or other property held for distribution to stockholders of the Company who have not been located at the time of the final liquidation distribution shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted.  In no event shall any of such assets revert to or become the property of the Company.

5

10.           Amendment, Modification or Abandonment of Plan.  If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the Sale Transaction or the proposed dissolution of the Company, notwithstanding the Stockholder Approval of the Sale Transaction or the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining the approval of the holders of a majority of the voting power of the outstanding capital stock of the Company at a special meeting or annual meeting of the stockholders of the Company called for such purpose by the Board.  Upon the abandonment of the Plan, the Plan shall be void.

11.           Cancellation of Stock and Stock Certificates.

  (a)           After known liabilities of the Company have been paid to the full extent possible and the remaining assets of the Company, if any, have been distributed to the stockholders, the stockholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.

  (b)           On or after the close of business on the Effective Date, subject to applicable law, (i) each holder of shares of common stock of the Company shall cease to have any rights in respect thereof other than to receive distributions (if any) in accordance with this Plan, and (ii) the Company’s share transfer books shall be closed and the Company’s capital stock and stock certificates evidencing the Company’s capital stock will be treated as no longer being outstanding.

12.           Liquidation under Code Sections 331 and 336.  It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections 331 and 336 and the regulations promulgated thereunder.

13.           Filing of Tax Forms.  The officers of the Company are authorized and directed, within thirty (30) days after the Approval Date, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

14.           Defined Term.  In this Plan “including” shall mean “including, without limitation.”

6

Annex C

October 20, 2012

Board of Directors
Heelys, Inc.
3200 Belmeade Drive, #100
Carrollton, TX 75006

Member of the Board of Directors:

Roth Capital Partners, LLC (“Roth”) understands that The Evergreen Group Ventures, LLC, a Delaware limited liability company (“Parent”) and TEG Bronco Acquisition Company, LLC, a Delaware limited liability company (“Buyer”, and together with Parent, the “Buyer Parties”) and Heelys, Inc., a Delaware corporation (“Heelys Parent”), Heeling Sports Limited, a Texas limited partnership (“Heelys Texas”), Heeling Sports EMEA SPRL, a Belgian corporation (“Heelys EMEA”) and Heeling Sports Japan, K.K., a Japanese corporation (“Heelys Japan”, and together with Heelys Parent, Heelys Texas and Heelys EMEA, the “Seller Parties’) intend to enter into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Buyer Parties will acquire certain assets and assume certain liabilities, representing substantially all of the operations of the Seller Parties (the “Purchased Assets”), for $13,900,000 in immediately available cash (the “Purchase Price”), subject to certain pre- and post-closing adjustments (the “Transaction”).

You have asked us to render our opinion with respect to the fairness, from a financial point of view, to Heelys Parent of the Purchase Price paid for the Purchased Assets.

For purposes of the opinion set forth herein, we have, among other things, reviewed a draft of the Purchase Agreement received by us on October 19, 2012 and drafts of certain related documents, and also:

(i)	reviewed certain publicly available business and financial information of Heelys Parent that we believe to be relevant to our inquiry;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Purchased Assets;

(iii)	reviewed certain financial forecasts relating to the Purchased Assets prepared by the management of Heelys Parent (the “Heelys Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of the Purchased Assets with management of Heelys Parent;

(v)	reviewed the reported prices and trading activity for the common stock, par value $0.001 per share, of Heelys Parent (“Heelys Parent Common Stock”);

(vi)	compared the financial performance of the Purchased Assets with that of certain publicly traded companies we deemed relevant;

Heelys, Inc.
October 20, 2012

(vii)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	participated in discussions and negotiations among representatives of Heelys Parent, Parent and their respective advisors;

(ix)	considered the results of efforts to solicit indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Purchased Assets; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at our opinion, with your consent, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of management of Heelys Parent that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect.  With respect to the Heelys Forecasts, we have assumed at the direction of Heelys Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Heelys Parent as to the future financial performance of the Purchased Assets.  We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions.  In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of the Purchased Assets, nor have we been furnished with any such valuation or appraisal.  In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Purchased Assets.

We also have assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Purchase Agreement and in compliance with all applicable federal, state and local statutes, rules, regulations and ordinances, that  the representations and warranties of each party in the Purchase Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof.  We have further assumed that the Purchase Agreement when signed will conform to the draft Purchase Agreement provided to us on October 15, 2012 in all respects material to our analysis, and that the Transaction will be consummated in all material respects as described in the draft Purchase Agreement provided to us.  We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed.

Our opinion addresses only the fairness, from a financial point of view, to Heelys Parent of the Purchase Price, and our opinion does not in any manner address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Purchase Price or otherwise.  Our opinion also does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Heelys Parent, the underlying business decision of Heelys Parent to proceed with the Transaction, or the effects of any other transaction in which Heelys Parent might engage.  The issuance of this opinion was approved by an authorized internal committee.  Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof.  We express no opinion as to the underlying valuation, future performance or long-term viability of Heelys Parent.  Further, we express no opinion as to what the value of the shares of Heelys Parent Common Stock actually will be upon consummation of the Transaction or the prices at which shares of Heelys Parent Common Stock will trade at any time.  It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

Heelys, Inc.
October 20, 2012

We have acted as financial advisor to Heelys Parent in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction.  We also became entitled to receive a fee upon the rendering of our opinion.  Heelys Parent has agreed to indemnify us for certain liabilities and other items arising out our engagement.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates are currently providing and may in the future provide investment banking and other financial services to Heelys Parent for which we and our affiliates would expect to receive compensation.  We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity securities of Heelys Parent, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this opinion is solely for the use and benefit of the Board of Directors of Heelys Parent (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be relied upon by any other person (including, without limitation, security holders of Heelys Parent) or used for any other purpose without our prior written consent.  This opinion should not be construed as creating any fiduciary duty on Roth’s part to any party.  This opinion is not intended to be, and does not constitute, a recommendation to Heelys Parent’s Board of Directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.  This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any  purpose, nor shall any references to Roth Capital Partners, LLC or any of its affiliates be made without  our prior written consent except that this letter may be reproduced in its entirety, if required, in a proxy statement or other form filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such filing in full and that any description of or reference to us or summary of this letter in such filing will be in a form reasonably acceptable to us and our counsel.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

It is understood that this letter is solely for the information of the Board of Directors of Heelys Parent in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Transaction.  This opinion may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Heelys, Inc.
October 20, 2012

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Purchase Price is fair to Heelys Parent, from a financial point of view.

Very truly yours,

/s/ Roth Capital Partners, LLC
Roth Capital Partners, LLC

SPECIAL MEETING OF STOCKHOLDERS OF

HEELYS, INC.

[_____________, ______________ ____], 2012
10:00 a.m. Central Daylight Saving Time
Offices of Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000, Dallas, Texas 75201

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEELYS, INC. (THE “COMPANY”) FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [_____________ _____], 2012 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Gary L. Martin and Thomas C. Hansen as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Heelys, Inc. (the “Company”) held of record by the undersigned on [_____________ ___], 2012, at the Special Meeting of Stockholders to be held on [_____________ ___], 2012, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as designated on the other side.  If no choice is specified, this proxy will be voted “FOR” each of the following:

1.	the sale of substantially all of the assets of the Company and its subsidiaries pursuant to the Asset Purchase Agreement attached as Annex A to the Proxy Statement (the “Sale”);

2.	an amendment to the Company’s Certificate of Incorporation to change its corporate name, contingent on and effective upon the consummation of the Sale;

3.
the approval of the Plan of Liquidation and Dissolution, pursuant to which the Company will be liquidated, wound up and dissolved, contingent upon the consummation of the Sale, in the form attached as Annex B to the Proxy Statement (the “Plan of Dissolution”);

4.	a non-binding, advisory proposal to approve certain executive compensation payable as a result of the Sale, as disclosed in the proxy statement; and

5.
the grant of authority to the Board of Directors of the Company (the “Board”) to adjourn the meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name and/or the Plan of Dissolution.

Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting.  The Company anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement and notice for the Special Meeting of Stockholders to be held [____________ ____], 2012.

See reverse for voting instructions.

Please detach here

THE BOARD OF DIRECTORS OF HEELYS, INC. RECOMMENDS

A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

1.
The sale of substantially all of the assets of Heelys, Inc. and its subsidiaries pursuant to, and the other transactions contemplated by, the Asset Purchase Agreement attached as Annex A to the Proxy Statement (the “Sale”):
		☐ For	☐ Against	☐ Abstain

2.	An amendment to the Company’s Certificate of Incorporation to change its corporate name, contingent on and effective upon the consummation of the Sale:	☐ For	☐ Against	☐ Abstain

3.
Approval of the Plan of Liquidation and Dissolution, pursuant to which the Company will be liquidated, wound up and dissolved, contingent upon the consummation of the Sale, in the form attached as Annex B to the Proxy Statement (the “Plan of Dissolution”):
		☐ For	☐ Against	☐ Abstain

4.	A non-binding, advisory proposal to approve certain executive compensation payable as a result of the Sale, as disclosed in the proxy statement:	☐ For	☐ Against	☐ Abstain

5.
The grant of authority to the Board of Directors of the Company (the “Board”) to adjourn the meeting, even if a quorum is present, if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Sale, the change of the Company’s name  and/or the Plan of Dissolution:
		☐ For	☐ Against	☐ Abstain

6.	In their discretion, Gary L. Martin and Thomas C. Hansen are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) of Stockholder

Please sign exactly as your name(s) appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.